Exhibit 2.2

[Final Form]

BUSINESS COMBINATION AGREEMENT

by and among

FMC TECHNOLOGIES, INC.,

FMC TECHNOLOGIES SIS LIMITED

and

TECHNIP S.A.

Dated as of [•], 2016

i

Section 4.7.	Absence of Certain Changes	29
Section 4.8.	Compliance	29
Section 4.9.	Litigation and Liabilities	30
Section 4.10.	Employee Benefits	30
Section 4.11.	Tax Matters	32
Section 4.12.	Labor Matters	33
Section 4.13.	Material Contracts	35
Section 4.14.	Intellectual Property	36
Section 4.15.	Data Protection	38
Section 4.16.	Properties and Assets	38
Section 4.17.	Environmental Matters	38
Section 4.18.	Customers and Suppliers	40
Section 4.19.	Real Property	40
Section 4.20.	Personal Property	41
Section 4.21.	Related Party Transactions	41
Section 4.22.	Takeover Statutes	41
Section 4.23.	Insurance	41
Section 4.24.	Joint Ventures	42
Section 4.25.	Anti-Corruption, Trade Sanctions, and Export Controls	42
Section 4.26.	Information in Public Filings	44
Section 4.27.	Brokers	45
Section 4.28.	Share Ownership	45
Section 4.29.	Admiralty	45

ARTICLE V

COVENANTS

Section 5.1.	Interim Operations	46
Section 5.2.	Acquisition Proposals	50
Section 5.3.	Preparation of Cross-Border Merger Terms, Registration Statement, Information Document, NYSE Listing Application and EU Listing Applications; Publications; Stockholders’ Meetings; Recommendation	54
Section 5.4.	Expert Report and Pre-Merger Certificates	59
Section 5.5.	Reasonable Best Efforts; Regulatory Filings and Other Actions	60
Section 5.6.	Access	63
Section 5.7.	Transaction Litigation	63
Section 5.8.	Publicity	64
Section 5.9.	Certain Tax Matters	64
Section 5.10.	Expenses	65
Section 5.11.	United Kingdom Stamp Taxes	65
Section 5.12.	Indemnification; Directors’ and Officers’ Insurance	66
Section 5.13.	Section 16 Matters	67
Section 5.14.	Topco Capital Increase	68
Section 5.15.	Technip Notes, and OCÉANEs	68
Section 5.16.	Preliminary Transactions; U.S. Merger Sub	69

ii

iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of [•], 2016, is by and among FMC Technologies, Inc., a Delaware corporation (“FMCTI”), FMC Technologies SIS Limited, a private limited company incorporated under the laws of England and Wales and a wholly owned subsidiary of FMCTI (“Topco”), and Technip S.A., a French société anonyme (“Technip”).

RECITALS

WHEREAS, the board of directors of FMCTI (the “FMCTI Board”), the board of directors of Topco (the “Topco Board”) and the board of directors of Technip (the “Technip Board”) previously approved, and each of FMCTI, Topco and Technip entered into, that certain Memorandum of Understanding (the “MOU”) dated as of May 18, 2016 with respect to the Mergers, as defined below, and the other transactions contemplated hereby;

WHEREAS, pursuant to the MOU, the Consultation Period and the Consideration Period (both as defined in the MOU) have expired;

WHEREAS, concurrently with the execution and delivery of the MOU, Bpifrance Participations and IFP Energies nouvelles, which together own a number of Technip Shares representing, as of April 30, 2016, approximately 7.55% of the total share capital and approximately 73.7% of all Technip Shares entitled to double voting rights of Technip, have each agreed pursuant to separate letter agreements dated at or prior to the date of the MOU (such letters, the “Shareholder Letters”) to vote their Technip Shares at the Technip Stockholders’ Meetings in favor of (a) the removal, contingent on consummation of the Technip Merger, of any double voting rights attached to their Technip Shares and (b) the Cross-Border Merger Terms and the Technip Merger unless the Technip Board has made a Change in Technip Recommendation pursuant to and in accordance with Section 5.2;

WHEREAS, each of FMCTI and Technip now desire, upon the terms and subject to the conditions set forth in this Agreement, to effect a strategic combination of their businesses through the Mergers and the other transactions contemplated hereby;

WHEREAS, FMCTI formed Topco, and each of FMCTI and Technip have determined that from and after the Merger Effective Date, Topco shall act as the parent company for their combined global businesses, formed under the laws of England and Wales (“English Law”) and domiciled and a resident for tax purposes solely in the United Kingdom with its place of effective management in London, United Kingdom, due to, among other things, the strong business, financial and market environment in the United Kingdom, the modern, flexible and consistent body of corporate law in the United Kingdom, London’s position as a major hub in the global financial and banking system, London’s central location relative to the United States and France and ease of accessibility for certain of Topco’s and its Subsidiaries’ directors, executive officers and managers, and the parties’ view that London offers an appropriate, neutral location from which the parties can best realize the anticipated strategic benefits, economies of scale and synergies of the proposed business combination;

WHEREAS, after the date hereof and prior to the completion of the Mergers (as defined below), FMCTI and Topco desire to effect the preliminary transactions set forth under the heading “Preliminary Transactions” on Section 5.16(a) of the FMCTI Disclosure Letter subject to and in accordance with Section 5.16 (collectively, the “Preliminary Transactions”), pursuant to which, among other things, FMCTI shall form, or cause its Subsidiaries to form, the Persons set forth on Section 5.16(a) of the FMCTI Disclosure Letter, including a newly formed Delaware limited liability company that will be an indirect wholly owned Subsidiary of FMCTI (“U.S. Merger Sub” and such newly formed Persons collectively, the “Transaction Entities,” and each a “Transaction Entity”), and FMCTI shall take, or cause the Transaction Entities to take, the actions necessary to consummate the Preliminary Transactions;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, following the execution and delivery of this Agreement, the Technip Board and Topco Board desire to adopt, as further described in Section 5.3(a), the cross-border merger terms (the “Cross-Border Merger Terms”) for the merger between Technip and Topco (the “Technip Merger”) in accordance with the Directive of 26 October 2005 on cross-border mergers of limited liability companies (2005/56/EC) of the European Parliament and of the Council of the European Union and, in the case of Topco, the Companies (Cross-Border Mergers) Regulations 2007 (as amended) (the “UK Merger Regulations”) and, in the case of Technip, the relevant provisions of the French Commercial Code (the “French Merger Regulations”);

WHEREAS, the Technip Board has, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Laws of France (“French Law”), and the Topco Board has, upon the terms and subject to the conditions set forth in this Agreement and in accordance with English Law, approved this Agreement and the principle of the proposed Technip Merger, whereby each issued and outstanding share, par value € 0.7625 per share, of Technip (the “Technip Shares”), other than Technip Shares owned by Technip or any direct or indirect wholly owned Subsidiary of Technip, shall be exchanged for 2.00 (the “Technip Exchange Ratio”) ordinary shares of $1.00 per share in the share capital of Topco (the “Topco Shares”);

WHEREAS, each of the FMCTI Board and the Topco Board has approved this Agreement and the principle of the merger of U.S. Merger Sub with and into FMCTI immediately following consummation of the Technip Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), whereby U.S. Merger

Sub shall merge with and into FMCTI (the “FMCTI Merger” and, together with the Technip Merger, the “Mergers”), with FMCTI surviving the FMCTI Merger as a wholly owned subsidiary of Topco, pursuant to which each share of common stock, par value $0.01 per share, of FMCTI (the “FMCTI Shares”), other than FMCTI Shares owned by FMCTI, Topco, U.S. Merger Sub or any of their respective wholly owned Subsidiaries, shall be converted into the right to receive 1.00 Topco Share (the “FMCTI Exchange Ratio”);

WHEREAS, the FMCTI Board has (a) determined that the FMCTI Merger and the other transactions contemplated by this Agreement are consistent with and will further the business strategies and goals of FMCTI, and are in the best interests of FMCTI and its stockholders and is also in the best interests of FMCTI’s other stakeholders and employees, (b) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the FMCTI Merger, and (c) determined, subject to its duties under applicable Law, to recommend that the FMCTI stockholders adopt this Agreement and the transactions contemplated by this Agreement (such recommendation, the “FMCTI Recommendation”);

WHEREAS, prior to the execution hereof, the Technip Board has (a) determined that the Technip Merger and the other transactions contemplated by this Agreement are consistent with and will further the business strategies and goals of Technip, and are in the best interests of Technip, its stockholders, employees and other stakeholders, (b) approved the entry into this Agreement and the transactions contemplated by this Agreement, including the Technip Merger, and (c) determined, subject to its duties under applicable Law, to recommend that the Technip stockholders approve the Cross-Border Merger Terms and the transactions contemplated thereby and by this Agreement (such recommendation, the “Technip Recommendation”);

WHEREAS, each of the sole stockholder of Topco and the Topco Board has determined that the Technip Merger and the other transactions contemplated by this Agreement are consistent with and will further the business strategies and goals of Topco, and are in the best interest of Topco and its sole stockholder, and has approved this Agreement and the transactions contemplated hereby, including the Technip Merger;

WHEREAS, for French Tax purposes, it is intended that the Technip Merger shall qualify as a “merger” within the meaning of Article 210-0 A of the French Tax Code (Code général des impôts) (the “French Tax Code”) and English Law and shall benefit from (a) the favorable corporate income tax merger regime provided for by Article 210 A of the French Tax Code in accordance with the provisions of Articles 210 B-3 and 210 C-2 of the French Tax Code, (b) the transfer tax regime applying to mergers pursuant to Article 816 of the French Tax Code, (c) the roll-over regime provided for by Article 38-7 bis and 150-0 B of the French Tax Code, (d) the regime provided for by Article 115-1 and 121 of the French Tax Code, and (e) the VAT regime provided for by Article 257-bis of the French Tax Code (collectively, the “Technip Intended French Tax Treatment”);

WHEREAS, this Agreement shall constitute an “agreement of merger” for purposes of both Section 251 of the DGCL and Section 209 of the DLLCA; and

WHEREAS, each of the parties desires to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

THE MERGERS

Section 1.1. Appointment of Exchange Agent. As promptly as possible following the date hereof, Topco shall appoint a United States bank or trust company or other independent financial institution in the United States reasonably satisfactory to FMCTI and Technip (the “Exchange Agent”) to act, among other things, as exchange agent for the FMCTI Merger and to deliver the FMCTI Merger Consideration to former stockholders of FMCTI. If reasonably agreed by FMCTI and Technip, the Exchange Agent shall also act as exchange agent for the Technip Merger and deliver the Technip Merger Consideration to former stockholders of Technip. If FMCTI and Technip reasonably agree to appoint a third party to act as exchange agent for the Technip Merger and deliver the Technip Merger Consideration to former stockholders of Technip, then (i) as promptly as possible following the date hereof, Topco shall appoint a bank or trust company or other independent financial institution reasonably satisfactory to FMCTI and Technip to act as exchange agent for the Technip Merger and deliver the Technip Merger Consideration to former stockholders of Technip and (ii) all references herein to the “Exchange Agent” shall be deemed to refer to the applicable exchange agent. The parties shall enter into an exchange agent agreement with the Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement.

Section 1.2. The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with English Law and French Law, as applicable, at the Technip Effective Time, the Technip Merger shall occur, upon the consummation of which Technip shall be merged with and into Topco, and without any additional action on the part of Technip, the separate corporate existence of Technip shall thereupon cease and Topco shall continue as the surviving company in the Technip Merger. The Technip Merger shall have the effects set forth in this Agreement, the Cross-Border Merger Terms and the applicable provisions of the UK Merger Regulations and the French Merger Regulations. Without limiting the generality of the foregoing and subject to applicable Law, from and after the Technip Effective Time all of the property, rights, privileges, immunities, powers and franchises of Technip and Topco shall vest in Topco and all of the debts, liabilities and duties of Technip and Topco shall become the debts, liabilities and duties of Topco.

(b) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and DLLCA, at the FMCTI Effective Time, the FMCTI Merger shall occur, upon the consummation of which U.S. Merger Sub shall be merged with and into FMCTI, the separate corporate existence of U.S. Merger Sub shall thereupon cease and FMCTI shall continue as the surviving corporation (the “FMCTI Merger Surviving Corporation”). The FMCTI Merger shall be preceded by, and shall be conditioned on the completion of, the Technip Merger. As a result of the FMCTI Merger, FMCTI shall become a wholly owned, indirect Subsidiary of Topco. The FMCTI Merger shall have the effects specified in the DGCL and DLLCA. Without limiting the generality of the foregoing, from and after the FMCTI Effective Time, the FMCTI Merger Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of FMCTI and U.S. Merger Sub, all as provided under the DGCL and DLLCA. At the FMCTI Effective Time, the certificate of incorporation of FMCTI as in effect immediately prior to the FMCTI Effective Time shall be the certificate of incorporation of the FMCTI Merger Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The name of the FMCTI Merger Surviving Corporation immediately after the FMCTI Effective Time shall be “FMC Technologies, Inc.”. At the FMCTI Effective Time, the FMCTI bylaws in effect immediately prior to the FMCTI Effective Time shall be the bylaws of the FMCTI Merger Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. Subject to applicable Law, as of the FMCTI Effective Time, the directors of U.S. Merger Sub immediately prior to the FMCTI Effective Time shall be the directors of the FMCTI Merger Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the FMCTI Merger Surviving Corporation. As of the FMCTI Effective Time, the officers of U.S. Merger Sub immediately prior to the FMCTI Effective Time shall be the officers of the FMCTI Merger Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the FMCTI Merger Surviving Corporation.

Section 1.3. Closing. Subject to and in compliance with Section 5.5(a), Section 5.19 and Section 5.20, the parties shall each use their respective reasonable best efforts to obtain the Technip Merger Order and, subject to (i) the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) and (ii) neither FMCTI nor Technip having been advised by either of the counsel listed in Section 7.2(e) that, based on circumstances at such time or which are reasonably anticipated to be present at the expected Merger Effective Date, such counsel would be unable to render the opinion described in Section 7.2(e) at the expected Merger Effective Date, Topco and Technip will appear by counsel reasonably satisfactory to the parties (the “Technip Merger Counsel”) at a hearing to seek an order of the High Court of England and Wales (the “English Court”) under Regulation 16 of the UK Merger Regulations (the “Technip Merger Order”) which fixes a time and date agreed by the parties and the English Court as the effective date of the Technip Merger that is on a Sunday that is not earlier than the twenty-first (21st) calendar day after the day on which the Technip Merger Order is made by the English Court (such date the “Merger Effective Date”). The date on which the Technip Merger Order is obtained shall be the “Closing Date,” and the time at which the English

Court issues the Technip Merger Order shall be the “Closing.” Following the receipt of the Technip Merger Order, the parties shall not take any action to amend, modify, rescind or terminate the Technip Merger Order without the prior written consent of the other parties; provided that if this Agreement is terminated prior to the Technip Effective Time and after the receipt of the Technip Merger Order, the parties agree to take all action necessary or desirable to cause the elimination of the Technip Merger Order prior to the Technip Effective Time.

Section 1.4. Effective Time.

(a) The parties shall make or cause to be made all filings and recordings required by English Law and French Law in connection with the Technip Merger, including the filing of the Technip Merger Order with the Registrar of Companies in England and Wales (the “Registrar”), as required in accordance with applicable Law as promptly as practicable following the grant by the English Court of the Technip Merger Order.

(b) Subject to the terms and conditions set forth in this Agreement, on the date on which the Technip Merger Order is obtained, and as soon as practicable after such time, and in no event prior thereto, FMCTI shall file a certificate of merger relating to the FMCTI Merger (the “FMCTI Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and DLLCA and shall make all other filings or recordings required under the DGCL and DLLCA, which FMCTI Certificate of Merger shall specify the FMCTI Effective Time contemplated by Section 1.4(c); provided that if this Agreement is terminated prior to the Technip Effective Time and after the filing of the FMCTI Certificate of Merger, the parties agree to take all action necessary or desirable to cause the withdrawal of the FMCTI Certificate of Merger prior to the FMCTI Effective Time.

(c) The Mergers shall become effective sequentially (i) with the Technip Merger Order providing that the Technip Merger shall become effective on the Merger Effective Date at the time of 23:58 hours Paris Time (or such other time as Topco and Technip shall agree and as shall be specified in the Technip Merger Order), such time being the “Technip Effective Time” and (ii) with the Delaware Certificate of Merger providing that the FMCTI Merger shall become effective on the Merger Effective Date at the time that is one (1) minute after the Technip Effective Time (or such other time as FMCTI and Technip shall agree and as shall be specified in the FMCTI Certificate of Merger, and in no event prior to Technip Effective Time), such time being the “FMCTI Effective Time”.

Section 1.5. Effect of the Technip Merger on Technip Shares and Topco Shares.

(a) As a result of the Technip Merger and without any action on the part of Topco, Technip, or the holder of any capital stock of Topco or Technip, at the Technip Effective Time:

(i) Technip Share Allotment. Topco shall allot and issue, for each issued and outstanding Technip Share at the Technip Effective Time (other than Technip Shares that are held in the treasury of Technip or owned by Technip or any direct or indirect wholly owned Subsidiary of Technip, as of immediately prior to the Technip Effective Time (each, an “Excluded Technip Share”)), the Technip Exchange Ratio of a validly issued, fully paid and non-assessable Topco Share, having the terms set forth in the Topco Articles of Association (the “Technip Merger Consideration”).

(ii) Excluded Technip Shares. Each Excluded Technip Share shall immediately following the Technip Effective Time be cancelled and shall cease to exist, with no consideration being paid with respect thereto.

(iii) Conversion of Technip Shares. As of the Technip Effective Time, all Technip Shares shall no longer be outstanding, shall cease to exist and each book-entry position with depositary intermediaries (including CACEIS – CT, the Technip Group registrar) participating in the centralized depositary and clearing system managed by Citibank Shareholder Services (the “Technip Depositary”) previously representing any such shares shall thereafter represent Topco Shares allotted for such Technip Shares in the Technip Merger in accordance with Section 1.5(a)(i).

(iv) Conversion of Capital Stock of Topco. Each Topco Share issued and outstanding immediately prior to the Technip Effective Time shall be redesignated as deferred shares and/or repurchased by Topco as of the Technip Effective Time (and with the Topco Board being authorized to cancel any repurchased Topco Shares, if desirable, such that those Topco Shares shall cease to exist), with no consideration being paid with respect thereto.

(b) Unclaimed Funds. Any former stockholders of Technip who have not complied with this Section 1.5 prior to the date that is 180 days after the Technip Effective Time shall be limited to a claim against Topco for delivery of such former stockholder’s Topco Shares and payment of any dividends and other distributions in respect of Topco Shares of such stockholder payable and/or issuable pursuant to this ARTICLE I upon delivery to the Exchange Agent of the applicable certificates formerly representing the Technip Shares (or other similar instruments) or written instructions for the transfer and cancellation of any entry in the records of Technip or its transfer agent formerly representing the Technip Shares, in each case, without any interest thereon. Notwithstanding the foregoing, none of Topco, Technip, FMCTI, U.S. Merger Sub, the Exchange Agent or any other Person shall be liable to any former holder of Technip Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 1.6. Effect of the FMCTI Merger on FMCTI Shares; FMCTI Merger Exchange.

(a) As a result of the FMCTI Merger and the transactions contemplated by Section 1.3 and without any additional action on the part of FMCTI, U.S. Merger Sub or the holders of any capital stock of FMCTI or U.S. Merger Sub, at the FMCTI Effective Time:

(i) FMCTI Merger Consideration. Topco shall allot and issue for each FMCTI Share issued and outstanding immediately prior to the FMCTI Effective Time (other than each Excluded FMCTI Share), and each such FMCTI Share shall automatically be converted (and shall no longer be outstanding and shall cease to exist) into the right to receive as of the FMCTI Effective Time, the FMCTI Exchange Ratio of a fully paid and non-assessable Topco Share, having the terms set forth in the Topco Articles of Association (such number of Topco Shares, the “FMCTI Merger Consideration” and, together with the Technip Merger Consideration, the “Merger Consideration”). “Excluded FMCTI Share” means each FMCTI Share that as of immediately prior to the FMCTI Effective Time is (i) held in the treasury of FMCTI, or (ii) owned by Topco, U.S. Merger Sub, or any direct or indirect wholly owned subsidiaries of FMCTI, but not including any FMCTI Shares that are held in a grantor trust for the benefit of FMCTI Service Providers.

(ii) Excluded FMCTI Shares. Each Excluded FMCTI Share issued and outstanding immediately prior to the FMCTI Effective Time shall immediately following the FMCTI Effective Time be cancelled and shall cease to exist, with no consideration being paid with respect thereto.

(iii) Conversion of U.S. Merger Sub Shares. As of the FMCTI Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of U.S. Merger Sub issued and outstanding immediately prior to the FMCTI Effective Time shall automatically be converted into the right to receive one fully paid and non-assessable share of common stock, par value $0.01, of the FMCTI Merger Surviving Corporation, which shares at such time shall comprise the only outstanding shares of capital stock of the FMCTI Merger Surviving Corporation.

(b) In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of FMCTI Shares in connection with the FMCTI Merger.

(c) At the FMCTI Effective Time, subject to any modification in accordance with Section 5.16(a), the actions contemplated under the heading “Other Actions To Be Taken In Connection With the FMCTI Effective Time” in Section 5.16(a) of the FMCTI Disclosure Letter shall be consummated.

Section 1.7. Effect of the Mergers on Options and Awards.

(a) Effect of the Technip Merger on Technip Stock Awards.

(i) Each option to purchase or subscribe for Technip Shares (a “Technip Stock Option”) granted under the employee and director stock plans of Technip (the “Technip Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Technip Effective Time shall cease to represent a right to acquire Technip Shares and shall be converted, at the Technip Effective Time, into an option to purchase Topco Shares (a “Topco Stock Option”) on the same terms and conditions as were applicable to such Technip Stock Option immediately prior to the Technip Effective Time, except as adjusted hereby. The number of Topco Shares subject to each such Topco Stock Option shall be equal to the product (rounded down to the nearest whole number) of (A) the number of Technip Shares subject to such Technip Stock Option immediately prior to the Technip Effective Time and (B) the Technip Exchange Ratio, and each such Topco Stock Option shall have an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per Technip Share of such Technip Stock Option immediately prior to the Technip Effective Time divided by (y) the Technip Exchange Ratio; provided, however, that the exercise price and the number of Topco Shares subject to such Topco Stock Option will be determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable.

(ii) Each award of performance restricted stock units relating to Technip Shares granted under the Technip Stock Plans (any such award a “Technip Equity Right” and such awards together with the Technip Stock Options, the “Technip Stock Awards”) that is outstanding immediately prior to the Technip Effective Time shall cease to relate to or represent a right to receive Technip Shares and shall be converted, at the Technip Effective Time, into a right relating to or to receive Topco Shares (a “Topco Equity Right” and, together with the Topco Stock Options, “Topco Stock Awards”) of the same type and on the same terms and conditions (including any minimum vesting and/or holding period with respect to the shares delivered upon vesting of such awards) as were applicable to the corresponding Technip Equity Right immediately prior to the Technip Effective Time, except as adjusted hereby. The number of Topco Shares covered by each such Topco Equity Right shall be equal to the product (rounded down to the nearest whole number) of (A) the number of Technip Shares subject to the Technip Equity Right immediately prior to the Technip Effective Time and (B) the Technip Exchange Ratio. Any minimum holding period applicable to the Technip Shares delivered upon the vesting of the Technip Equity Rights prior to the Technip Effective Time shall continue for the same duration with respect to the Topco Shares for which such Technip Shares are exchanged, to the extent required by applicable Law.

(iii) To the extent any Technip Stock Award is, immediately prior to the Technip Effective Time, subject to any performance-based vesting or other performance conditions, the Technip Board, or an applicable committee thereof, may, prior to the Technip Effective Time and in consultation with FMCTI, make such equitable adjustments, if any, to the applicable vesting terms, performance goals or conditions relating to such Technip Stock Awards, as the Technip Board (or such committee, as applicable) may determine to be necessary or appropriate as a result of the consummation of the Mergers, which equitable adjustments shall take effect upon and be subject to the consummation of the Mergers; provided, that (A) any such adjustments that would reasonably be expected to (I) result in material Taxes (including social charges) being imposed on the Technip Group, (II) accelerate delivery of unrestricted Technip Shares, if such acceleration would be prohibited by applicable Law or (III) adversely impact the ability of either of the counsel listed in Section 7.2(e) to render the opinion described in Section 7.2(e) at the expected Merger Effective Date, in each case, shall require the consent of FMCTI, and (B) all such adjustments will be made subject to and in accordance with the terms and conditions of the Technip Stock Plans and the Technip Stock Awards.

(iv) As soon as practicable after the Technip Effective Time, Topco shall deliver to the holders of Technip Stock Awards appropriate notices setting forth such holders’ rights pursuant to the respective Technip Stock Awards and stating that such Technip Stock Awards and the agreements relating thereto have been assumed by Topco and shall continue in effect on the same terms and conditions (subject to the adjustments required or permitted by Section 1.7(a) after giving effect to the Technip Merger and the terms of the Technip Stock Plans and any adjustments required by applicable Law).

(v) Prior to the Technip Effective Time, Technip shall take all necessary actions for the treatment of Technip Stock Awards under this Section 1.7(a); provided that such actions shall expressly be conditioned upon the consummation of the Mergers and the other transactions contemplated hereby and shall be of no effect if this Agreement is terminated. Topco shall be authorized to issue a number of Topco Shares at least equal to the number of Topco Shares that will be subject to Topco Stock Awards as a result of the actions contemplated by this Section 1.7(a), by authorizing the issuance of such shares and taking any other appropriate corporate action, and if the parties agree in good faith that it is reasonably necessary for the purposes of assisting in the administration and settling of any Topco Stock Awards and any Topco equity incentive plan, the establishment and settlement of an employee benefit trust.

(b) Effect of the FMCTI Merger on FMCTI Stock Awards.

(i) Each option to purchase or subscribe for FMCTI Shares (a “FMCTI Stock Option”) granted under the Amended and Restated FMCTI Incentive Compensation and Stock Plan and all subplans thereof (the “FMCTI Stock Plan”), whether vested or unvested, that is outstanding immediately prior to the FMCTI Effective Time shall cease to represent a right to acquire FMCTI Shares and shall be converted, at the FMCTI Effective Time, into a Topco Stock Option on the same terms and conditions as were applicable to such FMCTI Stock Option immediately prior to the FMCTI Effective Time, except as adjusted hereby. The number of Topco Shares subject to each such Topco Stock Option shall be equal to the product (rounded down to the nearest whole number) of (A) the number of FMCTI Shares subject to such FMCTI Stock Option immediately prior to the FMCTI Effective Time and (B) the FMCTI Exchange Ratio, and each such Topco Stock Option shall have an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per FMCTI Share of such FMCTI Stock Option immediately prior to the FMCTI Effective Time divided by (y) the FMCTI Exchange Ratio; provided, however, that the exercise price and the number of Topco Shares subject to such Topco Stock Option will be determined in a manner consistent with the requirements of Section 409A of the Code to the extent applicable.

(ii) Each award of restricted stock units or performance restricted stock units relating to FMCTI Shares granted under the FMCTI Stock Plan that is outstanding immediately prior to the FMCTI Effective Time and that would vest and become payable pursuant to its terms at the FMCTI Effective Time (each such award, a “Vested FMCTI Equity Right”) shall immediately vest and be earned and payable pursuant to its terms and this Section 1.7(b)(ii) immediately prior to the FMCTI Effective Time and the holder of any such Vested FMCTI Equity Right shall receive FMCTI Shares in complete settlement thereof immediately prior to the FMCTI Effective Time in the form of FMCTI Book-Entry Interests to be held by The Depository Trust Company. The FMCTI Shares received upon settlement of such Vested FMCTI Equity Right shall be treated in a manner consistent with Section 1.6.

(iii) Each award of restricted stock units relating to FMCTI Shares granted under the FMCTI Stock Plan that is outstanding immediately prior to the FMCTI Effective Time and that is not a Vested FMCTI Equity Right (each such award, an “Unvested FMCTI Equity Right” and, collectively with the Vested FMCTI Equity Rights, the “FMCTI Equity Rights”) shall cease to relate to or represent a right to receive FMCTI Shares and shall be converted, at the FMCTI Effective Time, into a Topco Equity Right of the same type and on the same terms and conditions (including any minimum vesting and/or holding period with respect to the shares delivered upon vesting of such awards) as were applicable to the corresponding Unvested FMCTI Equity Right immediately prior to the FMCTI Effective Time, except as adjusted hereby. The number of Topco Shares covered by each such Topco Equity Right shall be equal to the product (rounded down to the nearest whole number) of (x) the number of FMCTI Shares subject to the Unvested FMCTI Equity Right immediately prior to the FMCTI Effective Time and (y) the FMCTI Exchange Ratio. Any minimum holding period applicable to the FMCTI Shares delivered upon the vesting of the Unvested FMCTI Equity Rights prior to the FMCTI Effective Time shall continue for the same duration with respect to the Topco Shares for which such FMCTI Shares are exchanged, to the extent required by applicable Law.

(iv) To the extent any Unvested FMCTI Equity Right or unvested FMCTI Stock Option (collectively, the “Unvested FMCTI Stock Awards”) is, immediately prior to the FMCTI Effective Time, subject to any performance-based vesting or other performance conditions, the FMCTI Board, or an applicable committee thereof, may, prior to the FMCTI Effective Time and in consultation with Technip, make such equitable adjustments, if any, to the applicable performance goals or conditions relating to such Unvested FMCTI Stock Awards, as the FMCTI Board (or such committee, as applicable) may determine to be necessary or appropriate as a result of the consummation of the Mergers, which equitable adjustments shall take effect upon and be subject to the consummation of the Mergers; provided, that (A) any such adjustments that would reasonably be expected to (I) result in material Taxes (including social charges) being imposed on the FMCTI Group, (II) accelerate delivery of unrestricted FMCTI Shares, if such acceleration would be prohibited by applicable Law or (III) adversely impact the ability of either of the counsel listed in Section 7.2(e) to render the opinion described in Section 7.2(e) at the expected Merger Effective Date, in each case, shall require the consent of Technip, and (B) all such adjustments will be made subject to and in accordance with the terms and conditions of the FMCTI Stock Plan and the Unvested FMCTI Stock Awards.

(v) As soon as practicable after the FMCTI Effective Time, FMCTI or Topco, as applicable, shall deliver to the holders of FMCTI Equity Rights and FMCTI Stock Options (collectively the “FMCTI Stock Awards”) appropriate notices setting forth such holders’ rights pursuant to the respective FMCTI Stock Awards and stating that (A) Vested FMCTI Equity Rights and the agreements relating thereto have been settled in FMCTI Shares in the form of FMCTI-Book Entry Interests to be held by the Depository Trust Company and have been converted into the FMCTI Merger Consideration in accordance with Section 1.6 after giving effect to the FMCTI Merger and (B) Unvested FMCTI Stock Awards and the agreements relating thereto have been assumed by Topco and shall continue in effect on the same terms and conditions (subject to the adjustments required or permitted by Section 1.7(b) after giving effect to the FMCTI Merger and the terms of the FMCTI Stock Plan).

(vi) Prior to the FMCTI Effective Time, FMCTI shall take all necessary action for the treatment of FMCTI Stock Awards under this Section 1.7(b); provided that such actions shall expressly be conditioned upon the consummation of the Mergers and the other transactions contemplated hereby and shall be of no effect if this Agreement is terminated. Topco shall be authorized to issue a number of Topco Shares at least equal to the number of Topco Shares that will be subject to Topco Stock Awards as a result of the actions contemplated by this Section 1.7(b), by authorizing the issuance of such shares and taking any other appropriate corporate action, and if the parties agree in good faith that it is reasonably necessary for the purposes of assisting in the administration and settling of any Topco Stock Awards and any Topco equity incentive plan, the establishment and settlement of an employee benefit trust.

(c) At the Technip Effective Time and the FMCTI Effective Time, as applicable, if Topco determines that it desires to do so, Topco may assume any or all of the Technip Stock Plans or the FMCTI Stock Plan. If Topco elects to so assume any Technip Stock Plan or the FMCTI Stock Plan, then, under such Technip Stock Plan or the FMCTI Stock Plan, as applicable, Topco will be entitled to grant equity or equity-based incentive awards with respect to Topco Shares, to the extent permissible under applicable Law, using the share reserves of such Technip Stock Plan or FMCTI Stock Plan, as applicable, as of the Technip Effective Time or FMCTI Effective Time, as applicable (including any Topco Shares returned to such share reserves as a result of the termination or forfeiture of a Topco Stock Award that is issued or granted in substitution of a Technip Stock Award or FMCTI Stock Award pursuant to this Section 1.7), except that: (i) shares covered by such awards will be Topco Shares; (ii) all references in such Technip Stock Plan or FMCTI Stock Plan to a number of shares will be deemed amended to refer instead to that number of Topco Shares (rounded down to the nearest whole share) as adjusted pursuant to the application of the FMCTI Exchange Ratio or Technip Exchange Ratio, as applicable; and (iii) the Topco Board or a committee thereof will succeed to the authority and responsibility of the Technip Board or FMCTI Board or any applicable committee thereof with respect to the administration of such Technip Stock Plan or FMCTI Stock Plan, as applicable.

(d) As soon as practicable following the FMCTI Effective Time, Topco shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with the United States Securities and Exchange Commission (the “SEC”) with respect to Topco Shares subject to the Topco Stock Awards held by individuals who are employees, consultants, directors or other service providers of Topco and its Subsidiaries immediately following the Merger Effective Date and, to the extent determined by Topco, any Benefit Plan that holds Topco Shares following the Merger Effective Date.

Section 1.8. Exchange of Technip Certificates and Technip Book-Entry Shares.

(a) Technip Shares shall be exchanged for Topco Shares (without interest and after giving effect to any required Tax withholdings as provided in Section 1.10) in accordance with this Agreement, the Cross-Border Merger Terms, the rules and procedures of any depositary or clearing agency through which such shares are held or traded and applicable Law.

(b) The holders of book-entry positions with depositary intermediaries participating in the Technip Depositary previously evidencing such Technip Shares outstanding immediately prior to the Technip Effective Time shall cease to have any rights with respect to Technip and such Technip Shares as of the Technip Effective Time, except as otherwise provided by Law, subject, however, to Topco’s obligation to pay any dividends or make any other distributions with a record date prior to the Technip Effective Time that may have been declared or made by Technip on such Technip Shares not in violation of the terms of this Agreement or prior to the date of the MOU and which remain unpaid at the Technip Effective Time. Such book-entry positions previously representing Technip Shares shall be exchanged for book-entry positions representing whole Topco Shares issued as Technip Merger Consideration pursuant to Section 1.5 (without interest and after giving effect to any required Tax withholdings as provided in Section 1.10). As of the Technip Effective Time, each Topco Share allotted as Technip Merger Consideration shall be entitled to the same rights, preferences and privileges as other Topco Shares to be issued in the FMCTI Merger, including dividend rights.

Section 1.9. Exchange of FMCTI Certificates and FMCTI Book-Entry Shares.

(a) Exchange Fund. Topco shall deposit with the Exchange Agent, for the benefit of the holders of FMCTI Shares (other than the Excluded FMCTI Shares), for exchange in accordance with this ARTICLE I, a number of Topco Shares equal to the total number of Topco Shares issuable pursuant to Section 1.6 (the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver Topco Shares contemplated to be issued pursuant to Section 1.6 out of the Exchange Fund.

(b) Exchange Procedures.

(i) Certificates. As soon as practicable after the FMCTI Effective Time (and in no event later than five (5) days after the FMCTI Effective Time), Topco shall cause the Exchange Agent to mail to each Person that was, immediately prior to the FMCTI Effective Time, a holder of record of FMCTI Shares (other than the Excluded FMCTI Shares) represented by a certificate (each a “FMCTI Certificate”): (A) an appropriate and customary letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the FMCTI Certificates shall pass, only upon delivery of the FMCTI Certificates to the Exchange Agent, and shall otherwise be in such form as Topco, FMCTI and the Exchange Agent shall reasonably agree; and (B) instructions for use in effecting the surrender of the FMCTI Certificates (or affidavits of loss in lieu of the FMCTI Certificates as provided in Section 1.9(e)) in exchange for the FMCTI Merger Consideration. Upon delivery of a duly executed letter of transmittal and surrender of a FMCTI Certificate (or affidavit of loss in lieu of the FMCTI Certificate as provided in Section 1.9(e)) to the Exchange Agent in accordance with the terms of such letter of transmittal, the holder of such FMCTI Certificate shall be entitled to receive in exchange therefor the FMCTI Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 1.10), and the FMCTI Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the FMCTI Certificates. In the event of a transfer of ownership of FMCTI Shares that is not registered in the transfer records of FMCTI, the FMCTI Merger Consideration, upon due surrender of the FMCTI Certificate, may be issued to such transferee if the FMCTI Certificate formerly representing such FMCTI Shares is presented to the Exchange Agent, accompanied by all documents reasonably required by Topco to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. Until surrendered as contemplated hereby, each FMCTI Certificate shall be deemed at any time after the FMCTI Effective Time to represent only the right to receive the FMCTI Merger Consideration (to the extent not previously paid) (in each case, without interest and after giving effect to any required Tax withholdings as provided in Section 1.10) as contemplated by this Agreement.

(ii) FMCTI Book-Entry Interests. Notwithstanding anything to the contrary contained in this Agreement, no holder of rights to an entry in the records of FMCTI or its transfer agent representing FMCTI Shares (the “FMCTI Book-Entry Interests”) shall be required to deliver a FMCTI Certificate or, in the case of holders of FMCTI Book-Entry Interests held through The Depositary Trust Company, an executed letter of transmittal to the Exchange Agent to receive the FMCTI Merger Consideration that such holder is entitled to receive pursuant to this ARTICLE I. In lieu thereof, each holder of record of one or more FMCTI Book-Entry Interests held through The Depositary Trust Company whose FMCTI Shares were converted into the right to receive the FMCTI Merger Consideration shall automatically upon the FMCTI Effective Time be entitled to receive, and Topco shall cause the Exchange Agent to pay and deliver as promptly as practicable after the FMCTI Effective Time, in respect of each such FMCTI Book-Entry Interest the FMCTI Merger Consideration (in each case, without interest and after giving effect to any required Tax withholdings as provided in Section 1.10), and such FMCTI Book-Entry Interests of such holder shall forthwith be cancelled. As soon as practicable after the FMCTI Effective Time (and in no event later than five (5) days after the FMCTI Effective Time), Topco shall cause the Exchange Agent to mail to each Person that was, immediately prior to the FMCTI Effective Time, a holder of record of FMCTI Book-Entry Interests not held through The Depositary Trust Company: (A) an appropriate and customary letter of transmittal, which shall be in such form as Topco and the Exchange Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the FMCTI Merger Consideration. Upon delivery of a duly executed letter of transmittal to the Exchange Agent, in accordance with the terms of such letter of transmittal the holder of such FMCTI Book-Entry Interests shall be entitled to receive in exchange therefor the FMCTI Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 1.10), and such FMCTI Book-Entry Interests so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of FMCTI Book-Entry Interests. The FMCTI Merger Consideration with respect to FMCTI Book-Entry Interests shall only be paid to the Person in whose name such FMCTI Book-Entry Interests are registered. Until paid or surrendered as contemplated hereby, each FMCTI Book-Entry Interest shall be deemed at any time after the FMCTI Effective Time to represent only the right to receive the FMCTI Merger Consideration as contemplated by this Agreement.

(c) Transfer Books; No Further Ownership Rights in Shares. At the FMCTI Effective Time, the stock transfer books of FMCTI shall be closed and thereafter there shall be no further registration of transfers of FMCTI Shares on the records of FMCTI. From and after the FMCTI Effective Time, the holders of FMCTI Certificates and FMCTI Book-Entry Interests representing FMCTI Shares outstanding immediately prior to the FMCTI Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law, subject, however, to the FMCTI Merger Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the FMCTI Effective Time that may have been declared or made by FMCTI on such FMCTI Shares not in violation of the terms of this Agreement or prior to the date of the MOU and which remain unpaid at the FMCTI Effective Time. If, after the FMCTI Effective Time, FMCTI Certificates representing FMCTI Shares are presented to Topco for any reason, they shall be cancelled and exchanged for the FMCTI Merger Consideration as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. At any time following one (1) year after the Merger Effective Date, Topco shall be entitled to require the Exchange Agent to deliver to it, or its nominee, any Topco Shares remaining in the Exchange Fund made available to the Exchange Agent and not delivered to holders of FMCTI Certificates or FMCTI Book-Entry Interests, and thereafter such holders shall be entitled to look only to Topco (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the FMCTI Merger Consideration payable upon due surrender of their FMCTI Certificates or FMCTI Book-Entry Interests and compliance with the procedures in Section 1.9. If, prior to six (6) years after the Merger Effective Date (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of FMCTI Certificates or FMCTI Book-Entry Interests has not complied with the procedures in Section 1.9 to receive the FMCTI Merger Consideration to which such holder would otherwise be entitled, the FMCTI Merger Consideration to which such holder would otherwise be entitled in respect of such FMCTI Certificates or FMCTI Book-Entry Interests shall, to the extent permitted by applicable Law, become the property of Topco, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Topco, Technip, FMCTI, U.S. Merger Sub, the Exchange Agent or any other Person shall be liable to any holder of a FMCTI Certificate or FMCTI Book-Entry Interests for FMCTI Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any FMCTI Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed FMCTI Certificates, upon the making of an affidavit of that fact by the holder thereof, the FMCTI Merger Consideration payable in respect thereof pursuant to Section 1.6 hereof (after giving effect to any required Tax withholdings as provided in Section 1.10); provided, however, that Topco or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the payment of the FMCTI Merger Consideration, require the owners of such lost, stolen or destroyed FMCTI Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Topco or the Exchange Agent with respect to the FMCTI Certificates alleged to have been lost, stolen or destroyed.

(f) Distributions with Respect to Unexchanged Topco Shares. No dividends or other distributions declared or made after the FMCTI Effective Time with respect to Topco Shares with a record date after the FMCTI Effective Time shall be paid to the holder of any unsurrendered FMCTI Certificate or FMCTI Book-Entry Interest with respect to Topco Shares represented thereby, unless and until the holder of such FMCTI Certificate or FMCTI Book-Entry Interest shall surrender such FMCTI Certificate or FMCTI Book-Entry Interest. Subject to the effect of escheat, Tax or other applicable Law, following surrender of any such FMCTI Certificate, there shall be paid by Topco to the holder of the certificates representing Topco

Shares issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the FMCTI Effective Time theretofore paid with respect to such Topco Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the FMCTI Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such Topco Shares.

Section 1.10. Withholding. Each of FMCTI, Technip, Topco, the FMCTI Merger Surviving Corporation, any of their respective affiliates and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or non-United States Tax Law. To the extent that amounts are so withheld by FMCTI, Technip, Topco, the FMCTI Merger Surviving Corporation, any of their respective affiliates or the Exchange Agent, as the case may be, and paid over to the appropriate Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made.

Section 1.11. Merger Consideration Adjustment. In the event that between the date of the MOU and the FMCTI Effective Time, the outstanding Technip Shares or FMCTI Shares or securities convertible into, or exercisable or exchangeable for Technip Shares or FMCTI Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend or distribution, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein (including any exchange ratio) which is based upon the number of Technip Shares or FMCTI Shares, as the case may be, will be appropriately adjusted to provide to the stockholders of both Technip and FMCTI the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE II

GOVERNING DOCUMENTS AND

ADDITIONAL MATTERS CONCERNING TOPCO GROUP

Section 2.1. Topco Articles of Association. Prior to the Technip Effective Time, the sole stockholder of Topco shall adopt the Amended and Restated Articles of Association of Topco, substantially in the form attached hereto as Exhibit A (the “Topco Articles of Association”), to be in effect as of the Technip Effective Time, or prior to the Technip Effective Time if mutually agreed by FMCTI and Technip. The Topco Articles of Association shall remain in effect as of the FMCTI Effective Time.

Section 2.2. Distributable Reserves. The parties agree to use their commercially reasonable efforts to cause distributable reserves to be created and available to Topco, by procuring merger reserves created within Topco as a result of the Mergers to be capitalized and reduced, as soon as practicable, after the Mergers to an amount to be agreed between the parties, including taking all steps practicable prior to the Merger Effective Date to effect such reduction promptly following the Merger Effective Date.

Section 2.3. Additional Matters Concerning Topco and its Subsidiaries. Subject to the legal power of the Topco Board or the stockholders of Topco, from and after the FMCTI Effective Time, to determine otherwise, Topco and its Subsidiaries (together, following the consummation of the Mergers, the “Topco Group”) shall undertake the following, and have the following characteristics, as of and after the FMCTI Effective Time:

(a) Topco. Topco, having its legal domicile in the United Kingdom, shall, following the consummation of the Mergers, serve as a parent company for the combined businesses of FMCTI and Technip. Since its incorporation, Topco has been and, it is the intention of Topco, FMCTI and Technip that, following the completion of the transactions contemplated by this Agreement, Topco will continue to be, and will take all actions necessary to remain, tax resident solely in the United Kingdom. It is also the intention of Topco, FMCTI and Technip that, following the completion of the transactions contemplated by this Agreement, Topco will be (or will be following any required holding period) fully entitled to all the benefits under the convention for the avoidance of double taxation on income taxes ratified by the United Kingdom with the United States and with France, as the case may be. The Topco Group shall have executive offices in London, England, Houston, Texas and Paris, France, and other appropriate offices in various locations consistent with the business needs of the Topco Group, provided that, notwithstanding any other provision of this Agreement, Topco’s tax residence and place of effective management shall at all times be situated solely in the United Kingdom.

(b) Listing Matters. Prior to the Technip Effective Time, (i) FMCTI shall take all actions as may be reasonably necessary such that the de-listing of the FMCTI Shares from the NYSE and the deregistration of the FMCTI Shares under the Exchange Act shall occur promptly after the FMCTI Effective Time and (ii) Technip shall take all actions as may be reasonably necessary such that, in compliance with the rules and regulations of the French market authority, the AMF and Euronext Paris, the de-listing of the Technip Shares shall occur promptly after the Technip Effective Time.

(c) Exchange Listing and Ticker Symbol. Prior to the Technip Effective Time, Topco, FMCTI and Technip shall use their respective commercially reasonable efforts to cause Topco Shares to be issued in the Mergers and the other Topco Shares to be reserved for issuance upon exercise or settlement, as applicable, of the Topco Stock Awards pursuant to this Agreement or, if applicable, conversion of the Technip OCÉANEs, to be approved for listing on the NYSE and Euronext Paris under a ticker symbol determined in the manner set forth on Section 2.3(c) of the FMCTI Disclosure Letter (except for extensions or similar changes required to be made for purposes of Euronext Paris), subject, in each case, to official notice of issuance, prior to the Merger Effective Date. If at any time prior to the Technip Effective Time any of the parties discover that an amendment or supplement to documents or other information filed with the NYSE, the United Kingdom Listing Authority (the “UKLA”), Euronext Paris or the AMF should be filed pursuant to applicable Law, or so that any such documents or information would not include any misstatement of a material fact or any omission of any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that makes such discovery shall promptly notify the other parties and each party shall use commercially reasonable efforts to cause an appropriate amendment or supplement to be filed with the NYSE, the UKLA and Euronext Paris or the AMF, as applicable, and, to the extent required by applicable Law, to cause such information to be made public.

(d) Inclusion of Topco Shares in Indices. Prior to the Technip Effective Time, FMCTI and Technip shall use their respective commercially reasonable efforts to seek the inclusion after the FMCTI Effective Time of Topco Shares in the S&P 500 index and the CAC 40 index.

(e) Registration Resolutions. Prior to the Technip Effective Time, FMCTI and Topco shall procure the passing of resolutions of the stockholders of Topco providing for the reregistration of Topco as a public limited company.

(f) Corporate Name. As of each of the Technip Effective Time and the FMCTI Effective Time, the name of Topco shall be “TechnipFMC plc,” as reflected in the Topco Articles of Association.

ARTICLE III

BOARD AND MANAGEMENT OF TOPCO GROUP

Section 3.1. Board of Directors and Board Committees of Topco; Management of the Topco Group.

(a) Unless otherwise agreed by FMCTI and Technip, the parties shall cause the Topco Board to consist, at the Technip Effective Time, of fourteen (14) members, comprised of: (i) seven (7) members designated by FMCTI, of which six (6) shall qualify as an “independent director” under applicable rules of the NYSE, and (ii) seven (7) members designated by Technip, of which six (6) shall qualify as an “independent director” under applicable rules of the NYSE. Each of FMCTI and Technip shall deliver to the other party, at least three (3) calendar months prior to the expected Closing, a written notice listing the names of all seven (7) of its director appointees and providing any relevant information about such appointees as the other party may reasonably request. If any of the independent directors designated by Technip or FMCTI shall be unable or unwilling to serve at the Closing, Technip or FMCTI, respectively, shall promptly designate a replacement independent director and provide any relevant information about such appointee as the other party may reasonably request.

(b) At the Technip Effective Time, Thierry Pilenko shall be the Executive Chair (as defined in the Guidelines) and the Independent Lead Director (as defined in the Guidelines) shall be an individual designated by FMCTI prior to the Technip Effective Time from among FMCTI’s directors designated to serve on the Topco Board. The principal office of the Executive Chair shall be in Paris, France.

(c) At or prior to the Technip Effective Time, the Topco Board shall constitute the following committees of the Topco Board, each of which, until the expiration of the Initial Board Transition Period (as defined in the Topco Articles of Association), shall consist of an equal number of members of the Topco Board designated by FMCTI and Technip, respectively, in each case subject to applicable legal and regulatory requirements (including listing standards of applicable Self-Regulatory Organizations): (i) the Audit Committee, (ii) the Nominating and Corporate Governance Committee, (iii) the Compensation Committee and (iv) the Strategy

Committee. From the Technip Effective Time until the expiration of the Initial Board Transition Period (as defined in the Topco Articles of Association), the Compensation Committee and the Nominating and Corporate Governance Committee shall be chaired by members of the Topco Board designated by FMCTI and the Audit Committee and the Strategy Committee shall be chaired by members of the Topco Board designated by Technip. At the Technip Effective Time, Thierry Pilenko shall be the chair of the Strategy Committee.

(d) At or prior to the Technip Effective Time, the Topco Board shall adopt the Corporate Governance Guidelines of Topco, in the form attached hereto as Exhibit B (the “Guidelines”), to be in effect as of the date of listing of the Topco Shares on the NYSE and Euronext Paris.

Section 3.2. Management of the Topco Group.

(a) At the Technip Effective Time, Douglas Pferdehirt shall be the chief executive officer of Topco and shall be a director of Topco, with his principal office in Houston, Texas; Julian Waldron shall be the chief operating officer of Topco, with his principal office in Paris, France; and Maryann Mannen shall be the chief financial officer of Topco, with her principal office in Houston, Texas. Section 3.2(a) of the FMCTI Disclosure Letter sets forth the titles and principal offices of other executive officers of Topco. Except as set forth in Section 3.2(a) of the FMCTI Disclosure Letter, all executive officers of Topco (other than the Executive Chair) shall report directly to the chief executive officer of Topco.

(b) At the Technip Effective Time, (i) the global integrated R&D center of Topco shall be located in Paris, France; (ii) the principal offices and activities of the Surface business shall be located in Houston, Texas; (iii) the principal offices and activities of the Subsea Projects business shall be located in Paris, France; (iv) the principal offices and activities of the Onshore/Offshore business shall be located in Paris, France; and (v) the principal offices and activities of the Subsea Services business shall be located in Houston, Texas.

Section 3.3. Principal Offices. The parties shall cause, at the Technip Effective Time, the principal offices of Topco to be located in London, UK, Houston, Texas and Paris, France.

Section 3.4. Succession at Signing. If at the Technip Effective Time any of the persons specified below shall not be willing or are unable to serve in the capacities provided in Sections 3.1 and 3.2, the consequences shall be as follows:

(a) If Douglas Pferdehirt is unable or unwilling to serve, the powers and authority of the Chief Executive Officer at Closing shall devolve to the Executive Chair, until such time as Douglas Pferdehirt’s successor is chosen pursuant to Section I.E of the Guidelines, which process shall be initiated immediately upon the Technip Effective Time.

(b) If Thierry Pilenko is unable or unwilling to serve, the powers and authorities of the Executive Chair at Closing shall devolve to the Chief Executive Officer until such time as Thierry Pilenko’s successor is chosen pursuant to Section I.E of the Guidelines, which process shall be initiated immediately upon the Technip Effective Time.

(c) In the event any other officer specified in Section 3.2(a) (or the individuals initially designated pursuant to Section 3.2(a)) shall be unable or unwilling to serve in the capacity designated therein, such persons shall be replaced by a Special Board Approval (as defined in the Guidelines) at or as promptly as practicable following the Technip Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Except as set forth (1) in the case of any representation and warranty made by FMCTI, in the disclosure letter dated as of the date of the MOU and delivered to Technip by FMCTI on or prior to the date of the MOU (the “FMCTI Disclosure Letter”) and except as disclosed in any report, schedule, form, statement or other document of FMCTI filed with or furnished to the SEC on or after December 31, 2014 and on or prior to the Business Day immediately preceding the date of the MOU and publicly available on the Business Day immediately preceding the date of the MOU on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (EDGAR)(collectively, the “FMCTI Reports”) (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any FMCTI Report or any other disclosure in any FMCTI Report to the extent that such disclosure is predictive or forward-looking in nature), and (2) in the case of any representation and warranty made by Technip, in the disclosure letter dated as of the date of the MOU and delivered to FMCTI by Technip on or prior to the date of the MOU (the “Technip Disclosure Letter”) and except as disclosed in (x) any annual report or registration document of Technip issued on or after December 31, 2014 and on or prior to the Business Day immediately preceding the date of the MOU or any report, schedule, form, statement or other document filed with the French financial markets authority (Autorité des marchés financiers) (the “AMF”) or the Registrar of Companies in Paris (Registre du commerce et des sociétés du tribunal de commerce de Paris) on or after December 31, 2014 and on or prior to the Business Day immediately preceding the date of the MOU or (y) any investor communication or press release required to be made by any applicable Law, Governmental Entity or any Self-Regulatory Organization and that is published on or after December 31, 2014 and on or prior to the Business Day immediately preceding the date of the MOU via the “Investor Relations – Press Release” section of the website of Technip or on the website of the AMF, in each case of clauses (x) and (y), only if such annual report, communication or release or other report, schedule, form, statement or document is publicly available on the website of Technip on the Business Day immediately preceding the date of the MOU (collectively, the “Technip Reports”) (other than disclosures in the “Risk Factors,” “Forward Looking Statements” or “Risk Report” sections of any Technip Report or any other disclosure in any Technip Report to the extent that such disclosure is predictive or forward-looking in nature), each of FMCTI and Technip hereby represents and warrants to the other as set forth in this Article IV as of the date of the MOU and as of Closing (except to the extent that such representation or warranty speaks of a specific date, in which case of such date); provided that any representation or warranty in this Article IV that relates (i) specifically to FMCTI or its Subsidiaries, including Topco or any Transaction Entity, shall be deemed to be a representation or warranty made only by FMCTI to Technip or (ii) specifically to Technip or its Subsidiaries shall be deemed to be a representation or warranty made only by Technip to FMCTI.

Section 4.1. Organization, Good Standing and Qualification. Such party is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the laws of its jurisdiction of organization. Each of (i) such party’s Subsidiaries (other than, in the case of FMCTI, Topco and the Transaction Entities) is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the laws of its respective jurisdiction of organization and (ii) such party and its Subsidiaries (other than, in the case of FMCTI, Topco and the Transaction Entities) is duly qualified to do business in each jurisdiction where such qualification is necessary, except in each case where the failure when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party. Each of such party and its Subsidiaries has all requisite corporate, company or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party. Topco is and, as of Closing, each Transaction Entity shall be an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the laws of its jurisdiction of organization and duly qualified to do business in each jurisdiction where such qualification is necessary. Neither Topco nor any Transaction Entity has conducted any business other than activities incidental to its organization and the consummation of the transactions contemplated by this Agreement. Topco was, and each Transaction Entity will be as of Closing, incorporated solely for the purpose of engaging in and consummating the transactions contemplated by this Agreement.

Section 4.2. Capitalization.

(a) As of the date of the MOU, the authorized capital stock of FMCTI consists of 600,000,000 FMCTI Shares and 12,000,000 shares of preferred stock, par value $0.01 per share (the “FMCTI Preferred Stock”). At the close of business on April 30, 2016 (the “Capitalization Time”), (i) 226,518,382 FMCTI Shares were issued and outstanding, (ii) no shares of FMCTI Preferred Stock were issued and outstanding, (iii) 59,799,174 FMCTI Shares were held in treasury by FMCTI, (iv) 22,576,693 FMCTI Shares were available for issuance pursuant to the FMCTI Stock Plan, of which 4,856,913 shares were issuable upon the vesting or settlement of outstanding FMCTI Equity Rights, and (v) no FMCTI Shares were subject to any outstanding FMCTI Stock Options. From the Capitalization Time to (and including) the date of the MOU, there have been no issuances by FMCTI of shares of capital stock or voting securities of, or other equity interests in, FMCTI, other than upon the vesting or settlement of FMCTI Equity Rights, in each case outstanding at the Capitalization Time and in accordance with their terms in effect at such time.

(b) Each of the outstanding shares of capital stock or voting securities of, or other equity interests in, FMCTI are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section 4.2(a), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, stock-based units (performance based or otherwise), redemption rights, repurchase rights, agreements, arrangements, calls, profits interests, commitments or rights of any kind that obligate FMCTI to issue or sell, or which relate to or are derivative of, any shares of capital stock or voting securities of, or other equity interests in,

FMCTI or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or voting securities of, or other equity interests in, FMCTI, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding bonds, debentures, notes or other debt of FMCTI having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of FMCTI may vote or be entitled to vote. There are no voting trusts or other agreements or understandings to which FMCTI is a party with respect to the voting of capital stock or voting securities of, or other equity interests in, FMCTI.

(c) Each of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of FMCTI’s Subsidiaries (other than Topco and the Transaction Entities) is duly authorized, validly issued, fully paid and non-assessable and, except as has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on FMCTI, is owned by FMCTI or by a direct or indirect wholly owned subsidiary of FMCTI free and clear of any lien, mortgage, pledge, charge, security interest, easement, covenant, condition, restriction, option, right of first refusal, right-of-way, encroachment, occupancy right, title matter or other encumbrance or restriction on use of any kind, whether voluntarily incurred or arising by operation of Law (“Lien”). Except as set forth above or as has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on FMCTI, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, profits interests, commitments or rights of any kind that obligate FMCTI or any of its Subsidiaries to issue or sell, or which relate to or are derivative of, any shares of capital stock or voting securities of, or other equity interests in, any FMCTI Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or voting securities of, or other equity interests in, any FMCTI Subsidiary, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on FMCTI Group, there are no outstanding bonds, debentures, notes or other debt of FMCTI’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of FMCTI’s Subsidiaries may vote or be entitled to vote. Except as has not had and is not reasonably expected to have, individually or in the aggregate a Material Adverse Effect on FMCTI Group, there are no voting trusts or other agreements or understandings to which any of FMCTI’s Subsidiaries is a party with respect to the voting of capital stock or voting securities of, or other equity interests in, any of FMCTI’s Subsidiaries.

(d) As of the Capitalization Time, the share capital of Technip amounted to €90,756,779.05 and consisted of 119,025,284 Technip Shares. At the Capitalization Time, (i) 119,025,284 Technip Shares were issued and outstanding, (ii) 727,468 Technip Shares were held in treasury by Technip, (iii) 5,178,455 Technip Shares were issuable upon conversion of Technip’s €497,597,740.95 six-year bonds convertible and/or exchangeable for new or existing shares (OCÉANE) due January 1, 2017 (the “Technip OCÉANEs”); and (iv) 3,634,028 Technip Shares were reserved and available for issuance pursuant to the Technip Stock Plans, of which (A) 2,417,123 Technip Shares were issuable upon exercise of outstanding Technip Stock Options and (B) 1,216,905 Technip Shares were issuable upon vesting of outstanding Technip Equity Rights. From the Capitalization Time to (and including) the date of the MOU, there have been no issuances by Technip of shares of capital stock or voting securities of, or other equity interests in, Technip, other than the issuance of Technip Shares upon the conversion of Technip OCÉANEs, upon the exercise of Technip Stock Options or upon the vesting or settlement of Technip Equity Rights, in each case outstanding at the Capitalization Time and in accordance with their terms in effect at such time.

(e) Each of the outstanding shares of capital stock or voting securities of, or other equity interests in, Technip are duly authorized, validly issued, fully paid and non-assessable. Except (i) as set forth in Section 4.2(d) and (ii) as set forth on Section 4.2(e) of the Technip Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, stock-based units (performance-based or otherwise), redemption rights, repurchase rights, agreements, arrangements, calls, profits interests, commitments or rights of any kind that obligate Technip to issue or sell, or which relate to or are derivative of, any shares of capital stock or voting securities of, or other equity interests in, Technip or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or voting securities of, or other equity interests in, Technip, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for the Technip OCÉANEs, there are no outstanding bonds, debentures, notes or other debt of Technip having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of Technip may vote or be entitled to vote. There are no voting trusts or other agreements or understandings to which Technip is a party with respect to the voting of capital stock or voting securities of, or other equity interests in, Technip.

(f) Each of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of Technip’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and, except as has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Technip, is owned by Technip or by a direct or indirect wholly owned Subsidiary of Technip free and clear of any Lien. Except as set forth above or as has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Technip, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, profits interests, commitments or rights of any kind that obligate Technip or any of its Subsidiaries to issue or sell, or which relate to or are derivative of, any shares of capital stock or voting securities of, or other equity interests in, any Technip Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or voting securities of, or other equity interests in, any Technip Subsidiary, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Technip Group, there are no outstanding bonds, debentures, notes or other debt of Technip’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of Technip’s Subsidiaries may vote or be entitled to vote. Except as has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Technip Group, there are no voting trusts or other agreements or understandings to which any of Technip’s Subsidiaries is a party with respect to the voting of capital stock or voting securities of, or other equity interests in, any of Technip’s Subsidiaries.

(g) Section 4.2(g) of the FMCTI Disclosure Letter (in the case of FMCTI) and Section 4.2(g) of the Technip Disclosure Letter (in the case of Technip) sets forth, for each FMCTI Stock Award or Technip Stock Award, respectively, the holder, type of award, grant date, number of FMCTI Shares or Technip Shares, respectively, covered by such award, vesting schedule (including any acceleration provisions) and, if applicable, exercise price and expiration date. Five days prior to the Merger Effective Date, each party will provide the other party with a revised version of such schedule, updated as of the most recent practicable date.

(h) As of the date of the MOU and this Agreement, the issued share capital of Topco comprises £50,001 and consists of 1 ordinary share of £1.00 each and 50,000 non-voting redeemable preference shares of £1.00 each. All of the Topco Shares in issue have been duly authorized and are validly issued, fully paid and non-assessable and all of Topco Shares to be issued in connection with the transactions contemplated by this Agreement will be, at the time of issuance, duly authorized, validly issued, fully paid and non-assessable. As of Closing, each of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Transaction Entity will be duly authorized, validly issued, fully paid and non-assessable. Except as contemplated by this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, profits interests, commitments or rights of any kind that obligate Topco or any of its Subsidiaries or any other Transaction Entity to issue or sell, or which relate to or are derivative of, any shares of capital stock or voting securities of, or other equity interests in, Topco or any of its Subsidiaries or any other Transaction Entity or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or voting securities of, or other equity interests in, Topco or any of its Subsidiaries or any other Transaction Entity, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding bonds, debentures, notes or other debt of Topco having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of Topco may vote or be entitled to vote. There are no voting trusts or other agreements or understandings to which Topco is a party with respect to the voting of capital stock or voting securities of, or other equity interests in, Topco. FMCTI owns, directly or indirectly, all the outstanding shares of capital stock or voting securities of, or other equity interests in, Topco and each Transaction Entity.

Section 4.3. Corporate Authority.

(a) FMCTI has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under the MOU and this Agreement, and to consummate the FMCTI Merger and the other transactions contemplated hereby, subject only to (i) the consummation of the Preliminary Transactions and the approvals and actions of the Transaction Entities formed pursuant thereto, and (ii) in the case of the FMCTI Merger, the approval and adoption of this Agreement and the FMCTI Merger by the holders of a majority of the outstanding FMCTI Shares entitled to vote thereon (the “FMCTI Requisite Vote”). This Agreement is a valid and binding agreement of FMCTI enforceable against FMCTI in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The FMCTI Board, at a meeting duly called and held: (A) duly adopted resolutions (x) approving and declaring advisable the MOU and this Agreement and the transactions contemplated by the MOU and this Agreement, including the FMCTI Merger and (y) determining, subject to applicable Law, to recommend that the FMCTI stockholders adopt this Agreement and the transactions contemplated by this Agreement; (B) directed that this Agreement be submitted to the holders of the issued and outstanding shares of FMCTI Shares for their adoption as promptly as practicable; and (C) authorized and approved the execution, delivery and performance of the MOU and this Agreement and the transactions by FMCTI. The FMCTI Board has received the oral opinion of its financial advisor, Evercore Group L.L.C., subsequently confirmed in writing, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and limitations set forth therein, the FMCTI Exchange Ratio (after giving effect to the Technip Merger) is fair, from a financial point of view, to the holders of each outstanding FMCTI Share (other than holders of Excluded FMCTI Shares). FMCTI shall deliver a true and complete copy of such opinion to Technip promptly following the execution and delivery of the MOU or the receipt by FMCTI of such written opinion, whichever is later. Such opinion is for the benefit of the FMCTI Board and may not be relied on by Technip.

(b) Topco (subject to any actions expressly contemplated hereunder to be taken after the date hereof and prior to the Technip Effective Time) has and, as of the Closing, Topco and each Transaction Entity will have all requisite corporate power and authority and will have taken all corporate action necessary in order to authorize, deliver and perform its obligations under the MOU and this Agreement and to consummate the Mergers and the other transactions contemplated hereby. The MOU and this Agreement is a valid and binding agreement of Topco enforceable against it in accordance with its terms, subject, as to enforcement, to the Bankruptcy and Equity Exception. Each of the sole stockholder of Topco and the Topco Board has approved and authorized the MOU, this Agreement, the Mergers and the other transactions contemplated hereby and thereby (subject to the consummation of the Preliminary Transactions and approval of the Cross-Border Merger Terms pursuant to Section 5.3(a)).

(c) Technip has all requisite company power and authority and has taken all company action necessary in order to authorize, execute, deliver and perform its obligations under the MOU and, as of the date of this Agreement, this Agreement, and to consummate the Technip Merger and the other transactions contemplated hereby, subject only, in the case of the Technip Merger, to the approval of (i) the removal of the double voting rights attached to the Technip Shares continuously held in registered form by the same shareholder for a minimum of two years by a vote of the holders of at least two-thirds of the voting rights attached to the Technip Shares carrying double voting rights present at a special meeting of their holders in which at least one-third of the Technip Shares carrying double voting rights are represented and (ii) the Cross-Border Merger Terms and the Technip Merger by a vote of the holders of at least two-thirds of the voting rights attached to the Technip Shares present at a meeting of the stockholders of Technip in which at least twenty-five percent (25%) of the Technip Shares are represented, ((i) and (ii) being collectively referred to as, the “Technip Requisite Vote”). This Agreement is a valid and binding agreement of Technip, enforceable against Technip in accordance with its terms, subject, as to enforcement, to the Bankruptcy and Equity Exception. The Technip Board, at a meeting duly called and held, (i) determined that the project consisting of the Technip Merger and the other transactions contemplated by this Agreement is consistent with and will further the business objectives and goals of Technip, and is in the best interests of Technip, its stockholders, other stakeholders and, subject to the information and consultation of the Works Councils (as defined in the MOU), its employees, (ii) approved the MOU, the joint press release mutually agreed by Technip and FMCTI attached thereto and, subject to the information and consultation of the Works Councils, the project consisting of the Technip Merger and the other transactions contemplated by this Agreement, and (iii) determined, subject to its duties under applicable Law and the information and consultation of the Works Councils, to recommend that the Technip stockholders and Works Councils support the business combination transaction contemplated hereby. The Technip Board has received the opinions of its financial advisors, Goldman Sachs Paris Inc. et Cie and Rothschild & Cie, to the effect that, as of the date of such opinions, based upon and subject to the assumptions, qualifications and limitations set forth therein and taking into account the FMCTI Merger, the Technip Exchange Ratio is fair, from a financial point of view, to the holders of Technip Shares (other than holders of Excluded Technip Shares and, in connection with the opinion of Goldman Sachs Paris Inc. et Cie, FMCTI and its affiliates). Technip shall deliver a true and complete copy of each such opinion to FMCTI promptly following the execution and delivery of the MOU or the receipt by Technip of such written opinion, whichever is later. Such opinions are for the benefit of the Technip Board and may not be relied on by FMCTI.

Section 4.4. No Conflicts.

(a) Neither the execution and delivery by such party of the MOU or this Agreement, the compliance by it with all of the provisions of and the performance by it of its obligations under the MOU or this Agreement, nor the consummation of the Mergers and the other transactions contemplated hereby and thereby, (i) will conflict with, or result in a breach or violation of, a termination (or right of termination), modification, cancellation, loss of a benefit under, a requirement of consent or approval, constitute a change of control under or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a Lien on the assets of such party or any of its Subsidiaries (with or without the giving of notice or the lapse of time or both) pursuant to, or permit any other party any improvement in rights with respect to or permit it to exercise, or otherwise constitute a default under, any provision of any Contract or Permit, or result in any change in the rights or obligations of any party under any Contract or Permit, in each case to which such party or any of its Subsidiaries is a party or by which such party or any of its Subsidiaries or any of their respective assets is bound, or (ii) will result in any breach or violation of, or a default under, the provisions of the Organizational Documents of such party or any of its Subsidiaries, or any Law applicable to it, except (in the case of clause (i)) for the respective rights of Creditors under French and English Laws and such conflicts, breaches, violations, defaults, payments, accelerations, creations, permissions or changes that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on such party.

(b) The execution and delivery of, compliance with, performance under or consummation of the MOU and this Agreement shall not result in any breach or violation of, or a default under, the provisions of Topco’s or any Transaction Entity’s Organizational Documents as of Closing, except for such breaches, violations or defaults that, individually or in the aggregate, are not reasonably expected to prevent or materially impair or delay the consummation of the Mergers or any of the other transactions contemplated by the MOU or this Agreement.

Section 4.5. Governmental Approvals and Consents. Other than (a) notifications and expirations or terminations of waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), (b) the other merger control, competition law, and foreign investment law consents, registrations, approvals, authorizations and Permits set forth on Section 4.5(b) of each of the FMCTI Disclosure Letter and the Technip Disclosure Letter (subsections (a) and (b) together, the “Competition Approvals”), (c) the approvals and consents to be obtained from the SEC, the AMF, Euronext Paris or the UKLA, (d) any approvals and consents to be obtained from any Regulatory Authority in the EEA in connection with the passporting of the Admission Prospectus, (e) any Regulatory Authority to which notice is provided or from which approval is required in connection with the Preliminary Transactions, (f) the receipt and filing of the Technip Merger Order, (g) the filing of the FMCTI Certificate of Merger, (h) as required in order to comply with state or other local securities, takeover and “blue sky” laws, (i) the receipt of the MINEFI Clearance and the CFIUS Clearance and (j) such other authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications and exemptions that, if not obtained, made or given, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect on such party, no authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications and exemptions of, with or from, or other actions are required to be made by such party or any of its Subsidiaries with, or obtained by such party or any of its Subsidiaries from, any governmental or regulatory authority, agency, commission, body or other governmental or regulatory entity (including any court), United States or non-United States, French, national or supra-national, state or local, including the SEC and the other Regulatory Authorities (“Governmental Entity”) or any Self-Regulatory Organization, in connection with the execution and delivery by such party of the MOU and this Agreement, the performance by such party of its obligations hereunder or thereunder and the consummation of the transactions contemplated hereby or thereby.

Section 4.6. Reports; Financial Statements; Internal Control and Disclosure Control.

(a) Each of the FMCTI Reports and Technip Reports were (and any report of the type that would be a FMCTI Report or a Technip Report if filed prior to the date of the MOU will be) filed in a timely manner and in material compliance with all applicable Law and other requirements applicable thereto. As of their respective dates (or if amended prior to the date of the MOU, as of the date of such amendment), the FMCTI Reports and the Technip Reports complied (and any report filed after the date of the MOU and prior to the Closing of the type that would be a FMCTI Report or a Technip Report if filed prior to the date of the MOU will comply) in all material respects with the requirements under applicable Law regarding the accuracy and completeness of the disclosures contained therein.

(b) All of the audited consolidated financial statements and unaudited consolidated interim financial statements of FMCTI and its consolidated Subsidiaries included in the FMCTI Reports or any report filed after the date of the MOU and prior to the Closing of the type that would be a FMCTI Report if filed prior to the date of the MOU (collectively, the “FMCTI Financial Statements”) (i) fairly present in all material respects the consolidated financial position and the results of operations, cash flows and changes in stockholders’ equity of FMCTI and its consolidated Subsidiaries as of the dates and for the periods referred to therein, (ii) have been or will be, as the case may be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature) and (iii) have been or will be prepared from, are in accordance with and accurately reflect (or with respect to FMCTI Reports filed after the date of the MOU and prior to the Closing, will be prepared from, in accordance with and accurately reflect) the books and records of FMCTI and its consolidated Subsidiaries in all material respects.

(c) All of the audited consolidated financial statements and unaudited consolidated interim financial statements of Technip and its consolidated Subsidiaries included in the Technip Reports or any report filed after the date of the MOU and prior to the Closing of the type that would be a FMCTI Report if filed prior to the date of the MOU (the “Technip Financial Statements”) (i) give a true and fair view in all material respects of the consolidated financial position and the results of operations, cash flows and changes in stockholders’ equity of Technip and its consolidated Subsidiaries as of the dates and for the periods referred to therein, (ii) have been or will be, as the case may be, prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board (“IFRS”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature) and (iii) have been or will be prepared from, are in accordance with and accurately reflect (or with respect to Technip Reports filed after the date of the MOU and prior to the Closing, will be prepared from, in accordance with and accurately reflect) the books and records of Technip and its consolidated Subsidiaries in all material respects.

(d) Each of FMCTI and Technip maintains a system of accounting and internal controls effective to provide reasonable assurances regarding the reliability of the consolidated financial reporting and the preparation of the consolidated financial statements of such party and its consolidated Subsidiaries in accordance in all material respects with United States GAAP and the rules and regulations of the SEC, in the case of FMCTI, and in all material respects with IFRS and the rules and regulations of the AMF, in the case of Technip. Based on its most recent evaluation or survey of internal control prior to the date of the MOU, such party has disclosed to its auditors and the audit committee of the FMCTI Board or the Technip Board, as applicable, (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect such party’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in such party’s internal control over financial reporting and any such disclosures have been made available to the other party. Such party is not an “ineligible issuer” as such term is defined in Rule 405 under the Securities Act.

(e) Each of FMCTI and Technip is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE and the SEC, in the case of FMCTI, and the AMF and Euronext Paris, in the case of Technip. As of the date of the MOU, there are no outstanding or unresolved comments in any comment letters received from the staff of the SEC or the NYSE (as the case may be) with respect to the FMCTI Reports, in the case of FMCTI, and no outstanding or unresolved comments in any comment letters received from the staff of the AMF or Euronext Paris (as the case may be) with respect to the Technip Reports. To the knowledge of each of FMCTI and Technip, as of the date of the MOU none of the FMCTI Reports, in the case of FMCTI, or Technip Reports, in the case of Technip is subject to ongoing review or outstanding comment or investigation by the SEC or the NYSE, in the case of FMCTI, and the AMF or Euronext Paris, in the case of Technip.

Section 4.7. Absence of Certain Changes. Except for the Preliminary Transactions and except as disclosed in the most recent audited FMCTI Financial Statements (in the case of FMCTI) or the most recent audited Technip Financial Statements (in the case of Technip), since December 31, 2015 through the date of the MOU, (a) there has not been any Effect that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect on such party and (b) there has not been any action taken by FMCTI or Technip or any of their respective Subsidiaries that, if taken during the period between the date of the MOU through the FMCTI Effective Time, would constitute a breach of Section 5.1.

Section 4.8. Compliance. Neither such party nor any of its Subsidiaries is in conflict with, or in default or violation of, (a) any federal, state, local or provincial, municipal, foreign or common law, statute, treaty, ordinance, rule, regulation, Order, agency requirement, writ, franchise, variance, exemption, approval, certificate, notice, bylaw, standard, policy guidance, license, permit or other binding requirements, policies or instruments of any relevant jurisdiction, including in the United States, United Kingdom, France or elsewhere issued, promulgated, adopted or entered into by or with any Governmental Entity or any Self-Regulatory Organization (each, a “Law” and collectively “Laws”) or (b) any Contract to which such party or any of its Subsidiaries is a party or by which such party or any of its Subsidiaries or its or any of their respective properties is bound or affected, except in each of clauses (a) and (b), for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on such party. Each of such party and its Subsidiaries has all permits, licenses, certificates, clearances, franchises, variances, exemptions, orders and other authorizations, consents and approvals (together, “Permits”) of all Governmental Entities or other third parties necessary to conduct its business as presently conducted, except where the failure to have such Permits, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party. All Permits held by such party and its Subsidiaries are valid and in full force and effect, except where the failure of any such Permits to be valid or in full force and effect, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party.

Section 4.9. Litigation and Liabilities. There are no (a) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of such party, threatened against such party, any of its Subsidiaries or any of their respective directors or officers in their capacity as such, (b) judgments, orders, decisions, writs, injunctions, decrees, stipulations, legal or arbitration awards, rulings or other findings or agency requirements of any Governmental Entity (collectively, “Orders”) outstanding against such party, any of its Subsidiaries or any of their respective directors or officers in their capacity as such or (c) except as disclosed in the most recent audited FMCTI Financial Statements as of the date of the MOU (in the case of FMCTI) or the most recent audited Technip Financial Statements as of the date of the MOU (in the case of Technip), obligations or liabilities (whether accrued, contingent, determinable or otherwise and whether required to be disclosed) of such party or any of its Subsidiaries (including any facts or circumstances which, to the knowledge of FMCTI or Technip, as applicable, would reasonably be expected to result in any claims against, or obligations or liabilities of, such party or any of its Subsidiaries), except, in case of clause (a), (b) or (c), for those that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on such party.

Section 4.10. Employee Benefits.

(a) FMCTI and Technip have disclosed in Section 4.10 of the FMCTI Disclosure Letter (in the case of FMCTI) or in Section 4.10 of the Technip Disclosure Letter (in the case of Technip), a true and complete list of all material Benefit Plans (i) covering Service Providers located in a Material Employee Jurisdiction, (ii) covering executive officers or executive committee members of FMCTI or Technip, respectively, wherever located and (iii) that provide a defined benefit pension, which is not fully insured by fully paid up insurance (collectively, the “Covered Benefit Plans”). Within thirty (30) days after the date of the MOU, each of FMCTI and Technip shall provide to the other party a true and complete list of each material Benefit Plan covering Service Providers located in jurisdictions other than the Material Employee Jurisdictions, to the extent not previously provided pursuant to the preceding sentence (the “Other Jurisdiction Benefit Plans”).

(b) Each of FMCTI and Technip has made available copies of each Covered Benefit Plan to the other party (or a written summary of any unwritten Covered Benefit Plan), including, to the extent applicable to any such Covered Benefit Plan, (i) the most recent determination letter, (ii) actuarial valuation reports, (iii) any amendments and a summary of any proposed amendments or changes anticipated to be made to such Covered Benefit Plan and (iv) any material, non-routine correspondence with a Governmental Entity within the three (3) years prior to the date of the MOU. With respect to the Other Jurisdiction Benefit Plans, such copies, documents or information, as applicable, shall be provided within thirty (30) days after the date of the MOU.

(c) All material contributions or other amounts payable by each party or any of its Subsidiaries with respect to all material Benefit Plans in respect of current or prior plan years have been paid or accrued as of December 31, 2015 in accordance with GAAP or IFRS, as applicable. There are no pending or, to FMCTI’s or Technip’s knowledge, respectively, threatened, claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Benefit Plans or any trusts related thereto except where such claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the relevant party.

(d) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party, no member of the FMCTI Group or the Technip Group (nor any predecessor of any such entity), as applicable, has or is reasonably expected to have any direct or indirect liability with respect to, any plan subject to Title IV of ERISA, including any “multiemployer plan” as defined in Section 3(37) of ERISA.

(e) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party, (i) each Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Law (including, to the extent applicable, ERISA and the Code), government taxation, social security and funding requirements and with any agreement entered into with a union or labor organization (ii) to the extent required to be registered or approved by a Governmental Entity, has been registered with or approved by a Governmental Entity and to the knowledge of each party nothing has occurred that would adversely affect such registration or approval (iii) all Benefit Plans intended to qualify for special tax treatment meet all requirements for such treatment, and (iv) all Benefit Plans required to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with any applicable Law or requirements.

(f) Each Benefit Plan sponsored or maintained by such party or any of its Subsidiaries that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service (“IRS”) or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired and, to such party’s knowledge, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being issued or reissued.

(g) There has been no amendment to, announcement by such party or any of its Subsidiaries relating to, or change in employee participation or coverage under, any material Benefit Plan which would materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(h) No member of the FMCTI Group or the Technip Group, as applicable, has any current or projected material liability for, and no Benefit Plan provides or promises, any material post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by applicable Law, including, but not limited to, coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).

(i) Neither the execution of the MOU or this Agreement nor the consummation of the transactions contemplated hereby or thereby (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former Service Provider of such party or any of its Subsidiaries to any additional compensation or benefit (including any bonus, retention or severance pay), (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation to or pursuant to, any of the Benefit Plans, (iii) accelerate the time of payment or vesting of the FMCTI Stock Awards (in the case of FMCTI) or the Technip Stock Awards (in the case of Technip) or (iv) limit or restrict the right of such party or, after the consummation of the Mergers or any other transactions contemplated hereby, Topco, to merge, amend or terminate any of the material Benefit Plans.

(j) No Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code or otherwise.

Section 4.11. Tax Matters. Other than with respect to clause (g) and clause (i) below, except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party:

(a) Each of FMCTI and Technip and their respective Subsidiaries (i) has timely filed, taking into account any extensions, all Tax Returns required to have been filed and such Tax Returns are accurate and complete in all respects and have been prepared in compliance with applicable Tax Laws; and (ii) has timely paid all Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings. No deficiency for any Tax has been asserted or assessed by a Tax authority against FMCTI or any of its Subsidiaries (in the case of FMCTI) or Technip or any of its Subsidiaries (in the case of Technip) which deficiency has not been paid or is not being contested in good faith in appropriate proceedings (including the provision of adequate Tax reserves).

(b) No Tax Return of such party or any of its Subsidiaries is under audit or examination by any Tax authority, and no written notice of such an audit or examination has been received by such party or any of its Subsidiaries. No requests for waivers of the time to assess any Taxes are pending. There are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return, the assessment or collection thereof by any relevant Tax authority or the payment of any Tax by such party or any of its Subsidiaries. No other procedure, proceeding or contest of any refund or deficiency in respect of Taxes is pending in or on appeal from any Governmental Entity.

(c) Each of such party and each of such party’s Subsidiaries has complied in all respects with all applicable Law relating to the withholding, collection and remittance of Taxes and other deductions required to be withheld and paid over to the proper Tax authority.

(d) Except as contemplated by Section 5.9 and Section 5.11, no party or any of its Subsidiaries has requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority.

(e) Other than for Taxes not yet due or that are being contested in good faith in appropriate proceedings (including the provision of adequate Tax reserves), there are no Liens with respect to Taxes against any of the assets of such party or any of its Subsidiaries. No written claim has been received by such party or any of its Subsidiaries from a Tax authority in a jurisdiction where such entity does not file Tax Returns that it is or may be subject to taxation by such jurisdiction. Neither such party nor any of its Subsidiaries has a permanent establishment or is resident for Tax purposes outside of its jurisdiction or territory of incorporation or formation.

(f) Neither such party nor any of its Subsidiaries is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among such party and any of its wholly owned Subsidiaries), or has any liability for Taxes of any Person (other than FMCTI or Technip, as applicable, or any of its Subsidiaries) under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-United States Law), as a transferee or successor, by contract or otherwise. The Tax costs associated with the breaking-up of the French tax consolidated group headed by Technip pursuant to Article 223 A et seq. of the French Tax Code as a result of the Technip Merger will not be in excess of the amount set forth in Section 4.11(f) of the Technip Disclosure Letter as of December 31, 2015.

(g) Within the past three (3) years, neither such party nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or a similar provision of state, local or non-United States Law).

(h) Neither such party nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of the MOU, constitutes a “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b) (or a similar provision of state, local or non-United States Law) or any arrangements which have been or are required to be disclosed pursuant to Part 7 of the UK Finance Act 2004.

(i) Neither party has knowledge of any facts or of any reason that (when taken together with such party’s understanding of other relevant facts) would reasonably be expected to cause Topco to be treated, following the completion of the Preliminary Transactions and the Mergers, as a domestic corporation for U.S. federal income tax purposes under Section 7874 of the Code.

(j) Neither FMCTI nor Technip, nor any of their Subsidiaries beneficially owns shares or other equity interests in the other party.

(k) As used in this Agreement, (i) the term “Tax” (including the plural form “Taxes” and, with correlative meaning, the terms “Taxable” and “Taxation”) means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts, and (ii) the term “Tax Return” means all Tax returns, declarations, statements, reports, claims for refund, schedules, forms and information returns and any amended Tax return relating to Taxes.

Section 4.12. Labor Matters.

(a) Section 4.12(a) of the FMCTI Disclosure Letter (in the case of FMCTI) or Section 4.12(a) of the Technip Disclosure Letter (in the case of Technip) sets forth a true and complete list of each material Labor Agreement covering the terms and conditions of employment of (i) Service Providers located in a Material Employee Jurisdiction or (ii) any executive officers or executive committee members of FMCTI or Technip, respectively, wherever located (collectively, the “Covered Labor Agreements”). Within thirty (30) days after the date of the MOU, each of FMCTI and Technip shall provide to the other party a true and complete list of each material Labor Agreement covering Service Providers located in a jurisdiction other than the Material Employee Jurisdictions, to the extent not previously provided pursuant to the preceding sentence (the “Other Jurisdiction Labor Agreements”).

(b) Each of FMCTI and Technip has made available true and complete copies of each applicable Covered Labor Agreement to the other party. Within thirty (30) days after the date of the MOU, each of FMCTI and Technip shall provide to the other party true and complete copies of the applicable Other Jurisdiction Labor Agreements.

(c) Section 4.12(c) of the FMCTI Disclosure Letter (in the case of FMCTI) or Section 4.12(c) of the Technip Disclosure Letter (in the case of Technip) sets forth a true and complete list of each Labor Agreement with respect to which such party or any of its Subsidiaries is subject to any requirement or local custom to inform or consult with any labor or trade union, works council or other employee representative body in connection with entering into this Agreement or consummating the transactions contemplated by this Agreement. Neither party nor any of its Subsidiaries is subject to any requirement or local custom to provide employee representation on its board of directors or similar governing body or on the Topco Board. None of the material Labor Agreements guarantee minimum levels of employment at FMCTI or Technip, or any of their Subsidiaries or may in any way prevent, for reasons other than existing statutory limits and restrictions, the implementation of restructuring or redundancy programs.

(d) Neither such party nor any of its Subsidiaries is the subject of any material proceeding asserting that such party or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain or consult with any labor union, works council or labor organization nor is there pending or, to the knowledge of FMCTI or Technip, as applicable, contemplated, threatened, nor has there been during the past three (3) years, any material labor strike, dispute, redundancies, walk-out, work stoppage, slow-down or lockout involving such party or any of its Subsidiaries.

(e) Neither such party nor any of its Subsidiaries is in noncompliance with any requirement to inform or consult with any labor or trade union, works council or employee representative body with respect to entering into this Agreement or the transactions contemplated by this Agreement.

(f) Each member of the FMCTI Group and the Technip Group, in each case, is in compliance with (i) all applicable Law relating to labor, employment and employment practices with respect to both present and former employees and personnel, including payment of wages and salaries, hours, overtime, terms and conditions of employment, mandatory accrual of statutory leave allowances, collective bargaining, unemployment insurance, worker’s compensation, equal employment opportunity, classification of employees and contractors, staff leasing, discrimination, immigration, the payment and withholding of Taxes, collective redundancy, and the termination of employment, except to the extent that noncompliance would not, individually or in the aggregate, have a Material Adverse Effect on such party. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse

Effect on FMCTI or Technip, respectively, as of the date of the MOU, there are no complaints, charges or claims against such party or any of its Subsidiaries pending or, to the knowledge of FMCTI or Technip, as applicable, threatened to be brought or filed with any Governmental Entity or before any court or arbitral body, based on, arising out of, in connection with, or otherwise relating to the employment of, or termination of employment by, such party of any person; and (ii) applicable material Labor Agreements and individual labor contracts in all material respects.

Section 4.13. Material Contracts

(a) Section 4.13(a) of the FMCTI Disclosure Letter or Technip Disclosure Letter, as applicable, sets forth a true and complete list, as of the date of the MOU, of each Contract to which FMCTI or Technip, as applicable, or any of its respective Subsidiaries is a party or which binds or affects their respective properties or assets, and which falls within any of the categories listed below (each Contract of the type described in this Section 4.13(a), together with the Contracts filed as exhibits to the FMCTI Reports or Technip Reports, as applicable, and each Contract entered into after the date of the MOU that, if existing on the date of the MOU, would be of the type described in this Section 4.13(a) is referred to herein as a “Material Contract”):

(i) any Contract with respect to a material Joint Venture related to the formation, creation, operation or management thereof;

(ii) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (regardless of whether or not Technip is subject to Item 601(b)(10) of Regulation S-K of the SEC);

(iii) any (1) material Contract with a Significant Customer or (2) Contract with a Significant Supplier (excluding in each case purchase orders entered into in the ordinary course of business);

(iv) any acquisition or divestiture Contract (1) with a purchase price in excess of $50,000,000 entered into since December 31, 2014 or (2) that contains continuing “earn-out” provisions or other contingent payment obligations or other material obligations;

(v) any material hedges, derivatives or other similar instruments or Contracts (excluding, in each case, such hedges, derivatives or other similar instruments or Contracts entered into in the ordinary course of business consistent with past practice);

(vi) any (1) material Labor Agreement or (2) any employment, severance or similar Contract applicable in either case to (A) any executive officer or executive committee members of FMCTI or Technip, respectively, or (B) except for such Contracts entered into on such party’s standard form previously made available to the other party, any employee of such party or any of its Subsidiaries whose annual base compensation is $400,000 or more (provided that with respect to (x) any such Labor Agreement that is not a Covered Labor Agreement or (y) any employment, severance or similar Contract applicable to any employee (other than an executive officer or executive committee member of FMCTI or Technip, respectively) who is located in a jurisdiction other than a Material Employee Jurisdiction, such disclosure shall be provided within thirty (30) days after the date of the MOU);

(vii) any Contract that grants “most favored nation” status to any counterparty;

(viii) any “non-compete” or similar Contract that restricts in any material respect the business of such party or its Subsidiaries with respect to engaging or competing in any line of business or in any geographic area or would purport to so restrict Topco or any of its Subsidiaries after the consummation of the Mergers and the other transactions contemplated hereby;

(ix) any Contract with (1) a U.S. Governmental Entity, (2) a French Governmental Entity or (3) any other Governmental Entity (other than customer Contracts entered into in the ordinary course of business with such other Governmental Entity);

(x) any Contract that (1) has an aggregate principal amount, or provides for an aggregate obligation, in excess of $50,000,000 evidencing indebtedness for borrowed money (other than performance bonds issued in the ordinary course of business in connection with commercial contracts and on terms consistent with past practice), (2) guarantees any indebtedness of a third party in excess of $25,000,000 individually or (3) contains a covenant restricting the payment of dividends by Technip or FMCTI in excess of $100,000,000; and

(xi) any Contract which would prohibit or materially delay the consummation of the Mergers or any other transaction contemplated by this Agreement.

(b) Except as, individually or in the aggregate, has not had or is not reasonably expected to have a Material Adverse Effect on FMCTI or Technip, as applicable, neither FMCTI nor Technip, as applicable, nor any of its Subsidiaries is in breach of or default under the terms of any Material Contract, and no event has occurred that (with or without notice or lapse of time or both) is reasonably expected to result in a breach or default under any Material Contract. To the knowledge of FMCTI or Technip, as applicable, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had, or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on FMCTI or Technip, as applicable. Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on FMCTI or Technip, as applicable, each Material Contract is a valid, binding and enforceable obligation of FMCTI or Technip, as applicable, or any of its Subsidiaries which is party thereto and, to the knowledge of FMCTI or Technip, as applicable, each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Bankruptcy and Equity Exception. Each of FMCTI or Technip, as applicable, has delivered or caused to be delivered to the other party true and complete copies of each Material Contract of FMCTI or Technip, as applicable, or any of its respective Subsidiaries.

Section 4.14. Intellectual Property.

(a) For the purposes of this Agreement, “Intellectual Property” means any and all inventions, discoveries, patents, patent applications, trademarks, service marks, logos and trade names and all goodwill associated therewith and symbolized thereby, Internet domain names, copyrights (including databases and other compilations of information and including copyrights in software), confidential information, trade secrets and know-how, including processes, techniques, schematics, business methods, formulae, drawings, prototypes, models, designs, specifications, research and development records and other information, customer and supplier lists and information, and all other intellectual property and proprietary rights and rights equivalent to any of the foregoing in any jurisdiction throughout the world.

(b) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect with respect to such party, (i) such party or one of its Subsidiaries exclusively owns or otherwise has a valid right to use all Intellectual Property necessary to conduct the business of such party and its Subsidiaries as currently conducted, and (ii) the consummation of the transactions contemplated by the MOU and this Agreement will not alter or impair in any material respect any rights of such party or any of its Subsidiaries with respect to any Intellectual Property that is material to its respective business (the “Material Intellectual Property”).

(c) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect with respect to such party, (i) the conduct of the business of such party and its Subsidiaries is not infringing, misappropriating, diluting or otherwise violating any Intellectual Property rights of any Person, (ii) neither such party nor any of its Subsidiaries has received any written claim, demand or other notice during the past three (3) years (or earlier, if not presently resolved) alleging any such infringement, misappropriation, dilution or violation (including any claim that such party or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person), and (iii) to the knowledge of FMCTI or Technip, as applicable, no Person is, infringing or misappropriating, diluting or otherwise violating any Material Intellectual Property owned by such party or its Subsidiaries.

(d) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect with respect to such party, (i) such party and its Subsidiaries have taken commercially reasonable steps to maintain, police and protect the Material Intellectual Property owned by such party and its Subsidiaries, (ii) all Material Intellectual Property of such party and its Subsidiaries that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance, (iii) to the knowledge of FMCTI or Technip, as applicable, there has been no unauthorized use or disclosure of any Material Intellectual Property of such party or any of its Subsidiaries, (iv) to the knowledge of FMCTI or Technip, as applicable, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of such party and each of its Subsidiaries (or their predecessors), who have contributed to or participated in the conception and development of any Material Intellectual Property for such entities have entered into valid and binding agreements with such party or one of its Subsidiaries (or their respective predecessors) assigning to, or vesting ownership in, such party or one of its Subsidiaries all right, title and interest of such Material Intellectual Property, and (v) no such Person has asserted, and to the knowledge of FMCTI or Technip, as applicable, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Intellectual Property of such party or any of its Subsidiaries.

(e) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect with respect to such party, (i) the IT Assets of such party and its Subsidiaries operate and perform in all material aspects in accordance with their documentation and functional specifications, to the extent available, or as otherwise required by such party and its Subsidiaries in connection with the business of such party and its Subsidiaries as currently conducted, and have not materially malfunctioned or failed within the last three (3) years, (ii) such party and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality and security of the IT Assets of such party and its Subsidiaries (and all data and information stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, and corruption, and (iii) such party and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan.

Section 4.15. Data Protection. Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect with respect to such party, (a) such party is, and has been for the last three (3) years prior to the date of the MOU, in material compliance with all applicable Law relating to the collection and use of personal data and data security, and (b) such party is not party to an agreement that requires the transfer of personal data to a third party or from inside to outside the EEA or that requires a third party to transfer personal data to Technip or FMCTI (as applicable).

Section 4.16. Properties and Assets. Such party and its Subsidiaries have, and immediately following the FMCTI Effective Time will continue to have (including through any successor entity to such party), good and valid title to their owned assets and properties, or in the case of assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement to use, all assets and properties (in each case, tangible and intangible) necessary and desirable to permit such party and its Subsidiaries to conduct their respective businesses as currently conducted, except, in each case, which, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party. The assets and properties (in each case, tangible or intangible) owned or used by such party and its Subsidiaries are in satisfactory condition for their continued use as they have been used and are adequate for their current use, subject to reasonable wear and tear, except, in each case, which, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party.

Section 4.17. Environmental Matters. Except as, individually or in the aggregate, has not had or is not reasonably expected to have a Material Adverse Effect on such party, (a) such party and its Subsidiaries hold, and are now and for the last five (5) years have been in compliance with all permits, licenses, certificates, clearances, variances, exemptions, and other governmental authorizations (including air or water emission or discharge allowances and credits) required under any foreign, federal, state, local or municipal law (including common law), statute, binding treaty, ordinance, rule, regulation, judgment, order or decree promulgated or issued by any Governmental Entity (including binding guidance notes that are implemented in jurisdictions outside of the United States) relating to contamination, pollution or protection of human health, natural resources or the environment, (including to the extent made in relation to the protection of the environment or the prevention of pollution as they pertain to shipping

(including Environmental Laws made under the auspices of the International Maritime Organization such as the International Convention for the Prevention of Pollution from Ships 1973 (as amended and revised) and International Convention on Civil Liability for Bunker Oil Pollution Damage (as amended and revised), or treaties such as The Basel Convention on the Control of Transboundary Movements of Hazardous Waste and their Disposal (as amended and revised)) (collectively, the “Environmental Laws”) for such party or Subsidiary to conduct its operations or to own or operate their respective businesses or assets (the “Environmental Permits”), and are in compliance with all applicable Environmental Laws and, to the knowledge of such party, there is no condition (including the Mergers) that would reasonably be expected to prevent or interfere with compliance with all applicable Environmental Laws and all applicable Environmental Permits in the future, (b) such party and its Subsidiaries have not received any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any Person alleging any violation of, or any actual or potential liability under, any Environmental Laws or Environmental Permit (an “Environmental Claim”), and such party has no knowledge of any pending or threatened Environmental Claim, (c) no hazardous, dangerous or toxic substance, including petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, fungus, mold, urea-formaldehyde insulation or any other material that is regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by such party or its Subsidiaries, in violation of, or in a manner or to a location that could give rise to liability to such party or its Subsidiaries under Environmental Laws, (d) such party and its Subsidiaries have not assumed, contractually or by operation of Law, any liabilities or obligations under or relating to any Environmental Laws, (e) such party and its Subsidiaries have not entered into or agreed to any Order or Contract, or is subject to any other judgment, settlement or agreement relating to compliance with or liability under any Environmental Laws, and (f) such party and its Subsidiaries are not indemnitors in connection with any potential or actual claim for any liability or responsibility under any Environmental Laws. No Owned Real Property or Leased Real Property of such party is subject to the requirements of the New Jersey Industrial Site Recovery Act or Connecticut Property Transfer Program, as amended and revised, as a result of the transactions contemplated hereby. Except for Section 4.6 (Reports; Financial Statements; Internal Control and Disclosure Control), Section 4.7 (Absence of Certain Changes), Section 4.13 (Material Contracts), Section 4.16 (Properties and Assets), Section 4.19 (Real Property), Section 4.26 (Information in Public Filings) and Section 4.23 (Insurance) (but, in the case of each of the aforementioned sections, solely to the extent such sections pertain to matters relating to contamination, pollution or protection of human health, natural resources or the environment), Section 4.17 (Environmental Matters) shall be the exclusive representations and warranties with respect to matters relating to contamination, pollution or protection of human health, natural resources or the environment.

Section 4.18. Customers and Suppliers.

(a) Section 4.18(a) of the FMCTI Disclosure Letter or Technip Disclosure Letter, as applicable, sets forth a list showing the twenty (20) largest customers of FMCTI or Technip, as applicable, together with its respective Subsidiaries by total sales by FMCTI or Technip, as applicable, together with its respective Subsidiaries, taken as a whole, during the twelve (12) month period ending on December 31, 2015 (each, a “Significant Customer”). Since December 31, 2015 until the date of the MOU, no Significant Customer has stated in writing that it will (x) stop purchasing products from FMCTI and Technip, as applicable, or its respective Subsidiaries; or (y) change, materially and adversely, the terms and conditions on which it purchases products from FMCTI and Technip, as applicable, or its respective Subsidiaries.

(b) Section 4.18(b) of the FMCTI Disclosure Letter or Technip Disclosure Letter, as applicable, sets forth a list showing the twenty (20) largest suppliers of FMCTI or Technip, as applicable, together with its respective Subsidiaries by total sales to FMCTI or Technip, as applicable, together with its respective Subsidiaries, taken as a whole, during the twelve (12) month period ending on December 31, 2015 (each, a “Significant Supplier”). Since December 31, 2015 until the date of the MOU, no Significant Supplier has stated in writing that it will (x) stop supplying FMCTI and Technip, as applicable, or its respective Subsidiaries; or (y) change, materially and adversely, the terms and conditions on which it is prepared to supply FMCTI and Technip, as applicable, or its respective Subsidiaries.

Section 4.19. Real Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, (i) each of FMCTI and Technip, as applicable, and its respective Subsidiaries has good, valid and marketable title to all interests in real property owned by such person (“Owned Real Property”), in each case free and clear of any Liens, other than Permitted Liens, and (ii) no Owned Real Property of FMCTI or Technip, as applicable, or its respective Subsidiaries is subject to any option, obligation or right of first refusal or contractual right to purchase, lease or acquire any interest in any Owned Real Property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, each of FMCTI and Technip, as applicable, and its respective applicable Subsidiaries has valid leasehold interests in all real property leased by such Party (the “Leased Real Property”), in each case free and clear of any Liens, other than Permitted Liens. Each Contract (that is not a Material Contract) of FMCTI and Technip, as applicable, or any of its Subsidiaries for any Leased Real Property is legal, valid, enforceable and binding on FMCTI and Technip, as applicable, or any of its Subsidiaries that is a party thereto and, to the knowledge of FMCTI or Technip, each other party thereto and is in full force and effect, except that such enforcement may be subject to the Bankruptcy and Equity Exception, and except for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, and neither FMCTI and Technip, as applicable, nor any of its Subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, and no condition exists which (with notice or lapse of time or both) would constitute a default under, any Contract for Leased Real Property where such breach or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party.

Section 4.20. Personal Property. Except as has not resulted, and would not reasonably be expected to result, in, individually or in the aggregate, a Material Adverse Effect on such party and except with respect to Owned Real Property, Leased Real Property and Intellectual Property (which are addressed in Section 4.19 and Section 4.14, respectively), each of FMCTI and Technip, as applicable, and its respective Subsidiaries has good and valid title to its respective owned assets and properties and valid rights by lease, license or other agreement to its respective leased assets and properties, free and clear of any Liens other than Permitted Liens.

Section 4.21. Related Party Transactions. There are no outstanding amounts payable to or receivable from, or advances by FMCTI and Technip, as applicable, or any of its respective Subsidiaries to, and neither FMCTI and Technip, as applicable, nor any of its respective Subsidiaries is otherwise a creditor or debtor to, or party to any Contract or transaction with, any holder of five (5) percent or more of the FMCTI Shares or Technip Shares, as applicable, or any director, officer or employee of FMCTI and Technip, as applicable, or its respective Subsidiaries, or, to the knowledge of FMCTI or Technip, as applicable, any relative of any of the foregoing, except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course consistent with past practice.

Section 4.22. Takeover Statutes. The FMCTI Board or the Technip Board, as applicable, has taken all actions necessary to render inapplicable to the MOU and this Agreement, and the consummation of the transactions contemplated hereby or thereby, including the Mergers, the restrictions on business combinations contained in Section 203 of the DGCL, all “control share acquisition”, “fair price”, “moratorium” or other antitakeover restrictions pursuant to applicable Law, and all takeover-related provisions set forth in the certificate of incorporation or bylaws of FMCTI or Technip, as applicable (including Article XI of the certificate of incorporation of FMCTI) without any further action on the part of the respective stockholders or the FMCTI Board or the Technip Board, as applicable.

Section 4.23. Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FMCTI or Technip, as applicable, (a) all insurance policies maintained by FMCTI or Technip, or their respective Subsidiaries, are in full force and effect and provide insurance in such amounts and against such risks as the management of such party reasonably has determined to be prudent in accordance with industry practices or as is required by Law, and all premiums due and payable thereon have been paid; and (b) neither FMCTI nor Technip nor any of their respective Subsidiaries is in breach or default of any of the insurance policies, and neither FMCTI nor Technip nor any of their respective Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or material modification of any of the insurance policies. Neither FMCTI nor Technip nor any of their respective Subsidiaries has received any written notice of termination or cancellation or denial of coverage with respect to any material insurance policy.

Section 4.24. Joint Ventures.

(a) Section 4.24(a) of the FMCTI Disclosure Letter or Technip Disclosure Letter, as applicable, sets forth (i) a correct and complete list, as of the date of the MOU, of all incorporated (or similarly formed) joint venture, teaming, partnership, or other similar agreements, arrangements or understandings (including with respect to any vessel) and all other material joint venture, teaming, partnership, or other similar agreements, arrangements or understandings (including with respect to any vessel), in each case, involving a sharing of profits losses, costs or liabilities in which such party or any of its Subsidiaries holds at least five percent (5%) of the equity or other participating rights or interests (collectively, “Joint Ventures”), (ii) the names of all other parties participating in each such Joint Venture and (iii) the percentage ownership interests or rights in each such Joint Venture that are held by such party or its applicable Subsidiary and such other parties. For the avoidance of doubt, no Subsidiary of a party shall be deemed to be a Joint Venture of such party.

(b) To the knowledge of FMCTI or Technip, as applicable, with respect to each Joint Venture of such party, except as has not had and would not reasonably be expected to have a Material Adverse Effect on such party, (i) there is currently no violation of, default or breach under any of such Joint Venture’s Organizational Documents and the execution and delivery of, compliance with, performance under or consummation of the MOU or this Agreement shall not result in any such violation, default or breach, (ii) each of such Joint Venture’s outstanding shares of capital stock or other equity interests (if any) is duly authorized, validly issued, fully paid and non-assessable, (iii) there are no remaining capital contributions or other payments due to such Joint Venture from such party or its applicable Subsidiary, and (iv) there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, stock-based units (performance based or otherwise), redemption rights, repurchase rights, agreements, arrangements, calls, rights of first refusal or first offer, profits interests, commitments or rights of any kind that obligate such Joint Venture to issue or sell, or which relate to, any shares of capital stock or other equity interests of such Joint Venture or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interests of such Joint Venture, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

Section 4.25. Anti-Corruption, Trade Sanctions, and Export Controls.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, none of such party, such party’s Subsidiaries, or any officer, director, or employee of such party or of such party’s Subsidiaries nor, to the knowledge of such party, any of such party’s or its Subsidiaries’ Representatives, has in the past five (5) years, directly or indirectly, in violation of any applicable Anti-Corruption Law (as defined below), corruptly offered, paid, given, promised, or authorized, requested, solicited, or accepted any money, financial or other advantage, or anything else of value, to or from any Person, including:

(i) any official, officer, employee or representative of, or any person acting in an official capacity or exercising a public function for or on behalf of, any Governmental Entity (which for purposes of this Section 4.25, includes (1) any national, federal, state, county, municipal, or local government or any entity exercising executive, legislative, judicial, regulatory, taxing, administrative, or public functions of a country or territory or pertaining to government, (2) any public international organization, (3) any agency, division, bureau, department, or other political subdivision of any government, entity, or organization described in the foregoing clauses (1) or (2) of this definition, or (4) any company, business, enterprise, or other entity majority-owned or controlled by any government, entity, or organization described in the foregoing clauses (1), (2), or (3) of this definition), or

(ii) any political party, party official or candidate for political office (the individuals referred to in clause (i) and this clause (ii), each a “Government Official”) (1) for the purpose of influencing any act or decision of a Government Official in his or her official capacity, inducing a Government Official to omit to do any act in violation of a lawful duty, securing any improper advantage, inducing a Government Official to affect or influence any act or decision of any Governmental Entity or inducing or rewarding the improper performance of a function or activity by any Person; or (2) which would otherwise constitute public or commercial bribery, kickbacks or other unlawful means of obtaining business or any improper business advantage.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, such party and its Subsidiaries are and at all times in the past five (5) years have been, to the extent applicable, (A) in compliance with and have not committed any offense under the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) the UK Bribery Act 2010 (the “Bribery Act”) or any other applicable Law regarding bribery or corruption, including all Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions (together with the FCPA and the Bribery Act, “Anti-Corruption Laws”), and (B) subject to policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, there is not currently, and there has not been in the past five (5) years, any actual, pending, or, to such party’s knowledge, threatened investigation, litigation, or inquiry by any Governmental Entity with respect to compliance with any applicable Anti-Corruption Laws by such party or its Subsidiaries.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, such party and its Subsidiaries are, and for the past five (5) years have been, in compliance with all applicable Trade Sanctions and Export Control Laws. None of such party, such party’s Subsidiaries nor any of their officers, directors, or employees or, to such party’s knowledge, any of such party’s or its Subsidiaries’ Representatives, is currently or has been within the past five (5) years the target of Trade Sanctions (including by being designated on the list of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or on any other sanctions list maintained by OFAC , the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury), or is or has been within the past five (5) years located, organized or resident in a country or territory that itself is the target of Trade Sanctions (currently, Crimea, Cuba, Iran, North Korea,

Sudan and Syria). None of such party nor such party’s Subsidiaries has, directly or indirectly, participated in the past five (5) years in any prohibited or unlawful transaction or dealing involving a person or entity that is the target of Trade Sanctions, or with any Person or entity located, organized, or resident in a country or territory that is the target of Trade Sanctions. In the past five (5) years, such party and its Subsidiaries (A) are and at all times have been subject to policies and procedures reasonably designed to ensure compliance with applicable Trade Sanctions and Export Control Laws, and (B) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, have obtained, and are in compliance with, all required export and import licenses, license exceptions and other consents, notices, approvals, orders, permits, authorizations, declarations, classifications and filings with any Governmental Entity required for the import, export and re-export of products, software and technology. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, there are not currently, and there has not been in the past five (5) years, any actual, pending, or, to such party’s knowledge, threatened investigation, litigation, or inquiry by any Governmental Entity with respect to compliance with any applicable Trade Sanctions or Export Control Laws by such party or its Subsidiaries.

Section 4.26. Information in Public Filings. The information supplied or to be supplied by FMCTI or Technip, as applicable, expressly for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus (and, in each case, any amendment thereof or supplement thereto) will not, when filed with the applicable Regulatory Authority and when distributed or disseminated to the applicable party’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, or not otherwise comply with applicable Law. The information supplied or to be supplied by FMCTI or Technip, as applicable, expressly for inclusion or incorporation by reference in the Information Document or the Admission Prospectus (and, in each case, any amendment thereof or supplement thereto) will not, when filed with the applicable Regulatory Authority and when distributed or disseminated to the applicable party’s stockholders, contain any information that is not in accordance with the facts or omit any information that would be likely to affect the import of any statements therein. FMCTI hereby represents and warrants that (a) the Registration Statement and the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of any applicable securities Laws and will not, when filed with the applicable Regulatory Authority and when distributed or disseminated to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, or not otherwise comply with applicable Law and (b) the Admission Prospectus will comply as to form in all material respects with the provisions of any applicable securities Laws and will not, when filed with the applicable Regulatory Authority and when distributed or disseminated to stockholders, contain any information that is not in accordance with the facts or omit any information that would be likely to affect the import of any statements therein; provided, that, the representations and warranties contained in this sentence shall not apply to statements or omissions included or incorporated in the Registration Statement, the Proxy Statement/Prospectus or the Admission Prospectus based upon information supplied by or on behalf of Technip specifically for use or incorporation by reference therein. Technip hereby represents and warrants that the Information Document will comply as to form in all material respects with the provisions of any applicable securities Laws and will not, when filed with the applicable Regulatory Authority and when distributed or disseminated to stockholders, contain any information that is not in accordance with the facts or omit any information that would be likely to affect the import of any statements therein or not otherwise comply with applicable Law; provided, that, the representations and warranties contained in this sentence shall not apply to statements or omissions included or incorporated in the Information Document based upon information supplied by or on behalf of FMCTI specifically for use or incorporation by reference therein.

Section 4.27. Brokers. Except for (x) FMCTI’s obligations to Evercore Group L.L.C. and SG Americas Securities, LLC, the fees and expenses of which will be paid by FMCTI, and (y) Technip’s obligations to Goldman Sachs Paris Inc. et Cie and Rothschild & Cie, the fees and expenses of which will be paid by Technip, no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by the MOU or this Agreement (including the Mergers), based upon arrangements made by or on behalf of such party or any of its Subsidiaries.

Section 4.28. Share Ownership. Other than through the ownership of mutual funds or exchange traded funds or in connection with a Benefit Plan, such party and each of such party’s direct and indirect wholly owned Subsidiaries do not (i) in the case of Technip and its direct and indirect wholly owned Subsidiaries, own any FMCTI Shares, and (ii) in the case of FMCTI and its direct and indirect wholly owned Subsidiaries, own any Technip Shares.

Section 4.29. Admiralty. Section 4.29 of each of the FMCTI Disclosure Letter and the Technip Disclosure Letter sets forth, as of the date of the MOU, for each Vessel currently used in their respective businesses, (a) its name, (b) its owner, (c) the arrangements (including intercompany arrangements) pursuant to which such Vessel is chartered or operated by such party or any of its respective Subsidiaries or Joint Ventures as of the date of the MOU, (d) its class description, (e) the name of its classification society and (f) any and all applicable Chartered Vessel Documents with respect to such Vessel. Except as, individually or in the aggregate, has not had or would not reasonably expected to have a Material Adverse Effect on FMCTI or Technip, as applicable, Technip or FMCTI or their applicable respective Subsidiaries or Joint Ventures own or are licensed or otherwise have the right to use all Vessels currently used in their respective businesses. Except as, individually or in the aggregate, has not had or would not reasonably expected to have a Material Adverse Effect on FMCTI or Technip, as applicable, each of such Vessels (i) is adequate and suitable for use by, as applicable, Technip or FMCTI or their applicable respective Subsidiaries or Joint Ventures in its business as presently conducted by it, ordinary wear and tear and depreciation excepted; (ii) is seaworthy for hull and machinery insurance warranty purposes; (iii) is insured in accordance with customary industry practice; (iv) is in compliance with any applicable Chartered Vessel Documents covering such Vessel; and (v) is in compliance with all Laws applicable to such Vessel.

ARTICLE V

COVENANTS

Section 5.1. Interim Operations. Each of FMCTI and Technip covenants and agrees as to itself and its respective Subsidiaries that, after the date of the MOU and until the earlier of the FMCTI Effective Time or the termination of this Agreement in accordance with its terms, unless FMCTI (in the case of any action proposed to be taken by Technip or any Subsidiary of Technip) or Technip (in the case of any action proposed to be taken by FMCTI or any Subsidiary of FMCTI) shall otherwise approve in writing (which approval, other than with respect to Section 5.1(b)(iii) and Section 5.1(b)(v), shall not be unreasonably withheld, conditioned or delayed by the party from whom it is requested), and except as required by applicable Law, Self-Regulatory Organization, or as expressly contemplated by this Agreement (including with respect to the Preliminary Transactions and actions that are incidental thereto) or, in the case of Technip, as otherwise set forth in Section 5.1 of the Technip Disclosure Letter or, in the case of FMCTI, as otherwise set forth in Section 5.1 of the FMCTI Disclosure Letter:

(a) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course consistent with past practice and it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve intact its business organization and maintain its existing relations and goodwill with all Governmental Entities (including applicable Regulatory Authorities) and Self-Regulatory Organizations, clients, customers, suppliers, distributors, creditors, lessors, employees, stockholders and other Persons with which it or its Subsidiaries has significant business relations, as applicable;

(b) (i) neither it nor any of its Subsidiaries shall amend or propose to amend, modify, waive, rescind or otherwise change any provisions of its Organizational Documents, whether by merger or otherwise); (ii) neither FMCTI nor Technip, as applicable, shall split, combine or reclassify its outstanding shares of capital stock or other equity interests; (iii) neither it nor any of its Subsidiaries shall declare, set aside or pay any type of dividend or other distribution, whether payable in cash, stock, property or a combination thereof, in respect of any capital stock or other equity interests, as appropriate, other than dividends payable by its direct or indirect wholly owned Subsidiaries to it or another of its direct or indirect wholly owned Subsidiaries in the ordinary and usual course of business and consistent with past practice; (iv) it shall not adopt a plan of merger, consolidation or complete or partial liquidation or resolutions providing for a merger, consolidation or complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or (v) except (x) for the acquisition by such party of shares of its capital stock or other equity interests in connection with the surrender of such shares by holders of FMCTI Stock Awards or Technip Stock Awards, as applicable, in order to pay the exercise price of such Stock Awards in accordance with the terms of such Stock Awards or (y) for the withholding or disposition of shares of capital stock or other equity interests to satisfy withholding Tax obligations with respect to FMCTI Stock Awards or Technip Stock Awards, as applicable, granted pursuant to the FMCTI Stock Plan and the Technip Stock Plans, as applicable, in accordance with the terms of such Stock Awards, neither it nor any of its Subsidiaries shall repurchase, redeem or otherwise acquire any shares of its or their capital stock or other equity interests, as applicable, or any securities convertible into or exchangeable or exercisable for any shares of its or their capital stock or other equity interests, as applicable;

(c) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, profits interests, conversion rights, stock appreciation rights, stock-based units (performance based or otherwise), redemption rights, repurchase rights, commitments or rights of any kind to acquire or other rights that relate to or are derivative of any of its or their capital stock, voting securities or other equity interests, or any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with its stockholders on any matter, other than FMCTI Shares or Technip Shares (as applicable) issuable or transferable pursuant to (A) Technip OCÉANEs outstanding prior to the date of the MOU or (B) FMCTI Stock Awards or Technip Stock Awards outstanding on or awarded prior to the date of the MOU or made by FMCTI or Technip, as applicable, after the date of the MOU in accordance with Section 5.1(d), except, in each case, in connection with internal reorganizations entered into in the ordinary and usual course of business solely among such party’s wholly owned Subsidiaries which will not adversely affect the Technip Intended French Tax Treatment or otherwise be reasonably expected to have a material adverse Tax consequence on the Topco Group after the Closing, (ii) incur any indebtedness for borrowed money (including any guarantee of indebtedness) or issue any debt securities, except (x) in connection with refinancings of existing indebtedness for borrowed money upon market terms and conditions or (y) for drawdowns of credit facilities outstanding as of the date of the MOU (or refinancings of such credit facilities permitted under clause (x)) in the ordinary and usual course of business and consistent with past practice; or (iii) make or authorize or commit to any capital expenditures, other than in the ordinary and usual course of business and consistent with past practice;

(d) except as required by applicable Law or the terms of any Benefit Plan or Labor Agreement existing and in effect on the date of the MOU, neither it nor any of its Subsidiaries shall (i) terminate, establish, adopt, enter into, or materially amend any Benefit Plan, Technip Stock Award, FMCTI Stock Award or any other arrangement that would be a FMCTI Benefit Plan or a Technip Benefit Plan if in effect on the date of the MOU, (ii) increase the salary, wage, bonus, pension, severance, fringe benefits or other compensation payable to any current or former Service Provider or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, other than in the ordinary and usual course of business and consistent with past practice and in a manner which will not adversely impact the ability of either of the counsel listed in Section 7.2(e) to render the opinion described in Section 7.2(e) at the expected Merger Effective Date, (iii) take any action to accelerate the vesting, payment or funding of (A) any compensation or benefits with respect to any current or former Service Provider under any Benefit Plan or (B) any stock option, restricted stock, restricted stock unit or other equity-related award, in each case, except (x) if such accelerated vesting, payment or funding is a result of a termination of employment or service without cause upon or following the consummation of the transactions contemplated by this Agreement or (y) in the ordinary and usual course of business and consistent with past practice and in a manner which will not adversely impact the ability of either of the counsel listed in Section 7.2(e) to render the opinion described in Section 7.2(e) at the expected Merger Effective Date, or (iv) grant any stock option, restricted stock, restricted stock unit, performance stock unit or other equity-based award;

(e) neither it nor any of its Subsidiaries shall establish, adopt, enter into, materially amend or terminate any Labor Agreement;

(f) except with respect to Intellectual Property, neither it nor any of its Subsidiaries shall lease, license, transfer, exchange or swap, mortgage (including securitizations), pledge, abandon or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) any material portion of its assets, including the capital stock or other equity interests of its Subsidiaries, except for (i) dispositions of assets (including the amount of indebtedness assigned in such dispositions) that individually or in the aggregate with all other such dispositions have fair market value of less than $50,000,000, (ii) transactions between it and any of its direct or indirect Subsidiaries or transactions between such Subsidiaries or (iii) the sale of goods in the ordinary and usual course of business consistent with past practice;

(g) neither it nor any of its Subsidiaries shall, except in the ordinary and usual course of business and consistent with past practices, sell, lease, license, transfer, exchange or swap, mortgage (including securitizations) pledge, abandon, allow to lapse or otherwise dispose of any Material Intellectual Property owned by such party or any of its Subsidiaries;

(h) neither it nor any of its Subsidiaries shall acquire or agree to acquire (whether by merger, consolidation, purchase or otherwise) any Person, division or assets, except for acquisitions (x) entered into on an arm’s length basis, (y) the expected gross expenditures and commitments (including the amount of any indebtedness assumed) of which do not exceed $50,000,000 individually or in the aggregate with all other such acquisitions and (z) which are not reasonably likely, individually or in the aggregate, to prevent or materially delay the satisfaction of the conditions set forth in Section 6.1(d);

(i) except for litigation or arbitration addressed in Section 5.7, neither it nor any of its Subsidiaries shall settle or compromise, or offer to settle or compromise (other than any litigation or arbitration brought by FMCTI against Technip or brought by Technip against FMCTI arising out of or relating to this Agreement) any litigation or arbitration if such settlement or compromise (x) would involve individually the payment of money by such party or its Subsidiaries in excess of $10,000,000 or together with all such other settlements or compromises the payment of money by such party or its Subsidiaries in excess of $20,000,000 or (y) would involve any admission of material wrongdoing or include any other material non-monetary remedy, including any material conduct requirement or restriction by such party or its Subsidiaries, except, in the case of each clause (x) and clause (y), in the ordinary and usual course of business consistent with past practice;

(j) neither it nor any of its Subsidiaries shall (x) renew, amend in any material respect or terminate any of its Material Contracts, (y) waive, release or assign any material rights or claims thereunder or (z) enter into or subsequently amend in any material respect any Contract that, if existing on the date of the MOU, would be a Material Contract, except, in each case, as permitted pursuant to Section 5.1(c)(ii) or Section 5.1(d) and, in the case of clause (x), in the ordinary and usual course of business consistent with past practice;

(k) neither it nor any of its Subsidiaries shall make or change any material Tax election, adopt or change any material method of Tax accounting, file any material amended Tax Return or enter into a closing agreement or advance pricing agreement in respect of a material amount of Taxes or settle or compromise any material audit, assessment, notice, Tax claim or proceeding relating to Taxes, or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes (except in the ordinary course of business), or enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with respect to a material amount of Taxes, surrender any material right to claim a refund or offset of any Taxes, or change the classification of FMCTI or Technip, as applicable, or any of their Subsidiaries for United States Tax purposes, except, in each case, to the extent otherwise required by Law, required as part of the completion of the Preliminary Transactions or in the ordinary and usual course of business consistent with past practice;

(l) neither it nor any of its Subsidiaries shall make a request for a Tax ruling (other than the French Tax Ruling or any additional ruling request from the French Ministry of Budget having the purpose of obtaining the Technip Intended French Tax Treatment and the transfer to Topco of French Tax losses of the Technip Tax consolidated group, any confirmation requested from Her Majesty’s Revenue and Customs (“HMRC”) as referred to in Section 5.9 or Section 5.11, any additional ruling request from any other Governmental Entity the parties agree is desirable as part of the consummation of the Preliminary Transactions or except as otherwise provided in this Agreement or any schedule to this Agreement);

(m) neither it nor any of its Subsidiaries shall permit any change in its financial accounting principles, policies or practices, except to the extent that any such changes in financial accounting principles, policies or practices shall be required by changes in GAAP or SEC rules and regulations or Regulation S-X of the Exchange Act and, in each case, authoritative interpretations thereof (in the case of FMCTI) or IFRS and authoritative interpretations thereof (in the case of Technip);

(n) neither it nor any of its Subsidiaries shall enter into any Contract that grants “most favored nation” status to any counterparty or any “non-compete” or similar Contract that, in any case, would (or would purport to) materially restrict the business of the Topco Group following the FMCTI Effective Time with respect to engaging or competing in any line of business or in any geographic area;

(o) neither it nor any of its Subsidiaries shall make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly owned Subsidiary), other than (x) any routine travel, relocation and business advances to employees of it or its Subsidiaries and (y) trade credit to customers, in either case, made in the ordinary and usual course of business consistent with past practice;

(p) neither it nor any of its Subsidiaries shall enter into any material new line of business outside of its existing business segments;

(q) it shall not convene any regular or special meeting (or any adjournment or postponement thereof) of its stockholders other than a (i) stockholder meeting to adopt this Agreement, including the FMCTI Stockholders’ Meeting and the Technip Stockholders’ Meetings, and approve the Mergers and (ii) a regular annual meeting to address matters arising in the ordinary course consistent with past practice other than this Agreement and the Mergers;

(r) neither it nor any of its Subsidiaries shall implement or announce any material plant closing, material reduction in labor force or other material layoff of employees or service providers other than routine employee terminations for cause or following performance reviews in the ordinary and usual course of business and consistent with past practice;

(s) neither it nor any of its Subsidiaries shall enter into, renew, amend or terminate any Contract that, if existing on the date of the MOU, would need to be disclosed on Section 4.21 of the FMCTI Disclosure Letter or Technip Disclosure Letter, as applicable; and

(t) neither it nor any of its Subsidiaries shall authorize or enter into an agreement, arrangement or understanding to do any of the foregoing set forth in Section 5.1(a) through (s) if FMCTI or Technip, as applicable, would be prohibited by the terms of Section 5.1(a) through (s) from doing the foregoing.

Nothing contained in this Agreement shall give (x) Technip, directly or indirectly, the right to control or direct the operations of FMCTI or Topco, or (y) FMCTI or Topco, directly or indirectly, the right to control or direct the operations of Technip, prior to consummation of the Technip Merger and FMCTI Merger, respectively. Prior thereto, each of Technip and its Subsidiaries, on the one hand, and FMCTI and its Subsidiaries (including Topco), on the other hand, shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over their business operations.

Section 5.2. Acquisition Proposals.

(a) Without limiting any of such party’s other obligations under this Agreement, each of FMCTI and Technip agrees that, subject to Section 5.2(b), from and after the date of the MOU until the earlier of the FMCTI Effective Time and the termination of this Agreement in accordance with its terms, (x) neither it nor any of its Subsidiaries nor any of the officers, directors or employees of it or its Subsidiaries (including any member of the FMCTI Board or the Technip Board, as applicable) shall and (y) it shall use its commercially reasonable efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly facilitate or encourage (including by way of furnishing information) any inquiries, discussions or the making, submission or announcement of any proposal, request or offer that constitutes, or could reasonably be expected to lead to or result in, an Acquisition Proposal; (ii) have any discussion with any Person relating to an Acquisition Proposal, engage in, continue or otherwise participate in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; (iii) provide any non-public or confidential information or data or afford access to its books or records or directors, officers, employees or advisors, to any Person in relation to an Acquisition Proposal; (iv) terminate, amend, release, modify, or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the it or any of its Subsidiaries (other than to the extent the FMCTI Board or Technip Board, as applicable, determines in good faith after consultation with its financial and outside legal advisors that failure to take any such actions under this Section 5.2(a)(iv) would be inconsistent with the directors’ fiduciary duties under applicable Law); (v) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; (vi) approve or recommend, propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, business combination agreement, option agreement or other similar agreement with respect to an Acquisition Proposal (any of the preceding in this (vi), an “Alternative Acquisition Agreement”); (vii) take any action with the intent to make the provisions of any Takeover Law inapplicable to any transactions contemplated by any Acquisition Proposal or (viii) propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

(b) Notwithstanding anything in this Agreement to the contrary, (I) each of FMCTI and Technip and the FMCTI Board and Technip Board, respectively, shall be permitted to make such disclosure as necessary to (x) in the case of FMCTI, comply with applicable U.S. Law, including Rule 14d-9 and Rule 14e-2 of the Exchange Act and (y), in the case of Technip, comply with applicable French Law, including the General Regulations (Règlement général) of the AMF, provided that, neither clause (x) nor clause (y) will in any way eliminate or modify the effect that any such action would otherwise have under this Agreement and (II) if at any time following the date of the MOU and (x) in the case of FMCTI, prior to the receipt by FMCTI of the FMCTI Requisite Vote and (y) in the case of Technip, prior to the receipt by Technip of the Technip Requisite Vote, (i) FMCTI or Technip, respectively, has received a bona fide Acquisition Proposal from a third party that was not received or obtained in violation of this Section 5.2, which the FMCTI Board or the Technip Board, respectively, determines in good faith (after consultation with its outside legal counsel and financial advisors) constitutes, or could reasonably be expected to lead to, a Superior Proposal and (ii) the FMCTI Board or the Technip Board, respectively, determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, then FMCTI or Technip, as applicable, may (A) furnish nonpublic information to such Person that has delivered such bona fide Acquisition Proposal and (B) engage in discussions or negotiations with such Person with respect to the Acquisition Proposal; provided, that (1) prior to so furnishing such information or engaging in any such discussion or negotiations, as the case may be, the applicable party receives from such Person an executed confidentiality and standstill agreement with confidentiality and standstill terms no less restrictive, in the aggregate, than those contained in the Confidentiality Agreement and (2) any non-public information concerning FMCTI or Technip, as applicable, provided or made available to such Person shall, to the extent not previously provided or made available to Technip or FMCTI, as applicable, be provided or made available to such party under the Confidentiality Agreement as promptly as reasonably practicable (and in no event later than twenty-four (24) hours) after it is provided or made available to such Person.

(c) From and after the date of the MOU, FMCTI or Technip, as applicable, shall promptly (and in any event within twenty-four (24) hours), notify the other party in writing in the event that it, one of its Subsidiaries or any of its Representatives receives (i) any Acquisition Proposal, (ii) any request for non-public information relating to such party or any of its Subsidiaries, other than requests for information in the ordinary and usual course of business and consistent with past practice and unrelated to an Acquisition Proposal, or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. FMCTI or Technip, as applicable, shall notify the other party in writing promptly (and in any event within twenty-four (24) hours) of the identity of such Person and provide an unredacted copy of such Acquisition Proposal, indication, inquiry or request (or, where no such copy is available, a reasonably detailed description of such Acquisition Proposal, indication, inquiry or request) including any debt financing materials related thereto, if any. Subject to applicable Law, FMCTI or Technip, as applicable, shall keep the other party reasonably informed on a current basis of the status of any Acquisition Proposal, indication, inquiry or request, and any material developments, discussions and negotiations related thereto. FMCTI and Technip shall not, and shall cause their respective Subsidiaries and Representatives not to, enter into any Contract that would prohibit FMCTI or Technip, as applicable, from providing the information required by Section 5.2(c).

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to the earlier of (i)(x) in the case of FMCTI, receipt by FMCTI of the FMCTI Requisite Vote and (y) in the case of Technip, receipt by Technip of the Technip Requisite Vote, and (ii) the termination of this Agreement in accordance with its terms, the FMCTI Board shall be entitled to effect a Change in FMCTI Recommendation and the Technip Board shall be entitled to effect a Change in Technip Recommendation, in each case, (A) if such party receives a Superior Proposal (after having complied with, and giving effect to all of the adjustments which may be offered by the other party pursuant to, Section 5.2(e) or (f), as applicable) or (B) in response to an Intervening Event (after having complied with, and giving effect to all of the adjustments which may be offered by the other party pursuant to, Section 5.2(e) or (f), as applicable); provided, however, that, in each case referred to in the foregoing clauses (A) and (B), the FMCTI Board shall be entitled to effect a Change in FMCTI Recommendation or the Technip Board shall be entitled to effect a Change in Technip Recommendation, in each case, only to the extent such Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such a Change in FMCTI Recommendation or Change in Technip Recommendation, as applicable, would be inconsistent with its fiduciary duties under applicable Law.

(e) The FMCTI Board shall not be entitled to effect a Change in FMCTI Recommendation unless (i) FMCTI has not breached this Section 5.2(e) in any material respect, (ii) FMCTI has provided Technip with a written notice (the “FMCTI Change in Recommendation Notice”) that FMCTI intends to take such action, which notice includes, as applicable, (x) an unredacted copy of the Superior Proposal that is the basis of such action (including the identity of the third party making the Superior Proposal and any debt financing materials related thereto, if any) and written notice of the material terms of the Superior Proposal which enabled the FMCTI Board to make the determination that the Acquisition Proposal is a Superior Proposal, or (y) a reasonably detailed summary of the Intervening Event that is the basis of such action, (iii) during the five (5) Business Day period following Technip’s receipt of the FMCTI Change in Recommendation Notice, FMCTI shall, and shall cause its Representatives to, negotiate with Technip in good faith (to the extent Technip desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal or, with respect to an Intervening Event, as would permit the FMCTI Board (consistent with its fiduciary duties under applicable Law) to not make a Change in FMCTI Recommendation; and (iv) following the end of the five (5) Business Day period, the FMCTI Board shall have determined in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to this Agreement proposed in writing by Technip in response to the FMCTI Change in Recommendation Notice or otherwise, that the Superior Proposal giving rise to the FMCTI Change in Recommendation Notice continues to constitute a

Superior Proposal or, as applicable, with respect to the Intervening Event, that its fiduciary duties under applicable Law continue to require it to make such a Change in FMCTI Recommendation. Any amendment to the financial terms or any other material amendment of such Superior Proposal or any material change to the facts and circumstances relating to an Intervening Event, as applicable, shall require a new FMCTI Change in Recommendation Notice and FMCTI shall be required to comply again with the requirements of this Section 5.2(e).

(f) The Technip Board shall not be entitled to effect a Change in Technip Recommendation unless (i) Technip has not breached this Section 5.2(f) in any material respect, (ii) Technip has provided FMCTI with a written notice (the “Technip Change in Recommendation Notice”) that Technip intends to take such action, which notice includes, as applicable, (x) an unredacted copy of the Superior Proposal that is the basis of such action (including the identity of the third party making the Superior Proposal and any debt financing materials related thereto, if any) and written notice of the material terms of the Superior Proposal which enabled the Technip Board to make the determination that the Acquisition Proposal is a Superior Proposal, or (y) a reasonably detailed summary of the Intervening Event that is the basis of such action, (iii) during the five (5) Business Day period following FMCTI’s receipt of the Technip Change in Recommendation Notice, Technip shall, and shall cause its Representatives to, negotiate with FMCTI in good faith (to the extent FMCTI desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal or, with respect to an Intervening Event, as would permit the Technip Board (consistent with its fiduciary duties under applicable Law) to not make a Change in Technip Recommendation; and (iv) following the end of the five (5) Business Day period, the Technip Board shall have determined in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to this Agreement proposed in writing by FMCTI in response to the Technip Change in Recommendation Notice or otherwise, that the Superior Proposal giving rise to the Technip Change in Recommendation Notice continues to constitute a Superior Proposal or, as applicable, with respect to the Intervening Event, that its fiduciary duties under applicable Law continue to require it to make such a Technip Change in Recommendation. Any amendment to the financial terms or any other material amendment of such Superior Proposal or any material change to the facts and circumstances relating to an Intervening Event, as applicable, shall require a new Technip Change in Recommendation Notice and Technip shall be required to comply again with the requirements of this Section 5.2(f).

(g) Any violation of the restrictions by any Subsidiaries of FMCTI or Technip or either party’s respective Representatives or its Subsidiaries’ Representatives provided in this Section 5.2 shall be deemed to be a breach of this Section 5.2 by FMCTI or Technip, as applicable; provided that in no event shall any such breach by a party’s or its Subsidiaries’ Representatives (other than its officers, directors or employees) be deemed in and of itself to constitute a willful and material breach by such party.

(h) Each of FMCTI and Technip agrees that it will, and will cause its Representatives and its Subsidiaries and such Subsidiaries’ Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of the MOU with any Persons conducted heretofore with respect to any Acquisition Proposal (or that could reasonably be expected to lead to an Acquisition Proposal), and request that any such Person promptly return and destroy (and confirm destruction of) all non-public information. Each of FMCTI and Technip agrees that it will use commercially reasonable efforts to promptly inform its Representatives of the obligations undertaken in this Section 5.2. Nothing in this Section 5.2 shall (x) permit FMCTI or Technip to terminate this Agreement (except as specifically provided in Article VII hereof), or (y) affect any other obligation of FMCTI or Technip under this Agreement, except as otherwise expressly set forth in this Agreement. Unless this Agreement shall have been earlier terminated, neither FMCTI nor Technip shall submit to the vote of its stockholders any Acquisition Proposal (other than the Mergers).

Section 5.3. Preparation of Cross-Border Merger Terms, Registration Statement, Information Document, NYSE Listing Application and EU Listing Applications; Publications; Stockholders’ Meetings; Recommendation.

(a)

(i) As promptly as practicable after the date of the MOU, the parties shall prepare or cause to be prepared the Cross-Border Merger Terms for the approval by the Technip Board and the Topco Board in accordance with English Law and French Law, as applicable. The Cross-Border Merger Terms shall be in English and French and set out the terms of the Technip Merger on the terms and subject to the conditions set forth in this Agreement, and shall include such other provisions consistent with this Agreement as may be required under the UK Merger Regulations and the French Merger Regulations or to the extent customary or legally required for transactions of the type of the Technip Merger under English Law and French Law, and any other applicable law in the European Economic Area (“EEA”), as applicable. To the extent of any inconsistency between this Agreement and the Cross-Border Merger Terms, the Cross-Border Merger Terms shall be amended or modified so as to conform to this Agreement, subject to mandatory provisions of English Law and French Law, and any other applicable EEA law, as applicable.

(ii) As promptly as practicable following the finalization of the Cross-Border Merger Terms, and in accordance with all applicable Law, the Technip Board and the Topco Board, as well as the sole stockholder of Topco, shall approve the Cross-Border Merger Terms and the transactions contemplated thereby. Contemporaneously with the filing and publishing of the Information Document pursuant to Section 5.3(b), the parties shall (A) publish the relevant information (i.e., as required by Article R. 236-15 of the French Code de Commerce) concerning the Cross-Border Merger Terms (or their translation into French language) in a Paris Gazette (journal habilité à recevoir des annonces légales), the Bulletin officiel des annonces civiles et commerciales and the Bulletin d’annonces légales obligatoires in France, and cause the Cross-Border Merger Terms to be filed with the Clerk of the Commercial Court of Paris (greffe du Tribunal de Commerce de Paris) and (B) apply to the English Court for an order convening a meeting of the stockholders of Topco in accordance with Regulation 11 of the UK Merger Regulations to approve the Cross-Border Merger Terms (the “Topco Stockholders’ Meeting”) and file with the Registrar in compliance with Regulation 12 of the UK Merger Regulations a copy of such court order and the Cross-Border Merger Terms, together with, if required, a report from the directors of Topco compliant with Regulation 8 of the UK Merger Regulations, which report shall have been approved and adopted by the Topco board of directors in accordance with English Law, and the Technip

Expert Report, and which filing shall be made not less than two (2) months before the date of the Topco Stockholders’ Meeting and in sufficient time for a notice of the Topco Stockholders’ Meeting to be published in the London Gazette by the Registrar not later than the date that is at least one month before the date of the Topco Stockholders’ Meeting ((A) and (B) collectively, the “Merger Terms Publication”). Following the Merger Terms Publication, Technip or Topco, as applicable, shall promptly notify FMCTI or Technip, as applicable, upon receipt of notice of any pending or threatened opposition rights proceeding initiated by any creditors or holders of bonds (obligations), whether or not redeemable or convertible, or warrants (collectively, “Creditors”) of Technip or Topco pursuant to French Law or English Law (whether during the one-month period following the Merger Terms Publication or otherwise). Such notice shall describe in reasonable detail the nature of such opposition rights proceeding. With respect to any such opposition rights proceeding, Section 5.7 shall apply mutatis mutandis.

(b) As promptly as practicable after the date of the MOU, the parties shall prepare and Topco shall file with the SEC a registration statement on Form S-4 (together with any supplements or amendments thereto, the “Registration Statement”) to register the offer and sale of Topco Shares pursuant to the Mergers, as applicable, Topco Shares underlying the Topco Stock Awards and, if applicable, Topco Shares to be issued in case of conversion of the Technip OCÉANEs. The Registration Statement will include a proxy statement/prospectus (together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”) to be used for the FMCTI Stockholders’ Meeting to approve and adopt this Agreement and the FMCTI Merger (as well as the issuance of Topco Shares in the Mergers). Technip and FMCTI each shall use commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable following such filing (including by responding to comments of the SEC), and shall also use its commercially reasonable efforts to satisfy prior to the effective date of the Registration Statement any applicable United States, English, French, foreign or state securities Laws in connection with the issuance of Topco Shares pursuant to the Mergers. After the execution of this Agreement and as promptly as reasonably practicable in accordance with applicable Law: (x) Technip and FMCTI shall prepare and Technip shall file and publish as may be required by the AMF and in accordance with applicable French Law and present to the Technip Extraordinary Stockholders’ Meeting, an information document (document d’information) relating to the Technip Merger, which shall include a report of the Technip Board, compliant with French Law, describing the Technip Recommendation and include the Technip Expert Report (together with any amendments thereof or supplements thereto, the “Information Document”); (y) the parties shall prepare and Topco shall file with the NYSE a listing application (together with any amendments or supplements thereto, the “NYSE Listing Application”) for the listing of Topco Shares, including Topco Shares underlying Topco Stock Awards and Topco Shares to be issued in case of conversion of the Technip OCÉANEs, on the NYSE; and (z) FMCTI and Technip shall prepare, and Topco shall seek approval of and submit, for the purpose of admission of Topco Shares, including Topco Shares underlying Topco Stock Awards and Topco Shares to be issued in case of conversion of the Technip OCÉANEs, to listing on the regulated market of Euronext Paris and, if required by applicable Law, any offer of securities in any member state of the EEA, (i) a listing (and, if applicable, offering) prospectus (together with any amendments or supplements thereto, the “Admission Prospectus”)

to the Competent Regulator in accordance with applicable Law, (ii) an application to the Competent Regulator for notification of the Admission Prospectus and “passport” procedure of the Admission Prospectus to applicable jurisdictions within the EEA, and (iii) an application to Euronext Paris for admission to listing on the regulated market of Euronext Paris (the applications referenced in clauses (ii) and (iii), together with any amendments or supplements thereto, collectively the “EU Listing Applications”). Each party and its Subsidiaries shall prepare and furnish all information (including any financial statements required by and prepared and audited (if applicable) in accordance with applicable Law) concerning itself as may reasonably be requested in connection with such actions and the preparation of the Registration Statement, the Information Document, the NYSE Listing Application, the Admission Prospectus and the EU Listing Applications, provided that no party shall use any such information for any other purpose without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed) or if doing so would violate or cause a violation of United States, English, French or other applicable securities Laws. Each of FMCTI and Technip authorizes Topco to utilize in the Registration Statement, the Information Document, the Admission Prospectus and in all such filed materials the information concerning FMCTI and its Subsidiaries and Technip and its Subsidiaries furnished by each of FMCTI and Technip, respectively. Each party shall provide the other parties with a reasonable opportunity to review the Registration Statement, the Proxy Statement/Prospectus, the Information Document, Admission Prospectus, NYSE Listing Application and EU Listing Application, and any amendment or supplement thereto (which comments shall be reasonably considered by the party making such filing) prior to their filing. No filing of, or amendment or supplement to, such document shall be made by Topco, Technip or FMCTI, without the prior consent of Technip and FMCTI, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed). Topco shall use its commercially reasonable efforts to obtain the approval of the Admission Prospectus by the Competent Regulator as promptly as reasonably practicable and to procure that the Competent Regulator provides, to the extent required under applicable Law, to any relevant competent authorities a certificate of approval and other documentation required under the EU Prospectus Directive (Directive 2003/71/EC), as amended, for the Admission Prospectus to be, to the extent required under applicable Law, “passported” into any relevant member states of the European Union. Subject to applicable Law, the parties agree that the information relating to the parties and their respective businesses included in the Registration Statement, the Information Document, the NYSE Listing Application, the Admission Prospectus and the EU Listing Applications shall be identical in terms of content to the greatest extent practicable and necessary. The parties agree to correct promptly any information provided by it for use in the Registration Statement, the Information Document, the NYSE Listing Application, the Admission Prospectus and the EU Listing Applications if and to the extent that such information shall have become incorrect or misleading in any material respect or as otherwise required by applicable Law. Topco shall promptly advise Technip of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Topco Shares for offering or sale in any jurisdiction, and each of the parties shall, subject to Section 5.5, use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff, the Competent Regulator or their employees, or any comments from any other Governmental Entity and of any request by the

SEC or its staff, the Competent Regulator or their employees or any request by any other Governmental Entity for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus, the Information Document, Admission Prospectus, NYSE Listing Application or EU Listing Application, or for additional information, and will supply each other with copies of all correspondence between any FMCTI, Technip or Topco, as applicable, or any of their respective Representatives, and the SEC or its staff, the Competent Regulator or their employees, or any other Governmental Entity with respect to the foregoing documents and applications, in each case to the extent permitted by applicable Law. The parties acknowledge and agree that the directors of Topco, and each person who has agreed to become a director of Topco, will be required to take responsibility for the Admission Prospectus in accordance with, and solely to the extent required by, applicable Law.

(c) Each of the parties shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”), the Exchange Act, any applicable French, English or other non-United States securities Laws or any applicable state securities or “blue sky” laws and the rules and regulations thereunder, in connection with the transactions contemplated by this Agreement and the issuance and listing of Topco Shares.

(d) FMCTI will take, in accordance with applicable Law, the applicable rules and regulations of the SEC and the NYSE and the FMCTI Organizational Documents, all action necessary to convene a meeting of its stockholders (the “FMCTI Stockholders’ Meeting”) as promptly as practicable after the later of (x) the expiration of any Creditor rights opposition period following the Merger Terms Publication under French Law or English Law and (y) the date the Registration Statement is declared effective. Unless a Change in FMCTI Recommendation has been made in accordance with by this Agreement, the FMCTI Board shall make the FMCTI Recommendation and include the FMCTI Recommendation in the Proxy Statement/Prospectus. FMCTI shall, unless a Change in FMCTI Recommendation has been made in accordance with this Agreement, use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action reasonably necessary or advisable to secure FMCTI’s stockholders’ approval thereof. In the event that on or subsequent to the date of the MOU and prior to the FMCTI Stockholders’ Meeting (including any adjournment thereof), the FMCTI Board determines either to make no recommendation for the FMCTI Merger, or to withdraw, modify or qualify its recommendation for the FMCTI Merger in a manner that is adverse to Technip (including by failing (A) to recommend against any Acquisition Proposal (or any material modification thereto) within ten (10) Business Days after commencement of such offer (or such material modification) or (B) to promptly confirm the FMCTI Recommendation within ten (10) Business Days after a written request by Technip) (such determination not to make a recommendation or any such withdrawal, modification or qualification, a “Change in FMCTI Recommendation”), which Change in FMCTI Recommendation shall be made only in accordance with Section 5.2(d), then Technip shall have a right to terminate this Agreement in accordance with Section 7.4(a). Any Change in FMCTI Recommendation shall not limit or modify the obligation of FMCTI to present this Agreement for adoption at the FMCTI Stockholders’ Meeting pursuant to this Section 5.3(d), and, if this Agreement is not otherwise terminated by either FMCTI or Technip in accordance with the terms hereof, this Agreement and the transactions contemplated hereby shall be submitted to the stockholders of FMCTI at the FMCTI Stockholders’ Meeting for the purpose of obtaining the FMCTI Requisite Vote.

(e) Technip will take, in accordance with applicable Law, the applicable rules and regulations of the AMF and Euronext Paris and the Technip Organizational Documents, all action necessary to convene a special general meeting of its stockholders entitled to double voting rights (the “Technip Special Stockholders’ Meeting”) and an extraordinary general meeting of its stockholders (the “Technip Extraordinary Stockholders’ Meeting” and together with the Technip Special Stockholders’ Meeting, the “Technip Stockholders’ Meetings”) as promptly as practicable after the later of (x) the expiration of any Creditor rights opposition period following the Merger Terms Publication under French Law or English Law and (y) the date the Registration Statement is declared effective. Unless a Change in Technip Recommendation has been made in accordance with this Agreement, the Technip Board shall make the Technip Recommendation and include the Technip Recommendation in the Information Document. Technip shall, unless a Change in Technip Recommendation has been made in accordance with this Agreement, use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action reasonably necessary or advisable to secure Technip’s stockholders’ approval thereof. In the event that on or subsequent to the date of the MOU and prior to the Technip Extraordinary Stockholders’ Meeting (including any adjournment thereof), the Technip Board determines either to make no recommendation for the Technip Merger, or to withdraw, modify or qualify its recommendation for the Technip Merger in a manner that is adverse to FMCTI (including by failing (A) to recommend against any Acquisition Proposal within ten (10) Business Days after the “déclaration de conformité” of the AMF in respect of such offer or (B) to promptly confirm the Technip Recommendation within ten (10) Business Days after a written request by FMCTI) (such determination not to make a recommendation or any such withdrawal, modification or qualification, a “Change in Technip Recommendation”), which Change in Technip Recommendation shall be made only in accordance with Section 5.3(e), then FMCTI shall have a right to terminate this Agreement in accordance with Section 7.3(a). Any Change in Technip Recommendation shall not limit or modify the obligation of Technip to present the removal of the double voting rights for approval at the Technip Special Stockholders’ Meeting and the Technip Merger for approval at the Technip Extraordinary Stockholders’ Meeting pursuant to this Section 5.3(e), and, if this Agreement is not otherwise terminated by either FMCTI or Technip in accordance with the terms hereof, the removal of the double voting rights shall be submitted to the stockholders of Technip entitled to double voting rights at the Technip Special Stockholders’ Meeting and the Cross-Border Merger Terms and the transactions contemplated thereby and by this Agreement shall be submitted to the stockholders of Technip at the Technip Extraordinary Stockholders’ Meeting, for the purpose of obtaining the Technip Requisite Vote. In furtherance and without limitation of the foregoing, Technip shall not terminate, waive, amend or modify any provision of any Shareholder Letter without FMCTI’s prior written consent.

(f) FMCTI and Technip shall each use their commercially reasonable efforts to cause the FMCTI Stockholders’ Meeting and the Technip Extraordinary Stockholders’ Meeting to be held on the same date. Technip shall use its commercially reasonable efforts to cause the Technip Special Stockholders’ Meeting to be held prior to and on the same date as the Technip Extraordinary Stockholders’ Meeting. Notwithstanding the foregoing, (i) after the FMCTI Stockholders’ Meeting has been convened, FMCTI shall, upon the request of Technip (and FMCTI may, if Technip does not make such request) adjourn the FMCTI Stockholders’ Meeting on one or more occasions to the extent necessary to achieve the required quorum and solicit additional proxies in order to obtain the FMCTI Requisite Vote, for such time period as determined by Technip (or, if Technip does not make such request, as determined by FMCTI), (ii) after the Technip Extraordinary Stockholders’ Meeting has been convened, the Technip Board shall, upon the request of FMCTI (and Technip may, if FMCTI does not make such request) adjourn the Technip Extraordinary Stockholders’ Meeting on one or more occasions to the extent necessary to achieve the required quorum and solicit additional proxies in order to obtain the Technip Requisite Vote, for such time period as determined by FMCTI (or, if FMCTI does not make such request, as determined by Technip) and (iii) if FMCTI adjourns the FMCTI Stockholders’ Meeting in accordance with clause (i) or Technip adjourns the Technip Extraordinary Stockholders’ Meeting in accordance with clause (ii), Technip and FMCTI, respectively, may adjourn the Technip Stockholders’ Meetings and the FMCTI Stockholders’ Meeting to the date to which the FMCTI Stockholders’ Meeting or Technip Extraordinary Stockholders’ Meeting has been adjourned; provided, however that, in each case, (x) such adjournment shall not exceed fifteen days for each such adjournment, (y) the FMCTI Stockholders’ Meeting or the Technip Extraordinary Stockholders’ Meeting, as applicable, shall not be adjourned without the written approval of both FMCTI and Technip by more than forty-five (45) days in the aggregate from the date on which the FMCTI Stockholders’ Meeting or Technip Extraordinary Stockholders’ Meeting, as applicable, was originally convened and (z) for the avoidance of doubt, except as provided in clause (iii) above, no such adjournment shall be permitted if FMCTI or Technip, as applicable, shall have received at the applicable Stockholders’ Meeting an aggregate number of proxies necessary to obtain the FMCTI Requisite Vote or the Technip Requisite Vote, as applicable, which have not been withdrawn, such that the condition in Section 6.1(a) would be satisfied (with respect to FMCTI or Technip, as applicable) if a vote were taken at the applicable Stockholders’ Meeting.

Section 5.4. Expert Report and Pre-Merger Certificates.

(a) Report on Technip Merger Consideration. Technip and Topco shall apply to the applicable courts to appoint one or two eligible accounting firms (each, an “Accounting Firm”) to issue a report complying with applicable provisions of English Law and French Law (including the relevant provisions of the UK Merger Regulations and the French Merger Regulations) regarding the fairness of the Technip Merger Consideration, taking into account the entirety of the transactions contemplated by this Agreement, including the FMCTI Merger (the “Technip Expert Report”), or, if required by a mandatory provision of English Law or French Law, another reputable accounting firm appointed by the applicable court upon request of Technip or Topco, to issue a report complying with applicable provisions of English Law and French Law regarding the Technip Merger Consideration, each in accordance with applicable provisions of English and French Law (including AMF regulations and recommendations). Technip and FMCTI shall each use commercially reasonable efforts to cooperate with the Accounting Firm in order to obtain a favorable report on the Technip Merger Consideration and, in the event that the Accounting Firm provides, or indicates an intention to provide, an unfavorable report, work in good faith with the Accounting Firm to seek to address the auditors’ concerns with a view to obtaining a favorable report for a period of at least thirty (30) days unless the Accounting Firm has advised the parties finally that it will be unable to provide a favorable report.

(b) Pre-Merger Certificates. Technip and Topco shall use their respective reasonable best efforts to satisfy the pre-merger requirements as set out in the UK Merger Regulations (including the requirements as further specified in Section 5.3) and French Merger Regulations (including the requirements as further specified in Section 5.3 and the filing of a pre-merger conformity statement (déclaration de conformité des actes et des formalités préalables à une fusion transfrontalière) with the Registrar of Companies in Paris (Registre du commerce et des sociétés du tribunal de commerce de Paris) as promptly as practicable following the Merger Terms Publication in France) and to obtain, and to take such action as is necessary to obtain (i) from the Clerk of the Paris Commercial Court (greffe du Tribunal de Commerce de Paris), a “pre-merger” certificate (such certificate being the attestation de conformité pursuant to Articles L. 236-29 and R. 236-17 of the French Code de Commerce) attesting to the proper completion of the pre-merger acts and formalities under French Law, and (ii) an order from the English Court attesting to the proper completion of the pre-merger acts and formalities under English Law in accordance with Regulation 6 of the UK Merger Regulations (together, the “Pre-Merger Certificates”). Following receipt of the Pre-Merger Certificates, Technip and Topco will comply with all necessary acts, formalities and filing requirements under English Law and French Law.

Section 5.5. Reasonable Best Efforts; Regulatory Filings and Other Actions.

(a) Reasonable Best Efforts; Regulatory Filings. Other than with respect to the CFIUS Clearance (which is covered in Section 5.19) and the MINEFI Clearance (which is covered in Section 5.20), each of the parties shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Law to obtain the Technip Merger Order and consummate and make effective the Mergers and the other transactions contemplated by this Agreement as soon as practicable, including (i) promptly making all necessary applications under, and otherwise satisfying the requirements of, the UK Merger Regulations, as promptly as practicable after the receipt of the Pre-Merger Certificates and the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing), (ii) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, authorizations and other Permits (including the Competition Approvals and all approvals and consents to be obtained from the Regulatory Authorities) (collectively, “Consents”) necessary or advisable to be obtained from any Governmental Entity or any Self-Regulatory Organization in order to consummate the transactions contemplated by this Agreement, (iii) using their reasonable best efforts to resolve objections as may be asserted with respect to the transactions contemplated by this Agreement under any Laws, including the defending of any lawsuits or other legal proceedings, whether judicial or administrative or otherwise, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order or preliminary injunction entered by any court or other Governmental Entity vacated or reversed, and (iv) executing and delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Among other things, in connection with obtaining any Consent from a Governmental Entity that is necessary to be obtained in order to consummate the transactions contemplated by this Agreement, the foregoing shall, subject to the following sentence, require the parties to agree to sell or hold separate and agree to sell, or take any other action (including agreeing and consenting to (x) restrictions on, or impairment of, its ability to own, manage, operate, or otherwise exercise full ownership rights of, any assets or businesses, or interests in any assets or businesses and (y) the creation, termination or amendment of relationships, contractual rights, obligations, ventures or other arrangements) with respect to, before or after the FMCTI Effective Time, any assets or businesses, or interests in any assets or businesses, of Topco, FMCTI, Technip or any of their respective Subsidiaries, as applicable (or agreeing to consent to any such sale, or agreement to sell, by Topco, FMCTI, Technip or any of their respective Subsidiaries, as applicable and as the case may be, of any of its assets or businesses). However, no party shall, in connection with the obligations imposed by this Section 5.5(a), (x) be required to take any action if such action (I) would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on FMCTI or Technip or (II) is not conditioned on the consummation of the Mergers or (y) take any action without the other party’s prior written consent (which consent shall not be withheld, conditioned or delayed if doing so would be inconsistent with such party’s obligations under this Section 5.5(a)). Notwithstanding anything in this Agreement to the contrary, the parties agree to make, or cause to be made, the commitments set forth in Section 5.5(a) of the FMCTI Disclosure Letter and Technip Disclosure Letter (for the avoidance of doubt, including in connection with obtaining the MINEFI Clearance).

(b) Prior Review of Certain Information. Subject to applicable Law and other than with respect to the CFIUS Clearance (which is covered in Section 5.19) and the MINEFI Clearance (which is covered in Section 5.20), FMCTI and Technip shall provide the other party and/or its counsel with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other party in connection with all submissions, filings or communications (and the documents submitted therewith) intended to be submitted to, any Governmental Entity or any Self-Regulatory Organization, in connection with the Mergers and the other transactions contemplated by this Agreement. Each of the parties agrees not to participate independently in any meeting with any Governmental Entity or any Self-Regulatory Organization in connection with the Mergers and other transactions contemplated by this Agreement and shall provide the other party with reasonable advance notice of the meeting and the opportunity to participate in any meeting unless prohibited by applicable Law or the Governmental Entity or Self-Regulatory Organization, as applicable. Subject to applicable Law, FMCTI and Technip shall keep each other apprised of all correspondence and discussions with any Governmental Entity or any Self-Regulatory Organization in respect of any filings, investigation or other inquiry in connection with the transactions contemplated hereby.

(c) Furnishing of Information. Subject to applicable Law and other than with respect to the CFIUS Clearance (which is covered in Section 5.19) and the MINEFI Clearance (which is covered in Section 5.20), FMCTI and Technip each shall promptly furnish the other with a copy of all notices or other communications received or provided by FMCTI or Technip, as the case may be, from or to any Governmental Entity or any Self-Regulatory Organization, and will furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, submission, filing, notice or application made by or on behalf of the parties or any of their respective Subsidiaries to any Person and/or any Governmental Entity or any Self-Regulatory Organization in connection with the Mergers and the other transactions contemplated by this Agreement.

(d) Status Updates and Notice. Subject to applicable Law and other than with respect to the CFIUS Clearance (which is covered in Section 5.19) and the MINEFI Clearance (which is covered in Section 5.20), FMCTI and Technip each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with (i) written notice of the occurrence, or non-occurrence, of any event that would reasonably be expected to cause any condition to the obligations of any party to effect the Mergers not to be satisfied; (ii) written notice of the breach by a party of, or any other failure of a party to comply with or satisfy any, representation, warranty, covenant, condition or agreement made, or to be complied with or satisfied, by it pursuant to this Agreement which would reasonably be expected, individually or in the aggregate, to result in any condition to the obligations of any party to effect the Mergers not to be satisfied (provided, however, that the delivery of any notice pursuant to this Section 5.5(d) shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice); and (iii) copies of notices or other communications received by FMCTI or Technip, as the case may be, or any of their respective Subsidiaries, from any Person and/or any Governmental Entity or any Self-Regulatory Organization, with respect to such transactions; provided that a good-faith failure to comply with the foregoing clauses (i)-(iii) shall itself not constitute a material breach or failure of a condition unless the underlying change or event shall also constitute a material breach or failure. FMCTI and Technip shall regularly review with each other the progress of any filings, investigation or other inquiry by a Governmental Entity or any Self-Regulatory Organization, and discuss with each other the scope, timing and tactics of any such actions in relation thereto with a view to obtaining approval or Consent from (or expiration or termination of any applicable waiting period with regard to or any investigation by) the applicable Governmental Entity or Self-Regulatory Organization at the earliest reasonable opportunity.

(e) Treatment of Sensitive/Privileged Information. Notwithstanding anything to the contrary contained herein, for any information exchanged under this Section 5.5, it is understood that FMCTI and Technip may, as each deems necessary, reasonably designate any competitively sensitive material provided to the other party under this Section 5.5 or any subsection thereof as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (FMCTI or Technip, as the case may be) or its legal counsel; provided, further, that materials provided to the other party pursuant to this Section 5.5 or any subsection thereof may be redacted (i) to remove references concerning the valuation of the transactions contemplated hereby and (ii) as necessary to address reasonable privilege concerns. The parties agree to take information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.5 in a manner so as to preserve the applicable privilege.

Section 5.6. Access. From the date of the MOU to the consummation of the FMCTI Merger, the parties shall, and shall cause each of their respective Subsidiaries, and shall direct and use commercially reasonable efforts to cause their respective directors, officers, employees, counsel, accountants, consultants (including any investment banker or financial advisor) and other authorized agents, intermediaries, or third party representatives that act or perform services for or on behalf of such Party (“Representatives”) to: (a) provide to each other and their respective Representatives, upon prior written notice, reasonable access, during normal business hours in such a manner as not to unreasonably interfere with the operation of any business conducted by it, to its officers, employees, properties, offices, other facilities and books and records; and (b) furnish promptly such information concerning its business, properties, contracts, assets and liabilities as the parties or their respective Representatives may reasonably request; provided, however, that each party shall not be required to (or to cause any of their respective Subsidiaries or Representatives to) afford such access or furnish such information (i) to the extent that it reasonably believes in good faith that doing so would: (A) result in the loss of attorney-client privilege; (B) violate any of its obligations with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Contract to which it is party; or (C) breach, contravene, violate or result in liability under any applicable Law (including any antitrust or competition Law) (it being agreed that the parties shall use their respective commercially reasonable efforts to reduce the scope of or eliminate the applicable restriction) or (ii) if FMCTI or Topco or any of their affiliates, on the one hand, and Technip or any of its affiliates, on the other hand, are adverse parties in any legal proceeding or action, to the extent that is reasonably pertinent to such proceeding or action; provided, further that neither party nor any of its Representatives shall be permitted to conduct intrusive environmental investigations, including of the air, water, soil, sediments, building materials or other environmental media of or at properties, offices or facilities of the other party, without the prior written consent of the other party. The parties shall, and shall cause each of their respective Subsidiaries and shall direct and use commercially reasonable efforts to cause their respective Representatives to, hold all information provided or furnished pursuant to this Section 5.6 confidential in accordance with the terms of the Confidentiality Agreement.

Section 5.7. Transaction Litigation. Without limiting the parties’ obligations under Section 5.5, each of FMCTI and Technip shall give the other party the opportunity to participate in the defense or settlement of any stockholder litigation against such party or its officers or directors relating to the Mergers and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the parties’ obligations under Section 5.5, each of FMCTI and Technip shall reasonably cooperate, shall cause their respective Subsidiaries to reasonably cooperate, and shall use its commercially reasonable efforts to cause its Representatives to reasonably cooperate, in the defense against such litigation.

Section 5.8. Publicity. The initial press release regarding this Agreement and the Mergers shall be a joint press release mutually agreed by FMCTI and Technip. Thereafter through the consummation of the FMCTI Merger, none of the parties hereto shall issue or cause the publication of any press release or other public announcement concerning this Agreement, the Mergers or the other transactions contemplated hereby without the prior consultation and consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by obligations pursuant to any listing agreement with the NYSE or Euronext Paris, as applicable, or by any Governmental Entity with jurisdiction over such party, in which case the party required to make such publication or announcement shall consult in advance with the other parties hereto to the extent reasonably practicable. For the avoidance of doubt, the provisions of this Section 5.8 do not apply to any announcement, document or publication in connection with an Acquisition Proposal, Superior Proposal, Intervening Event, FMCTI Change of Recommendation or Technip Change of Recommendation, or litigation or arbitration among the parties with respect to this Agreement or the transactions contemplated hereby, as applicable.

Section 5.9. Certain Tax Matters.

(a) Each of the parties shall use each of their respective reasonable best efforts and take such reasonable actions to obtain such Tax clearances as are required under Section 5.11, the French Tax Ruling and the Tax opinion described in Section 6.3(e), including by (i) not taking any action that such party knows is reasonably likely to prevent such qualification or to prevent the obtaining of such Tax clearances, Tax ruling or Tax opinions, (ii) negotiating and executing such amendments to this Agreement as may be reasonably required in order to obtain such qualification or Tax clearances or otherwise to make provision for the issuance, delivery and/or future trading of the Topco Shares and/or any other securities of Topco in a United Kingdom stamp duty and stamp duty reserve tax efficient manner (it being understood that no party will be required to agree to any such amendment), and (iii) timely filing a complete Tax ruling request (demande d’agrément) with the French Ministry of Budget in accordance with the provisions of Articles 210 B-3, 210 C-2 and 1649 nonies of the French Tax Code (the “French Tax Ruling”). Each of the parties shall use its respective reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to Tax counsel in furtherance of such Tax opinion.

(b) If either party is, or should reasonably become, aware of any fact or circumstance that such party may reasonably expect would cause the representation in Section 4.11(i) to be untrue at the Merger Effective Date, then such party shall promptly notify the other parties. The parties agree to execute certificates containing appropriate representations at such time or times as may be reasonably requested by Tax counsel that are in form and substance acceptable to such counsel, including certificates substantially in the form set forth in Section 5.9(b) of the FMCTI Disclosure Letter and Section 5.9(b) of the Technip Disclosure Letter, in connection with such counsel’s delivery of an opinion or opinions rendered in connection with the Transactions including the opinions of Latham & Watkins LLP and Davis Polk & Wardwell LLP described in Section 7.2(e). The parties shall cooperate and use reasonable best efforts to obtain the opinions of Latham & Watkins LLP and Davis Polk & Wardwell LLP described in Section 7.2(e). Subject to Section 5.9(b) of the FMCTI Disclosure Letter and Section 5.9(b) of the Technip Disclosure Letter, each of the parties shall use each of their respective reasonable best efforts and take such reasonable actions to cause the Transactions to qualify for the opinions set forth in Section

7.2(e), including by (i) not taking any action that such party knows (or not failing to take any action which failure such party knows) is reasonably likely to prevent such qualification, and (ii) negotiating in good faith such amendments to this Agreement as may be reasonably required in order to obtain such qualification (it being understood that no party will be required to agree to any such amendment).

Section 5.10. Expenses. Subject to Section 5.11(c) and Section 7.5, whether or not the Mergers are consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses; provided, that (a) the registration and filing fees and the printing and mailing costs of the Registration Statement (including the Proxy Statement/Prospectus), the Information Document, the NYSE Listing Application, the Admission Prospectus and the EU Listing Applications, and (b) any required filing fees with any Governmental Entity or any Self-Regulatory Organization in connection with the transactions contemplated by this Agreement, in each of cases (a) and (b), shall be shared equally by FMCTI and Technip unless prohibited by applicable Law. In case of a termination of this Agreement by either party, any Expenses and liabilities incurred by Topco or any Transaction Entity in connection with the transactions contemplated by this Agreement shall be borne equally by FMCTI and Technip. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Registration Statement, Proxy Statement/Prospectus, Information Document, NYSE Listing Application, Admission Prospectus and EU Listing Applications, and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby and thereby, including in the case of Topco and any Transaction Entity any Expenses incurred by it in connection with the incorporation and financing of Topco or such Transaction Entity prior to the date of this Agreement.

Section 5.11. United Kingdom Stamp Taxes.

(a) (i) The parties shall, as soon as reasonably practicable after the date of the MOU, apply for such written confirmations from HMRC in relation to United Kingdom stamp duty or stamp duty reserve tax that any relevant clearance system or depositary (such as, without limitation, the Depository Trust Company and/or Euroclear) reasonably requests in connection with the issuance, delivery and/or future trading of Topco Shares and/or any other securities of Topco in connection with the Mergers; (ii) Technip shall apply for confirmation from HMRC that the Technip Merger Order is not subject to United Kingdom stamp duty; and (iii) the parties shall cooperate to obtain any additional confirmations from HMRC in relation to stamp duty or stamp duty reserve tax that they consider (acting reasonably) to be necessary in connection with the Mergers.

(b) The parties shall execute this Agreement outside the United Kingdom and shall use their reasonable best efforts to ensure that an original executed copy of this Agreement is not brought into the United Kingdom.

(c) The allottees of Topco Shares pursuant to this Agreement shall not be liable to United Kingdom stamp duty or stamp duty reserve tax arising in connection with the issuance of such Topco Shares and any such stamp duty or stamp duty reserve tax shall be the liability of and borne by Topco.

Section 5.12. Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of six (6) years from and after the FMCTI Effective Time, Topco shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present (as of the FMCTI Effective Time) directors, officers and employees of FMCTI and its Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the MOU by FMCTI pursuant to the Organizational Documents of FMCTI or its Subsidiaries and indemnification agreements, if any, in existence on the date of the MOU with any directors, officers and employees of FMCTI and its Subsidiaries against all costs or expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries, fines, losses, claims, damages or liabilities incurred by such individual in connection with any civil, criminal, administrative or investigative proceeding arising out of or pertaining to any act or omission of the director, officer or employee of FMCTI or its Subsidiaries and (B) without limitation to clause (A), with respect to directors and officers, to the fullest extent permitted by Law, in each case for acts or omissions occurring at or prior to the FMCTI Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in Topco’s (or any successor’s) Organizational Documents for a period of at least six (6) years after the FMCTI Effective Time, provisions providing for the elimination of liability of directors, indemnification of officers and directors and advancement of expenses to the fullest extent permitted by Law, (iii) cause to be maintained for a period of six (6) years after the FMCTI Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by FMCTI (provided, that Topco (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the FMCTI Effective Time; provided, however, that in no event shall Topco be required to expend in any one year an amount in excess of two hundred percent (200%) of the annual premiums (such two hundred percent (200%) amount, the “Maximum FMCTI Insurance Amount”) currently paid by FMCTI for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Topco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Topco may, in lieu of maintaining the insurance described in clause (iii) of this Section 5.12(a), purchase a six-year “tail” prepaid policy on terms and conditions no less advantageous to the insured than the current directors’ and officers’ liability insurance and fiduciary liability insurance maintained by FMCTI; provided, that the aggregate amount paid by Topco shall not exceed six (6) times the Maximum FMCTI Insurance Amount. The obligations of Topco under this Section 5.12(a) shall be subject to any restrictions of applicable Law and shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.12(a) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.12(a) applies shall be third-party beneficiaries of this Section 5.12(a)).

(b) From and after the FMCTI Effective Time, Topco shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present (as of the FMCTI Effective Time) directors, officers and employees of Technip and its Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the MOU by Technip pursuant to the Organizational Documents of Technip or its Subsidiaries and indemnification agreements, if any, in existence on the date of the MOU with any directors, officers and employees of Technip and its Subsidiaries against all costs or expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries, fines, losses, claims, damages or liabilities incurred by such individual in connection with any civil, criminal, administrative or investigative proceeding arising out of or pertaining to any act or omission of the director, officer or employee of FMCTI or its Subsidiaries and (B) without limitation to clause (A), with respect to directors and officers, to the fullest extent permitted by Law, in each case for acts or omissions occurring at or prior to the FMCTI Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in Topco’s (or any successor’s) Organizational Documents for a period of at least six (6) years after the FMCTI Effective Time, provisions providing for the elimination of liability of directors, indemnification of officers and directors and advancement of expenses to the fullest extent permitted by Law and (iii) cause to be maintained for a period of six (6) years after the FMCTI Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Technip (provided, that Topco (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the FMCTI Effective Time; provided, however, that in no event shall Topco be required to expend in any one year an amount in excess of two hundred percent (200%) of the annual premiums (such two hundred percent (200%) amount, the “Maximum Technip Insurance Amount”) currently paid by Technip for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Topco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Topco may, in lieu of maintaining the insurance described in clause (iii) of Section 5.12(b), purchase a six-year “tail” prepaid policy on terms and conditions no less advantageous to the insured than the current directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Technip; provided, that the aggregate amount paid by Topco shall not exceed six (6) times the Maximum Technip Insurance Amount. The obligations of Topco under this Section 5.12(b) shall be subject to any restrictions of applicable Law and shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.12(b) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.12(b) applies shall be third party beneficiaries of this Section 5.12(b)).

Section 5.13. Section 16 Matters. Prior to the FMCTI Effective Time or the Technip Effective Time, as applicable, FMCTI or Topco, as applicable, shall take all such steps as may be required or appropriate to cause any dispositions of FMCTI Shares (including derivative securities with respect to FMCTI Shares) or acquisitions of Topco Shares (including derivative securities with respect to Topco Shares) resulting from the transactions contemplated by this Agreement by each individual (each, a “Section 16 Person”)

who is subject to the reporting requirements of Section 16(a) of the United States Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”) with respect to FMCTI or Topco, as applicable, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14. Topco Capital Increase. Prior to the Technip Effective Time, Topco shall take or cause to be taken all such steps as may be required for Topco to issue Topco Shares and the Topco Stock Awards (and Topco Shares underlying such awards) in respect of the Mergers (the “Topco Capital Increase”) and the Topco Shares to be issued in case of conversion of the Technip OCÉANEs.

Section 5.15. Technip Notes, and OCÉANEs. Technip shall use its reasonable best efforts to serve valid notices of (no later than fifteen (15) days prior to) and convene general meetings of the holders of (x) the €200 million 5.00% bonds due July 27, 2020, €150 million 3.40% bonds due June 14, 2022, €100 million 4.00% bonds due June 14, 2032, €75 million 4.00% bonds due June 15, 2027, €100 million 3.75% bonds due October 7, 2033, €130 million 3.15% bonds due October 16, 2023, €125 million 3.15% bonds due October 18, 2023 and €450 million 0.875% non-dilutive cash settled convertible bonds due January 25, 2021 (the “Technip Bonds”) and (y) the Technip OCÉANEs, in order that such meetings of holders may validly deliberate and vote on the Technip Merger pursuant to and in accordance with Art. L. 228-65 of the French commercial code. In the event that a quorum is not present at any such meeting, Technip shall adjourn or postpone such meeting and shall promptly serve notice of such adjourned or postponed meeting no later than ten (10) days prior to the date of such meeting. Any initial meeting shall be scheduled no later than twenty-five (25) days after (and in no event before) the date on which the Cross-Border Merger Terms are filed with the clerk of the Commercial Court of Paris, and any adjourned or postponed meeting shall be scheduled no later than twenty-five (25) days after the previously scheduled meeting. In the event that any such meeting of holders votes to oppose the Technip Merger:

(a) Technip and Topco shall continue to comply with their obligations under this Agreement to consummate and make effective the Mergers, subject to the terms and conditions of this Agreement;

(b) Technip shall publish its intention to continue with the Technip Merger in the Bulletin des announces légales (BALO) and in any other newspaper of legal record in which the notice of such meeting of holders was originally published; and

(c) Section 5.7 shall apply, mutatis mutandis, in the event that the representative of any masse of the holders of any of securities named in this Section 5.15 brings any opposition proceeding in the Commercial Court of Paris.

Section 5.16. Preliminary Transactions; U.S. Merger Sub.

(a) Preliminary Transactions. As promptly as practicable following the date hereof, FMCTI shall take all action necessary and appropriate, in accordance with applicable Law, to form the Transaction Entities and consummate the Preliminary Transactions as described in Section 5.16(a) of the FMCTI Disclosure Letter. To the extent that Section 5.16(a) of the FMCTI Disclosure Letter provides that a specific action within the Preliminary Transactions shall occur as of a particular date or time relative to other actions, such action shall be taken as of or prior to such date or time. Each party shall have the right to implement reasonable modifications to the steps set forth in Section 5.16(a) of the FMCTI Disclosure Letter, subject to the consent of the other party, which consent shall not be unreasonably delayed, conditioned or withheld. FMCTI shall keep Technip reasonably informed with respect to the status of, and any material developments in connection with, the Preliminary Transactions. All transfer and other documents required to implement the Preliminary Transactions shall be prepared by FMCTI and shall be subject to prior approval by Technip, which approval shall not be unreasonably delayed, conditioned or withheld; provided that the substantive terms of such documents shall be jointly determined in good faith by Technip and FMCTI.

(b) U.S. Merger Sub. In furtherance, and not in limitation, of Section 5.16(a), (i) FMCTI shall take all necessary and appropriate actions to cause this Agreement and the transactions contemplated by this Agreement, including the FMCTI Merger, to be approved and adopted, as applicable, by U.S. Merger Sub and its sole stockholder for all required purposes under applicable Law and (ii) FMCTI shall, and shall cause its applicable Subsidiaries to, cause U.S. Merger Sub to become a party to this Agreement as if an original party hereto by executing a joinder to this Agreement, substantially in the form attached hereto as Exhibit C.

Section 5.17. Financing Matters. Between the date of the MOU and the Merger Effective Date, each of FMCTI and Technip shall, and shall cause its Subsidiaries to, use commercially reasonable efforts, in connection with any Contract or series of related Contracts relating to indebtedness that becomes or may become due and payable as a result of the transactions contemplated hereby, to the extent that the consummation of the transactions contemplated by this Agreement would result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any notification or consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, such terms or provisions, (a) to obtain all necessary waivers or consents for the purpose of waiving any terms or provisions of such agreements, (b) to refinance, renew or replace the indebtedness under such agreements on terms mutually agreeable to Technip and FMCTI; provided, that the transactions contemplated by this Agreement shall not result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any notification or consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, any agreement under which such indebtedness is refinanced, renewed or replaced, or (c) to ensure that sufficient cash is available for the prompt payment of any indebtedness under any such agreements. In addition, between the date of the MOU and the Merger Effective Date, each of FMCTI and Technip shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cooperate to develop a mutually agreed global financing structure for Topco and its Subsidiaries from and after the Merger Effective Date, and to reasonably cooperate in connection with the arrangement of such financing.

Section 5.18. Employment Matters.

(a) As soon as practicable following the date hereof, FMCTI and Technip shall appoint a cooperative compensation integration committee comprised of an equal number of representatives from each of FMCTI and Technip (the “Compensation Integration Committee”) to develop a compensation and benefits framework for management of Topco and its Subsidiaries (the “Compensation Integration Program”), which shall be determined by the Compensation Integration Committee and approved by the compensation committee of the Topco Board, provided that the Compensation Integration Program shall be (i) developed in accordance with, and subject to, applicable Law and any applicable Labor Agreements or any existing contractual obligations or rights and (ii) subject in all respects to any employee representative bodies, works council or other legally required notification or consultation rights.

(b) As part of the Compensation Integration Program, the Compensation Integration Committee shall develop, and the Topco Board (or a committee thereof) shall adopt, an equity incentive plan for the benefit of Service Providers of Topco, the Technip Group and the FMCTI Group from and after the Merger Effective Date. As soon as practicable following the Merger Effective Date, Topco shall (i) file a registration statement on Form S-8 (or any successor or other appropriate forms) with the SEC with respect to the Topco Shares reserved under such equity incentive plan and (ii) grant Topco Stock Awards to Technip employees with (A) an aggregate value and (B) terms and conditions, in each case, that are no less favorable than the aggregate value and terms and conditions applicable to the 2017 FMCTI Awards (as defined in Section 5.1(d) of the FMCTI Disclosure Letter) (the “2017 Technip Awards”), as applicable (it being understood that in connection with the grant of the 2017 Technip Awards, the Topco Board (or an applicable committee thereof) shall undertake to allocate the value of the 2017 Technip Awards among Technip employees in a manner that is consistent with the treatment of similarly situated FMCTI employees who received 2017 FMCTI Awards, taking into account each such employee’s respective aggregate compensation package).

(c) From and after the Technip Effective Time, Topco shall honor, or cause to be honored, all obligations or commitments set forth on Section 5.18(c) of the Technip Disclosure Letter. Subject to the Compensation Integration Program, from and after the FMCTI Effective Time or the Technip Effective Time, Topco shall honor, or cause to be honored, all contractual obligations under Benefit Plans and Labor Agreements. For all purposes under the employee benefit plans of Topco and its Subsidiaries providing benefits to any current or former employee of FMCTI or Technip or any of their respective Subsidiaries after the FMCTI Effective Time or the Technip Effective Time, as applicable, (the “New Plans”), and subject to applicable Law and obligations under applicable Labor Agreements, each such employee shall be credited with his or her years of service with FMCTI or Technip or any of their respective Subsidiaries (or any predecessor employers of any such entity), as the case may be, before the FMCTI Effective Time or the Technip Effective Time, as applicable, to the same extent as such employee was entitled, before the FMCTI Effective Time or the Technip Effective Time, as applicable, to credit for such service under any comparable FMCTI Benefit Plan or Technip Benefit Plan, as applicable, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, and subject to applicable Law and obligations under applicable Labor Agreements: (i) each employee of FMCTI or Technip or any of their respective Subsidiaries shall be immediately eligible to participate, without any waiting time, in any and all New Plans which are welfare benefit plans to the extent coverage under such New Plan replaces coverage under a comparable FMCTI Benefit Plan or Technip Benefit Plan, as applicable, in which such employee participated immediately before the FMCTI Effective Time or the Technip Effective Time, as applicable (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan that is a welfare benefit plan (including those providing for medical, dental, pharmaceutical and/or vision benefits), Topco shall cause all pre-existing condition exclusions, actively-at-work requirements, evidence of insurability and other similar limitations or requirements of such New Plan to be waived for such employee (and his or her eligible dependents), and to the extent that an Old Plan is terminated and an employee becomes covered by a New Plan prior to the completion of the plan year for the Old Plan, then Topco shall recognize and cause any eligible co-payments, deductibles and other similar expenses incurred by such employee (and his or her eligible dependents) during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance, maximum out-of-pocket requirements and similar limitations applicable to such employee (and his or her eligible dependents) for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) Technip and FMCTI, if applicable, shall comply with their respective obligations to notify and consult with the relevant employee representative bodies, works councils, unions, labor boards and relevant Governmental Entities in connection with the transactions contemplated by this Agreement, as the case may be, in accordance with applicable Law to the extent such notifications and consultations have not occurred pursuant to the MOU, which such notifications and consultations shall be conducted in accordance with Sections 1(b)-1(e) of the MOU, mutatis mutandis. The parties agree to work together in good faith to further inform and/or consult with, or obtain the consent or formal advice of, any labor or trade union, works council or other employee representative body as may be required or appropriate to consummate the transactions contemplated by this Agreement.

(e) At least ten Business Days prior to the Technip Effective Time, the parties shall disclose to each other their good-faith estimates of any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) of such party that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event.

(f) Without limiting the generality of Section 8.9, this Section 5.18 shall be binding upon and inure solely to the benefit of the parties to this Agreement, and nothing in this Section 5.18, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.18. Nothing in this Agreement, express or implied, is or shall be construed to establish, amend or modify any Benefit Plan, Labor Agreement or any other employee or director compensation or benefit plan. The terms set forth in this Section 5.18 shall not create any right in any FMCTI or Technip Service Provider or any employee of their respective Subsidiaries or any other Person to any continued employment with Topco, FMCTI, Technip or their respective Subsidiaries or any right to compensation or benefits of any nature or kind whatsoever.

Section 5.19. Committee on Foreign Investment in the United States.

(a) Each of the parties shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Law to obtain the CFIUS Clearance as promptly as practicable.

(b) Without limiting the obligations imposed by Section 5.19(a):

(i) Each of FMCTI and Technip shall submit or cause to be submitted: (A) as promptly as practicable after the date of the MOU a draft joint voluntary notice with respect to the transactions contemplated by this Agreement to CFIUS; and (B) as soon as possible thereafter (but not less than five (5) Business Days after the draft joint voluntary notice referenced in clause (A) has been submitted to CFIUS), a formal joint voluntary notice with respect to the transactions contemplated by this Agreement to CFIUS;

(ii) Each of FMCTI and Technip shall (A) permit counsel for the other reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to CFIUS or any of its member agencies, to the extent not prohibited by such Governmental Entity; and (B) not participate in any substantive meeting or discussion, either in person or by telephone, with CFIUS or any of its member agencies in connection with the transactions contemplated by this Agreement without consulting with the other in advance and, to the extent practicable and not prohibited by such Governmental Entity, giving the other the opportunity to attend and participate; and

(iii) Each of FMCTI and Technip shall provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the CFIUS review process as promptly as practicable, and in all cases within the amount of time allowed by CFIUS.

(c) In furtherance, and not in limitation, of the obligations imposed by Section 5.19(a), each of FMCTI and Technip shall take, or cause to be taken, all actions that are customarily undertaken to obtain CFIUS Clearance so as to enable the Closing, including proposing, negotiating, committing to and effecting, by mitigation agreement, letter of assurance, national security agreement, security control agreement, special security arrangement, voting trust agreement or proxy agreement, restrictions or actions that after the Closing would limit Topco’s (or any of its Subsidiaries) freedom of action, ownership, control, influence, management or access over Topco, its Subsidiaries or any portion thereof. Among other things, the foregoing shall, subject to the following sentence, require the parties to agree to sell or hold separate and agree to sell, or taking any other action (including agreeing and consenting to (i) restrictions on, or impairment of, its ability to own, manage, operate, or otherwise exercise full ownership rights of, any assets or businesses, or interests in any assets or businesses and (ii) the creation, termination or amendment of relationships, contractual rights, obligations, ventures or other arrangements) with respect to, before or after the FMCTI Effective Time, any assets or businesses, or interests in any assets or businesses, of Topco, FMCTI, Technip or any of their respective Subsidiaries, as applicable (or agreeing to consent to any sale, or agreement to sell, by

Topco, FMCTI or Technip or any of their respective Subsidiaries, as applicable and as the case may be, of any of its assets or businesses). However, no party shall, in connection with the obligations imposed by Section 5.19(a) or this Section 5.19(c), (A) be required to take any action if such action (x) would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on FMCTI or Technip or (y) is not conditioned on the consummation of the Mergers, or (B) take any action without the other party’s prior written consent (which consent shall not be withheld, conditioned or delayed if doing so would be inconsistent with such party’s obligations under Section 5.19(a) or this Section 5.19(c)).

Section 5.20. French Ministry for Economy, Industry and the Digital Sector.

(a) Each of the parties shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Law to obtain the MINEFI Clearance as promptly as practicable.

(b) Without limiting the obligations imposed by Section 5.20(a):

(i) Each of FMCTI, Topco and Technip shall submit or cause to be submitted promptly after the date of the MOU but in no event later than fifteen (15) Business Days following the execution and delivery of the MOU, a joint notice of the transactions contemplated by this Agreement to MINEFI;

(ii) Subject to applicable Law (including regarding restricted disclosure of information on classified contracts), each of FMCTI, Topco and Technip shall (A) permit counsel for each other party reasonable opportunity to review in advance, and consider in good faith the views of each other party in connection with, any proposed written communication to MINEFI; and (B) not participate in any substantive meeting or discussion, either in person or by telephone, with MINEFI in connection with the transactions contemplated by this Agreement without consulting with each other party in advance and, to the extent not prohibited by such Governmental Entity, giving each other party the opportunity to attend and participate;

(iii) Each of FMCTI, Topco and Technip shall provide MINEFI with any additional or supplemental information requested by MINEFI during the MINEFI review process as promptly as practicable, and in all cases within the amount of time allowed by MINEFI; and

(iv) Notwithstanding anything in this Agreement to the contrary, no party shall be obligated to take any action that is requested by MINEFI as a condition to the MINEFI Clearance that: (1) would constitute a change to economic, governance or other material terms set forth in this Agreement, the MOU or the other agreements contemplated hereby or thereby; (2) would reasonably be expected to materially and adversely affect the earnings or financial position of FMCTI or Technip, individually or in the aggregate; or (3) would reasonably be expected to materially and adversely impair the business or operations of FMCTI or Technip, individually or in the aggregate.

ARTICLE VI

CONDITIONS TO THE MERGERS

Section 6.1. Conditions to Each Party’s Obligation to Effect the Mergers. The obligations of the parties to consummate the Mergers, including the obligation of the parties to appear by Technip Merger Counsel at the English Court and to seek the Technip Merger Order pursuant to Section 1.3, are subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by such parties at or prior to the making of the Technip Merger Order at the English Court of each of the following conditions:

(a) Stockholder Approvals. The FMCTI Requisite Vote shall have been obtained at the FMCTI Stockholders’ Meeting and the Technip Requisite Vote shall have been obtained at the Technip Stockholders’ Meetings.

(b) Exchange Listing. (i) The Topco Shares issuable in the Mergers shall have been authorized for listing on the NYSE and Euronext Paris, subject to official notice of issuance, and (ii) no Governmental Entity or Self-Regulatory Organization shall have indicated in writing to any party (or their respective Representatives) prior to the time the parties seek the Technip Merger Order in English Court that the Topco Shares will not be admitted to listing on the NYSE and Euronext Paris.

(c) No Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law which is in effect and prohibits or makes illegal consummation of the transactions contemplated by this Agreement (including either Merger) in accordance with the terms of this Agreement.

(d) Registration Statement and Admission Prospectus. The Registration Statement shall have been declared effective by the SEC under the Securities Act, and shall not be the subject of any stop order which is in effect suspending the effectiveness of the Registration Statement or any proceedings for that purpose. All necessary approvals and consents of the UKLA with respect to the Admission Prospectus shall have been obtained, and a “passport visa” with respect thereto shall have been granted by the relevant jurisdictions within the EEA.

(e) Competition and Other Approvals. The Competition Approvals designated as “pre-Closing” Competition Approvals on Section 4.5(b) of the FMCTI Disclosure Letter and Section 4.5(b) of the Technip Disclosure Letter shall have been obtained or any waiting periods thereunder shall have expired or been terminated, in each case, on terms that do not obligate any party to take any action not otherwise required to be taken by such party under Section 5.5.

(f) Mergers Cross-Conditional. All actions necessary to cause each of the Mergers to become effective (other than such actions that by their nature are to be taken at or after the Merger Effective Date) shall have been taken by the parties.

(g) Expiration of Technip Objection Period. The one (1) month objection period for Technip’s creditors following the Merger Terms Publication in France shall have expired or have been earlier terminated in accordance with applicable French Law.

(h) Technip and Topco Pre-Merger Items. Each of the Pre-Merger Certificates shall have been issued.

(i) Preliminary Transactions. The Preliminary Transactions shall have been completed.

(j) MINEFI Clearance. The MINEFI Clearance shall have been obtained on terms that do not obligate any party to take any action not otherwise required to be taken by such party under Section 5.20.

(k) CFIUS Clearance. The CFIUS Clearance shall have been obtained on terms that do not obligate any party to take any action not otherwise required to be taken by such party under Section 5.19.

Section 6.2. Additional Conditions to Topco’s and FMCTI’s Obligations to Effect the Mergers. The obligations of Topco and FMCTI to consummate the Mergers, including the obligations of Topco to appear by Technip Merger Counsel at the English Court and to seek the Technip Merger Order pursuant to Section 1.3, are subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by Topco and FMCTI at or prior to the making of the Technip Merger Order at the English Court of each of the following additional conditions:

(a) Representations and Warranties of Technip. (i) The representations and warranties of Technip set forth in Section 4.2(d), Section 4.2(e) and Section 4.28 shall be true and correct (except for de minimis inaccuracies) as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) each of the representations and warranties of Technip set forth in Section 4.1, Section 4.3 and Section 4.27 shall be true and correct in all material respects as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (iii) each of the other representations and warranties of Technip set forth in ARTICLE IV hereof shall be true and correct (disregarding all qualifications or limitations as to “material”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except in the case of clause (iii) where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (disregarding, for purposes of this Section 6.2(a)(iii), clause (b) of the definition of “Material Adverse Effect”) on Technip or, following the consummation of the transactions contemplated by this Agreement, Topco.

(b) Performance of Obligations of Technip. Technip shall, in all material respects, have performed and complied with all obligations required to be performed or complied with by it under the MOU and this Agreement at or prior to the making of the Technip Merger Order at the English Court.

(c) No Material Adverse Effect. At any time after the date of the MOU there shall not have occurred and be continuing any Effect that, individually or in the aggregate (i) has had or would reasonably be expected to have a Material Adverse Effect on Technip or (ii) has had or would reasonably be expected to have a Material Adverse Effect on Topco following the FMCTI Effective Time; provided, however, for purposes of this clause (ii), no Effect resulting from FMCTI or any of its Subsidiaries or Joint Ventures (to the extent attributable to FMCTI or any of its Subsidiaries or Joint Ventures) shall be considered in determining whether a Material Adverse Effect on Topco has occurred or would be reasonably likely to occur and, provided, further, for purposes of this Section 6.2(c), clause (b) of the definition of Material Adverse Effect shall not be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

(d) Certificate of Satisfaction of Closing Conditions. FMCTI shall have received a certificate dated as of the Closing Date executed by a duly authorized officer of Technip as to the satisfaction of the conditions set forth in Section 6.2(a), (b) and (c).

Section 6.3. Additional Conditions to Technip’s Obligations to Effect the Mergers. The obligations of Technip to consummate the Mergers, including the obligations of Technip to appear by Technip Merger Counsel and to seek the Technip Merger Order pursuant to Section 1.3, are subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by Technip at or prior to the making of the Technip Merger Order at the English Court of each of the following additional conditions:

(a) Representations and Warranties of FMCTI and Topco. (i) The representations and warranties of FMCTI set forth in the last two sentences of Section 4.1, Section 4.2(a), Section 4.2(b), Section 4.2(h) (other than the third sentence thereof) and Section 4.28 shall be true and correct (except for de minimis inaccuracies) as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) each of the representations and warranties of FMCTI set forth in Section 4.1 (other than the last two sentences thereof), the third sentence of Section 4.2(h), Section 4.3 and Section 4.27 shall be true and correct in all material respects as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (iii) each of the other representations and warranties of FMCTI and Topco set forth in ARTICLE IV hereof shall be true and correct (disregarding all qualifications or limitations as to “material”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except in the case of clause (iii) where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (disregarding, for purposes of this Section 6.3(a)(iii), clause (b) of the definition of “Material Adverse Effect”) on FMCTI or, following the consummation of the transactions contemplated by this Agreement, Topco.

(b) Performance of Obligations of FMCTI and Topco. FMCTI and Topco shall, in all material respects, have performed and complied with all obligations required to be performed or complied with by them under the MOU and this Agreement at or prior to the making of the Technip Merger Order at the English Court.

(c) No Material Adverse Effect. At any time after the date of the MOU there shall not have occurred and be continuing any Effect that, individually or in the aggregate, (i) has had or would reasonably be expected to have a Material Adverse Effect on FMCTI or (ii) has had or would reasonably be expected to have a Material Adverse Effect on Topco following the FMCTI Effective Time; provided, however, for purposes of this clause (ii), no Effect resulting from Technip or any of its Subsidiaries or Joint Ventures (to the extent attributable to Technip or any of its Subsidiaries or Joint Ventures) shall be considered in determining whether a Material Adverse Effect on Topco has occurred or would be reasonably likely to occur and, provided, further, for purposes of this Section 6.3(c), clause (b) of the definition of Material Adverse Effect shall not be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

(d) Certificate of Satisfaction of Closing Conditions. Technip shall have received a certificate dated as of the Closing Date executed by duly authorized officers of FMCTI and Topco as to the satisfaction of the conditions set forth in Section 6.3(a), (b) and (c).

(e) Technip French Tax Opinion. Technip shall have received the opinion of Darrois, Villey Maillot Brochier as of the Closing Date to the effect that the Technip Merger will qualify for the Technip Intended French Tax Treatment. In rendering the opinion described in this Section 6.3(e), the Tax counsel rendering such opinion shall base the opinion on the French Tax Ruling and may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants. Absent delivery of the French Tax Ruling, Darrois, Villey Maillot Brochier will not provide any opinion on the application of Article 210-A of the French Tax Code.

ARTICLE VII

TERMINATION

Section 7.1. Termination by Mutual Consent . This Agreement may be terminated by mutual written consent of FMCTI and Technip, by action authorized by their respective boards of directors, at any time prior to the Technip Effective Time.

Section 7.2. Termination by Either FMCTI or Technip. This Agreement may be terminated by either FMCTI or Technip, by action authorized by such Person’s board of directors, at any time prior to the Technip Effective Time:

(a) if the Closing shall not have occurred by the fourteen (14) month anniversary of the date of the MOU (such date as it may be extended under the proviso below, the “Termination Date”), whether such date is before or after the date of the receipt of the FMCTI Requisite Vote or the Technip Requisite Vote; provided, however, that each of FMCTI and Technip shall have the right, in its sole discretion, to extend the Termination Date to the eighteen (18) month anniversary of the date of the MOU, if the only conditions that have not been satisfied (other than those conditions that FMCTI and Technip have mutually agreed to waive, if and to the extent that such waiver is permitted by applicable Law, and other than those conditions that by their nature can only be satisfied at or immediately prior to the making of the Technip Merger Order at the English Court) prior to such fourteen (14) month anniversary are one or more of the conditions set forth in Section 6.1; provided, further, that neither (x) the right to extend the Termination Date pursuant to this Section 7.2(a) nor (y) the right to terminate this Agreement pursuant to this Section 7.2(a) may be exercised by any party whose failure to perform or comply with any covenant or obligation under this Agreement, or whose breach of any of its representation and warranties contained in this Agreement, has been the primary cause of, or primarily resulted in, the failure of any such closing condition to be satisfied on or before the Termination Date;

(b) if (i) the FMCTI Requisite Vote shall not have been obtained after a vote of the FMCTI stockholders has been taken and completed at the FMCTI Stockholders’ Meeting or at any adjournment or postponement thereof or (ii) (A) after a vote of the Technip stockholders entitled to double voting rights has been taken and completed at the Technip Special Stockholders’ Meeting (or at any adjournment or postponement thereof), the vote contemplated by clause (i) of the definition of Technip Requisite Vote shall not have been obtained or (B) after a vote of the Technip stockholders has been taken and completed at the Technip Extraordinary Stockholders’ Meeting (or at any adjournment or postponement thereof), the vote contemplated by clause (ii) of the definition of Technip Requisite Vote shall not have been obtained;

(c) if any Governmental Entity that must grant a regulatory approval required under Section 6.1(e) has denied such grant in writing and such denial has become final, binding and non-appealable, or any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Mergers shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.2(c) may not be exercised by any party whose failure to perform or comply with any covenant or obligation under this Agreement, or whose breach of any of its representation and warranties contained in this Agreement, has been the primary cause of, or primarily resulted in, the failure of any such closing condition to be satisfied on or before the Termination Date;

(d) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (other than any Law addressed in clause (c) of this Section 7.2) which is in effect and permanently prohibits or makes illegal the consummation of the transactions contemplated by this Agreement (including either Merger) in accordance with the terms of this Agreement; or

(e) if either (1) FMCTI has not received from Latham & Watkins LLP, counsel to FMCTI, or (2) Technip has not received from Davis Polk & Wardwell LLP, counsel to Technip, in each case, an opinion, dated as of the Merger Effective Date, to the effect that Section 7874 of the Code, the regulations promulgated thereunder, or official interpretation thereof as set forth in published guidance by the IRS should not apply in such a manner so as to cause Topco to be treated as a “domestic corporation” for U.S. federal income Tax purposes pursuant to Section 7874(b) of the Code from and after the Merger Effective Date as a result of the transactions contemplated hereby (it being understood that in rendering such opinion, counsel to FMCTI and Technip may rely upon (and may incorporate by reference) reasonable and customary representations and assumptions).

Section 7.3. Termination by FMCTI. This Agreement may be terminated by FMCTI by action authorized by the FMCTI Board:

(a) at any time prior to the receipt of the Technip Requisite Vote, if (i) the Technip Board shall have effected a Change in Technip Recommendation (whether or not in compliance with Section 5.2) or (ii) Technip shall have materially breached its obligations under Section 5.2; or

(b) at any time prior to the Technip Effective Time, if (i)(A) Technip shall have failed to perform or comply with, in all material respects, all obligations required to be performed or complied with by it under this Agreement prior to the Technip Effective Time, or (B) any of the representations or warranties of Technip contained herein fails to be true and correct (which failure would give rise to (or, if discovered prior to the Closing, would have given rise to) the failure of a condition set forth in Section 6.2(a)), and (ii) any such failure is not reasonably capable of being cured by Technip by the Termination Date or is not cured by Technip within forty-five (45) days (and in any event prior to the Technip Effective Time) after receiving written notice from FMCTI (including, for the avoidance of doubt, during the pendency of the MOU); provided, that the right to terminate this Agreement pursuant to this Section 7.3(b) may not be exercised by FMCTI if FMCTI is then in material breach of this Agreement.

Section 7.4. Termination by Technip. This Agreement may be terminated by Technip by action authorized by the Technip Board:

(a) at any time prior to the receipt of the FMCTI Requisite Vote, if (i) the FMCTI Board shall have effected a Change in FMCTI Recommendation (whether or not in compliance with Section 5.2) or (ii) FMCTI shall have materially breached its obligations under Section 5.2; or

(b) at any time prior to the FMCTI Effective Time, if (i)(A) FMCTI or Topco shall have failed to perform or comply with, in all material respects, all obligations required to be performed or complied with by it under this Agreement prior to the FMCTI Effective Time, or (B) any of the representations or warranties of FMCTI contained herein fails to be true and correct (which failure would give rise to (or, if discovered prior to the Closing, would have given rise to) the failure of a condition set forth in Section 6.3(a)), and (ii) any such failure is not reasonably capable of being cured by FMCTI or Topco by the Termination Date or is not cured by FMCTI or Topco within forty-five (45) days (and in any event prior to the FMCTI Effective Time) after receiving written notice from Technip (including, for the avoidance of doubt, during the pendency of the MOU); provided, that the right to terminate this Agreement pursuant to this Section 7.4(b) may not be exercised by Technip if Technip is then in material breach of this Agreement.

Section 7.5. Effect of Termination and Abandonment.

(a) Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article VII, written notice thereof shall be given to the other parties to this Agreement specifying the provisions of this ARTICLE VII pursuant to which such termination is made and describing the basis therefore in reasonable detail, and this Agreement

(other than as set forth in this Section 7.5 and Section 8.1) shall become void and of no effect with no liability on the part of any party (or of any of its directors, officers, employees, agents, legal and financial advisors or other Representatives); provided, however, that, except as otherwise provided herein, no such termination shall relieve any party of any liability or damages resulting from any fraud or willful and material breach of this Agreement; provided, further, that the parties shall cooperate with each other in connection with the withdrawal of any applications to or termination of proceedings before any Governmental Entity or any Self-Regulatory Organization in connection with the transactions contemplated by this Agreement.

(b) Termination Fee Payable by FMCTI.

(i) In the event that this Agreement is terminated by Technip pursuant to Section 7.4(a) or is terminated by either FMCTI or Technip pursuant to Section 7.2(a) or 7.2(b)(i) (and, at the time of such termination pursuant to Section 7.2(a) or 7.2(b)(i), Technip had a right to terminate this Agreement pursuant to Section 7.4(a)), then FMCTI shall, prior to or contemporaneously with such termination if FMCTI so terminates this Agreement or within two (2) Business Days after such termination if Technip so terminates this Agreement, pay or cause to be paid to Technip an amount equal to $250,000,000 as reduced by the amount of any Expense Reimbursement for Technip previously paid, if any, (the “FMCTI Termination Payment”) by wire transfer of same day funds.

(ii) In the event that (A) an Acquisition Proposal for FMCTI shall have been publicly announced or made publicly known (or any third party shall have publicly announced, publicly communicated or publicly made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal for FMCTI) or (solely in the case of a termination pursuant to Section 7.4(b)) otherwise communicated or made known to FMCTI management or the FMCTI Board, in each case at any time after the announcement of the MOU, (B) this Agreement is subsequently terminated by FMCTI or Technip pursuant to Section 7.2(a) (solely as a result of a failure to obtain the FMCTI Requisite Vote), 7.2(b)(i) or 7.4(b), and (C) within nine (9) months of such termination pursuant to Section 7.2(a), 7.2(b)(i) or 7.4(b), FMCTI or any of its Subsidiaries executes an Alternative Acquisition Agreement providing for, or approves or recommends to the FMCTI stockholders to accept, or consummates, any Acquisition Proposal (it being understood that, for purposes of this clause (C), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex I except that each reference to “fifteen percent (15%) or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “forty percent (40%) or more” and each reference to “less than eighty five percent (85%)” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “less than sixty percent (60%)”), then FMCTI shall, prior to or contemporaneously with the completion of such acquisition or transaction (or, if earlier, the entry into such Alternative Acquisition Agreement), pay or cause to be paid to Technip, by wire transfer of same day funds, the FMCTI Termination Payment.

(iii) In the event that this Agreement is terminated either (x) pursuant to Section 7.2(a) (but only if the FMCTI Stockholders’ Meeting has not been held by the Termination Date and the Technip Stockholders’ Meetings have been held) or (y) pursuant to Section 7.4(b) because of FMCTI’s or Topco’s breach of any covenant or agreement set forth in this

Agreement, then, in either case, FMCTI shall pay, or cause to be paid, to Technip by way of reimbursement its reasonable costs, fees, and expenses incurred in connection with its investigation, consideration, documentation, diligence and negotiations of this Agreement and the transactions contemplated hereby, including all reasonable fees and expenses of Technip’s and its Subsidiaries’ respective Representatives and financing sources (the “Expense Reimbursement for Technip”).

(c) Termination Fee Payable by Technip.

(i) In the event that this Agreement is terminated by FMCTI pursuant to Section 7.3(a) or is terminated by either FMCTI or Technip pursuant to Section 7.2(a) or 7.2(b)(ii) (and, at the time of such termination pursuant to Section 7.2(a) or 7.2(b)(ii), FMCTI had a right to terminate this Agreement pursuant to Section 7.3(a)), then Technip shall, prior to or contemporaneously with such termination if Technip so terminates this Agreement or within two (2) Business Days after such termination if FMCTI so terminates this Agreement, pay or cause to be paid to FMCTI an amount equal to $250,000,000 as reduced by the amount of any Expense Reimbursement for FMCTI previously paid, if any, (the “Technip Termination Payment”) by wire transfer of same day funds.

(ii) In the event that (A) an Acquisition Proposal for Technip shall have been publicly announced or made publicly known (or any third party shall have publicly announced, publicly communicated or publicly made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal for Technip) or (solely in the case of a termination pursuant to Section 7.3(b)) otherwise communicated or made known to Technip management or the Technip Board, in each case at any time after the announcement of the MOU, (B) this Agreement is subsequently terminated by FMCTI or Technip pursuant to Section 7.2(a) (solely as a result of a failure to obtain the Technip Requisite Vote or a failure to obtain the MINEFI Clearance on terms that satisfy Section 6.1(j)), 7.2(b)(ii) or 7.3(b), and (C) within nine (9) months of such termination pursuant to Section 7.2(a), 7.2(b)(ii) or 7.3(b), Technip or any of its Subsidiaries executes an Alternative Acquisition Agreement providing for, or consummates, or approves or recommends to Technip stockholders to accept, any Acquisition Proposal (it being understood that, for purposes of this clause (C), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex I except that each reference to “fifteen percent (15%) or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “forty percent (40%) or more” and each reference to “less than eighty five percent (85%)” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “less than sixty percent (60%)”), then Technip shall, prior to or contemporaneously with the completion of such acquisition or transaction (or, if earlier, the entry into such Alternative Acquisition Agreement), pay or cause to be paid to FMCTI, by wire transfer of same day funds, the Technip Termination Payment.

(iii) In the event that this Agreement is terminated either (x) pursuant to Section 7.2(a) (but only if the Technip Stockholders’ Meetings have not been held by the Termination Date and the FMCTI Stockholders’ Meeting has been held) or (y) pursuant to Section 7.3(b) because of Technip’s breach of any covenant or agreement set forth in this Agreement, then, in either case, Technip shall pay, or cause to be paid, to FMCTI and Topco by way of reimbursement their reasonable costs, fees, and expenses incurred in connection with its investigation, consideration, documentation, diligence and negotiations of this Agreement and the transactions contemplated hereby, including all reasonable fees and expenses of FMCTI and its Subsidiaries’ respective Representatives and financing sources (the “Expense Reimbursement for FMCTI”).

(d) Nature of Termination Fee. The parties acknowledge and agree that neither the FMCTI Termination Payment nor the Technip Termination Payment is a penalty but rather, absent a willful and material breach of this Agreement, is a reasonable estimate of damages necessary to compensate and protect the interests of Technip or FMCTI, as the case may be, in the circumstances in which the FMCTI Termination Payment or the Technip Termination Payment, as applicable, is payable. The parties hereby acknowledge and agree that the amount of the FMCTI Termination Payment or the Technip Termination Payment, if and as applicable, is fair, after taking into account the value of the Technip Merger and FMCTI Merger, the other transactions contemplated hereby and all the costs and expenses already incurred by the parties before entering into this Agreement. In no event shall FMCTI, on the one hand, or Technip, on the other hand, be required to pay to the other party more than one FMCTI Termination Payment or one Technip Termination Payment, if and as applicable, pursuant to this Section 7.5.

(e) VAT Treatment of Termination Fee. The parties shall use reasonable best efforts to secure that any sum payable under Section 7.5(b) or 7.5(c) will not be subject to any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax, or imposed elsewhere (“VAT”). FMCTI confirms that, as of the date of the MOU, it is established outside the European Union for VAT purposes.

(f) Remedy. Notwithstanding the obligation to pay the FMCTI Termination Payment or the Technip Termination Payment, as applicable, the party entitled to receive such payment may, in lieu of receipt thereof, elect to make a claim and pursue money damages for any liability or damages resulting from any fraud or willful and material breach by FMCTI or Technip, as applicable, of this Agreement (it being understood that any such election shall be deemed an irrevocable waiver of such party’s right to the FMCTI Termination Payment or the Technip Termination Payment, as applicable). Subject to the foregoing sentence, in the event that the FMCTI Termination Payment or the Technip Termination Payment, as applicable, is paid by FMCTI to Technip or Technip to FMCTI, respectively, in accordance with this Section 7.5, the payment thereof shall be the sole and exclusive remedy of FMCTI and Topco against Technip, on the one hand, or Technip against FMCTI and Topco, on the other, in each case, including for any and all losses, claims, damages, liabilities, costs, fees, expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries and fines suffered as a result of any breach of any representation, warranty, covenant or obligation in this Agreement, and neither FMCTI and its affiliates, in the case of the FMCTI Termination Payment, or Technip and its affiliates, in the case of the Technip Termination Payment, or any of their respective former, current or future Representatives, agents, partners, managers, members, stockholders, assignees or affiliates shall have any further liability or obligations relating to or arising out of this Agreement.

(g) Interest. Each of FMCTI and Technip acknowledges that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails to promptly pay or cause to be paid the amount due pursuant to this Section 7.5, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the payment set forth in this Section 7.5 or any portion of such payment, such party shall pay the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be paid, from the date on which such payment was required through the date of actual payment.

ARTICLE VIII

MISCELLANEOUS AND GENERAL

Section 8.1. Survival. This ARTICLE VIII and the agreements of FMCTI and Technip contained in Section 5.12(Indemnification; Directors’ and Officers’ Insurance) and of Topco in Section 5.11(c) (United Kingdom Stamp Taxes) shall survive the consummation of the Mergers. This ARTICLE VIII, the agreements of FMCTI and Technip contained in Section 5.10 (Expenses), Section 7.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement for the maximum period permitted by Law. No representations or warranties, and no other covenants and agreements, in this Agreement shall survive the consummation of the Mergers; provided, that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the FMCTI Effective Time, which shall survive to the extent expressly provided for herein.

Section 8.2. Modification or Amendment. Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by action taken by or on behalf of their respective boards of directors and pursuant to a written instrument executed and delivered by all of the parties, whether before or after approval of the matters presented in connection with the FMCTI Merger by the FMCTI stockholders or the Technip Merger by the Technip stockholders; provided that, after any such approval, no amendment shall be made for which applicable Law or the rules of any relevant stock exchange requires further approval by such stockholders without such further approval.

Section 8.3. Extension; Waiver. At any time prior to the Technip Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by FMCTI shall require the approval of the FMCTI stockholders unless such approval is required by Law and no extension or waiver by Technip shall require the approval of the Technip stockholders unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.4. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.5. Governing Law; Dispute Resolution; Waiver of Trial by Jury.

(a) Governing Law. EXCEPT FOR (i) THE FIDUCIARY DUTIES OF THE TECHNIP BOARD AND THE VALIDITY OF ANY CORPORATE ACTION ON THE PART OF TECHNIP, WHICH SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH FRENCH LAW WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF AND (ii) THE FIDUCIARY DUTIES OF THE TOPCO BOARD AND THE VALIDITY OF ANY CORPORATE ACTION ON THE PART OF TOPCO, WHICH SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH ENGLISH LAW WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF, THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b) Dispute Resolution. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”) by three arbitrators listed on Section 8.5(b) of the FMCTI Disclosure Letter; provided that, (i) if any of such arbitrators are not available, then there shall be one (1) arbitrator (who shall be the first-listed of the three arbitrators listed on Section 8.5(b) that is available) and if none of such arbitrators are available, then there shall be three arbitrators selected in accordance with the ICC Rules and (ii) in the event any party seeks specific performance or injunctive relief pursuant to Section 8.15(a), there shall be one (1) arbitrator (who shall be one of the arbitrators listed on Section 8.5(b) and be selected by Technip). The language of the arbitration shall be English. The place of the arbitration shall be Geneva, Switzerland. The tribunal may award to the prevailing party, if any, as determined by the tribunal, its costs and expenses, including attorneys’ fees. Judgment upon any awards rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties agree that, in the event any party seeks specific performance or injunctive relief pursuant to Section 8.15(a), (i) each party shall be entitled to take no more than ten (10) depositions or such greater number as the parties may mutually agree upon or as may be ordered by the tribunal and (ii) the tribunal’s decision with respect to such matter shall be rendered no later than fifteen (15) Business Days after such matter is submitted to the tribunal (and the parties shall use commercially reasonable efforts to cause such submission to occur within ten (10) Business Days after the constitution of the tribunal). For all other claims, the parties agree that (i) each party shall be entitled to take a minimum of ten (10) depositions or such greater number as the parties may mutually agree upon or as may be ordered by the tribunal and (ii) the final award shall be issued no later than nine (9) months after the constitution of the tribunal, unless otherwise modified by the tribunal if justice so requires. The parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, except to the extent that disclosure is required by applicable Law, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

For the avoidance of doubt, this Section 8.5 shall survive the consummation of the Mergers.

Section 8.6. Disclosure Letters. Any disclosure contained in the FMCTI Disclosure Letter or the Technip Disclosure Letter with reference to any section or subsection of this Agreement shall be deemed to apply to any other section or subsection of the FMCTI Disclosure Letter or Technip Disclosure Letter, respectively, where the relevance of such disclosure is reasonably apparent. The mere inclusion of any item in the FMCTI Disclosure Letter as an exception to a representation or warranty of FMCTI in this Agreement or the Technip Disclosure Letter as an exception to a representation or warranty of Technip in this Agreement shall not be deemed to be an admission that such item is a material exception, fact, event or circumstance, or that such item, individually or in the aggregate, has had or is reasonably expected to have, a Material Adverse Effect on FMCTI, Technip or Topco, as applicable, or trigger any other materiality qualification.

Section 8.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by prepaid overnight courier (providing written proof of delivery), or by confirmed facsimile transmission or electronic mail (with confirmed receipt), addressed as follows:

(a) If to FMCTI, to:

with a copy (which shall not constitute notice) to:

FMC Technologies, Inc.

5875 N. Sam Houston Pkwy. W.

Houston, Texas 77086

United States of America

Tel: +281.591.4331

Fax: +281.591.4102

Attention: General Counsel

Email: To be provided by FMCTI

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

United States of America

Tel: +1.312.876.7666

Fax: +1.312.993.9767

Attention:     Mark D. Gerstein

                     Bradley C. Faris

Email:           mark.gerstein@lw.com

                      bradley.faris@lw.com

(b) If to Technip, to:

Technip S.A.

89 Avenue de la Grande Armée

75016 Paris, France

Attention:     General Counsel

Email:           JOFreeman@technip.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

United States of America

Tel: +1.212.450.4397

Fax: +1.212.701.5397

Attention:     William H. Aaronson Brian Wolfe

Email:           william.aaronson@davispolk.com

                       brian.wolfe@davispolk.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 8.8. Entire Agreement. This Agreement (including any exhibits hereto), the Cross-Border Merger Terms, the FMCTI Disclosure Letter, the Technip Disclosure Letter and the Mutual Non-Disclosure Agreement, dated November 11, 2015, between FMCTI and Technip (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

Section 8.9. No Third-Party Beneficiaries. Except as provided in Section 5.12 (Indemnification; Directors’ and Officers’ Insurance) which shall inure to the benefit of the Persons benefiting therefrom, this Agreement is not intended to, and does not, confer upon any Person other than the parties any rights or remedies hereunder. The parties agree that the rights of third-party beneficiaries under Section 5.12 shall not arise unless and until the Technip Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 8.3 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. For the avoidance of doubt, this Section 8.9 shall survive the Merger Effective Date.

Section 8.10. Obligations of FMCTI and Technip. Whenever this Agreement requires a Subsidiary of Topco, FMCTI or Technip to take any action, such requirement shall be deemed to include an undertaking on the part of Topco, FMCTI or Technip, as appropriate, to cause such Subsidiary to take such action. FMCTI shall undertake to cause Topco to comply with its obligations under this Agreement during the period in which Topco is a Subsidiary of FMCTI.

Section 8.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.12. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule or

Exhibit, such reference shall be to a Section of, Schedule to or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “knowledge of FMCTI” shall be deemed to mean the actual knowledge after reasonable inquiry of the individuals set forth on Section 8.12 of the FMCTI Disclosure Letter. The term “knowledge of Technip” shall be deemed to mean the actual knowledge after reasonable inquiry of the individuals set forth on Section 8.12 of the Technip Disclosure Letter. For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa. All references in this Agreement to “$” are intended to refer to United States dollars. Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time.

(b) For purposes of Section 1.7(c), the representations and warranties set forth in Article IV and the covenants set forth in Section 5.1, all references to Euros (€) shall be deemed to include United States dollars ($), and vice versa, on the basis of the Exchange Rate.

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.13. Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings specified or referred to in Annex I.

Section 8.14. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.15. Specific Performance.

(a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with ARTICLE VII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (without necessity of posting bond or other security (any requirements therefor being expressly waived)) in accordance with Section 8.5(b), this being in addition to any other remedy to which they are entitled at Law or in equity. If, prior to the Termination Date, any party brings any action to enforce specifically the performance of the terms and provisions of this Agreement by any other party, the Termination Date shall automatically be extended by (a) the amount of time during which such action is pending, plus 20 Business Days, or (b) such other time period established by the arbitrator(s) in accordance with Section 8.5(b).

(b) Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) it has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) In no event shall FMCTI’s, Topco’s, or Technip’s right to seek specific performance pursuant to this Section 8.15 reduce, restrict or otherwise limit any right of such party to terminate this Agreement and to be paid the FMCTI Termination Payment or Technip Termination Payment, as and if applicable; provided, that in no event shall FMCTI, Topco or Technip be entitled to both specific performance pursuant to this Section 8.15 and payment of the FMCTI Termination Payment or Technip Termination Payment, as applicable.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

FMC TECHNOLOGIES, INC.

By:
Name:
Title:

TECHNIP S.A.

By:
Name:
Title:

FMC TECHNOLOGIES SIS LIMITED

By:
Name:
Title:

[Signature Page to Business Combination Agreement]

ANNEX I:

Defined Terms

“Acquisition Proposal” with respect to FMCTI or Technip means any offer or proposal for, or any indication of interest in, (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, (including by way of merger, consolidation or sale of assets or equity securities) of (i) fifteen percent (15%) or more of any class of equity securities or voting power of FMCTI or Technip, as applicable, or (ii) fifteen percent (15%) or more of the consolidated gross assets of FMCTI or Technip, as applicable, and its Subsidiaries, or assets to which fifteen percent (15%) or more of the consolidated gross revenues or earnings of FMCTI or Technip, as applicable, and its Subsidiaries are attributable; (b) any tender offer that, if consummated, would result in any Person beneficially owning fifteen percent (15%) or more of any class of equity securities or voting power of FMCTI or Technip, as applicable; or (c) any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving FMCTI or Technip, as applicable, or any Subsidiary of FMCTI or Technip, as applicable, in each case, with a Person other than the other party or any of its Subsidiaries as a result of which the current stockholders of FMCTI or Technip, as applicable, directly or indirectly beneficially own (i) less than eighty five percent (85%) of the successor’s capital stock, (ii) less than eighty five percent (85%) of the successor’s consolidated assets, or assets of the successor to which eighty five percent (85%) or less of the consolidated gross revenues or earnings of the successor are attributable.

“Benefit Plan” means: (a) any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, (b) any compensation, employment, consulting, end of service or severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (c) any other benefit or compensation plan, contract, policy or arrangement providing for pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-based compensation, stock purchase, employee stock ownership, vacation, holiday pay or other paid time off, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans or fringe benefit plans, in each case whether or not written, and (i) that is sponsored, maintained, administered, contributed to or entered into by any member of the FMCTI Group or the Technip Group, as applicable, for the current or future benefit of any current or former director, officer, employee or individual independent contractor of any member of the FMCTI Group or the Technip Group, as applicable, (each, a “Service Provider”), or (ii) for which any member of the FMCTI Group or the Technip Group, as applicable, has any direct or indirect material liability. The term “Benefit Plan” does not, however, include (i) any employment contracts or consultancy agreements for employees or consultants who are natural persons that are pursuant to a standard form previously made available by such party to the other party where the base compensation provided under such employment or consultancy agreement is less than $400,000 per annum, or (ii) plans or arrangements administered by a Governmental Entity or otherwise required to be provided to a Service Provider pursuant to applicable Law.

1

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in (a) London, England, (b) Paris, France and (c) New York, State of New York, United States of America

“CFIUS Clearance” means that either (a) the United States Committee on Foreign Investment in the United States (“CFIUS”) has concluded that the transactions contemplated by this Agreement do not constitute a “covered transaction” and are not subject to review under Section 721 of the U.S. Defense Production Act of 1950, as amended (the “DPA”); (b) a written notice shall have been issued by CFIUS stating that it has determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement, and has concluded all action under Section 721 of the DPA; or (c) if CFIUS has sent a report to the President of the United States requesting the President’s decision pursuant to Section 721 of the DPA with respect to the transactions contemplated by this Agreement, then (i) the President shall have announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (ii) the President shall have not taken any action after fifteen (15) days from the date the President received such report from CFIUS.

“Chartered Vessel Documents” means all Vessel leases, charters, subleases, subcharters and all related documents in respect of any Vessel.

“Competent Regulator” means the UKLA or AMF, as applicable and as agreed among the parties, subject to the consent of the UKLA or AMF if required by applicable Law.

“Contract” means, with respect to any Person, any legally binding agreement, indenture, loan agreement, undertaking, note or other debt instrument, contract, lease, mortgage, deed of trust, permit, license, understanding, arrangement, commitment or other obligation, written or oral, to which such Person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject, other than any Benefit Plan.

“Effect” means any event, change, circumstance, effect, occurrence, state of facts or development.

“Euronext Paris” means the Euronext Paris Stock Exchange.

“Exchange Rate” means, the arithmetic average of the Euros (€) to United States dollar ($) exchange rate, as set forth in the Wall Street Journal, on each of the 20 Business Days immediately preceding (but not including) the date of the MOU.

“Export Control Laws” means all Laws and regulations related to the regulation of imports, exports, re-exports, transfers, releases, shipments, transmissions or any other provision or receipt of goods, technology, software or services including: (a) the United States International Traffic in Arms Regulations administered by the United States State Department’s Directorate of Defense Trade Controls; (b) the Export Administration Regulations administered by the United States Commerce Department (including the antiboycott regulations administered by the Office of Antiboycott Compliance); (c) nuclear export regulations administered by the United States Nuclear Regulatory Commission and the United States Department of Energy; (d) United States customs regulations administered by the United States Customs and Border Protection; (e) the EU Dual-Use Regulation, Council Regulation (EC) No 428/2009 (and associated amendments); and (f) all other applicable import and export controls in the countries in which the party conducts business.

2

“FMCTI Group” means FMCTI and its Subsidiaries, taken as a whole.

“Intervening Event” means any material event or development or material change in circumstances first occurring, arising or coming to the attention of the FMCTI Board (in relation to FMCTI) or the Technip Board (in relation to Technip) after the date of the MOU and prior to, in the case of FMCTI, receipt by FMCTI of the FMCTI Requisite Vote and, in the case of Technip, receipt by Technip of the Technip Requisite Vote, to the extent that such event, development or change in circumstances was not reasonably foreseeable as of or prior to the date of the MOU; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (a) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof; or (b) changes in the market price or trading volume of Technip Shares or FMCTI Shares or the fact that a party meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period; provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (b).

“IT Assets” means, with respect to Technip or FMCTI, computers, software, firmware, middleware, software as a service subscriptions, servers, workstations, routers, hubs, networks, switches, data communications lines, and all other information technology infrastructure and equipment and elements, and all associated documentation, used in the business of Technip or FMCTI, as applicable, and its Subsidiaries as currently conducted.

“Labor Agreement” means each collective bargaining agreement, Contract or other agreement, understanding or obligation with or with respect to a labor or trade union, works council or labor organization or similar employee representative body that FMCTI or Technip (or any of their respective Subsidiaries), as applicable, is bound by, or is currently negotiating in connection with entering into.

“Material Adverse Effect” on FMCTI, Technip, or, following the consummation of the transactions contemplated by this Agreement, Topco, as applicable, means any Effect that, individually or in the aggregate with all other Effects, has a material adverse effect on (a) the condition (financial or otherwise), assets, liabilities, business or results of operations of FMCTI Group, Technip Group, or, following the consummation of the transactions contemplated by this Agreement, Topco Group taken as a whole, respectively, or (b) the ability of FMCTI, Technip or Topco, respectively, to consummate the Mergers or any of the other transactions contemplated by this Agreement; provided, however, that none of the following, and no Effect resulting from the following (to the extent attributable to the following), shall constitute a Material Adverse Effect or be considered in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur:

(i) any change or development in general or industry economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States, France or any other jurisdiction, except to the extent that such change or development affects the FMCTI Group, the Technip Group or the Topco Group, respectively, in a disproportionate manner relative to other businesses operating in the industries in which the FMCTI Group, the Technip Group or the Topco Group, respectively, operate;

3

(ii) any change or development to the extent resulting from the execution and delivery of this Agreement or the public announcement, pendency or consummation of the Mergers or any of the other transactions contemplated by this Agreement (in the case of execution and delivery of this Agreement, or consummation of the Mergers or any of the other transactions contemplated by this Agreement, other than for purposes of any representation or warranty the purpose of which is to address the consequences resulting therefrom, including Section 4.4), including stockholder litigation and the impact of such changes or developments on the relationships, contractual or otherwise, of such party or any of its Subsidiaries with employees, labor unions, clients, customers, suppliers or partners;

(iii) any change or development to the extent resulting from any failure of the FMCTI Group, the Technip Group or the Topco Group, respectively, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect);

(iv) any change, in and of itself, in the market price, credit rating (with respect to such party or its securities) or trading volume of such party’s securities (it being understood that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect);

(v) any change in applicable Law or GAAP or IFRS (or, in each case, authoritative interpretation thereof), except to the extent that such change or development affects the FMCTI Group, the Technip Group or the Topco Group, respectively, in a disproportionate manner relative to other businesses operating in the industries in which the FMCTI Group, the Technip Group or the Topco Group, respectively, operate;

(vi) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism (including cyberterrorism), or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the MOU, except to the extent that such change or development affects the FMCTI Group, the Technip Group or the Topco Group, respectively, in a disproportionate manner relative to other businesses operating in the industries in which the FMCTI Group, the Technip Group or the Topco Group, respectively, operate;

(vii) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent that such change or development affects the FMCTI Group, the Technip Group or the Topco Group, respectively, in a disproportionate manner relative to other businesses operating in (A) the geography affected by such change or development and (B) the industries in which the FMCTI Group, the Technip Group or the Topco Group, respectively, operate; or

(viii) any change or development to the extent resulting from any action by any member of the FMCTI Group, the Technip Group or the Topco Group, respectively, that is expressly required to be taken by this Agreement, including the completion of the Preliminary Transactions.

4

“Material Employee Jurisdiction” means the United States of America, France and Norway.

“MINEFI Clearance” means that the French Ministry for Economy, Industry and the Digital Sector (“MINEFI”) shall have either (a) notified Topco, Technip or FMCTI that it has approved the Technip Merger under Articles L. 151-3 and R. 153-1 et seq. of the French Monetary and Financial Code or that its approval was not required or (b) had its approval deemed granted following notification pursuant to Articles L. 151-3 and R. 153-1 et seq. of the French Monetary and Financial Code

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means, with respect to any Person, the certificate of incorporation, articles of association, limited liability company agreement, bylaws or similar organizational documents of such Person.

“Permitted Liens” means (a) Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by FMCTI or Technip, as applicable, or its Subsidiaries and for which appropriate reserves have been established in accordance with IFRS; (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, contractors’ or other similar Liens arising or incurred in the ordinary course of business consistent with past practice relating to obligations that are not yet due and payable or that are being diligently contested in good faith by appropriate proceedings by FMCTI or Technip, as applicable, or its Subsidiaries; (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over the Owned Real Property or Leased Real Property of FMCTI or Technip, as applicable, which are not violated by the current use and operation of the Owned Real Property or Leased Real Property of FMCTI or Technip, as applicable; (d) purchase money Liens, Liens in favor of landlords or lessors incurred in the ordinary course of business consistent with past practice with respect to Contracts for Leased Real Property and Liens securing rental payments under capital lease arrangements; (e) other Liens that (i) do not and would not reasonably be expected to materially impair the value or continued use of the property or assets to which such Liens relate or (ii) which would be shown by a current title report or other similar report; and (f) any Lien, condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture (including with respect to any vessel), estate, trust, association, organization, Governmental Entity or Self-Regulatory Organization or other entity of any kind or nature.

“Regulatory Authority” means any and all relevant regulatory agencies or authorities of the United States, France, the United Kingdom, any member state in the EEA and other foreign regulatory agencies or authorities, in each case only to the extent that such agency or authority has authority and jurisdiction in the particular context.

5

“Self-Regulatory Organization” means any United States or non-United States commission, board, agency or body that is not a Governmental Entity but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, electronic communication networks, insurance companies or agents, investment companies or investment advisers, including the NYSE and Euronext Paris.

“Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries. For the avoidance of doubt, Topco and each Transaction Entity shall be deemed a Subsidiary of FMCTI for purposes of this Agreement.

“Superior Proposal” means, with respect to FMCTI or Technip, a bona fide Acquisition Proposal that did not result from a breach of Section 5.2(a) or Section 5.2(h) and as to which the party recipient of the Acquisition Proposal complied with Section 5.2(b) and Section 5.2(c) for or in respect of more than fifty (50%) of the outstanding FMCTI Shares or Technip Shares (as applicable) or more than fifty (50%) of the assets of FMCTI and its Subsidiaries, on a consolidated basis, or Technip and its Subsidiaries, on a consolidated basis, as applicable, in each case on terms that the FMCTI Board or the Technip Board, as applicable, determines in good faith (following receipt of the advice of its financial advisors and outside legal counsel), taking into account, among other things, (a) all legal, financial, regulatory, timing and other aspects of the Acquisition Proposal and this Agreement deemed relevant by such Board (including conditions to, expected timing and risks of consummation of, and the ability of the party making such proposal to obtain financing for such Acquisition Proposal), (b) in the case of Technip, the corporate interest (intérêt social) of Technip, and (c) any improved terms that Technip (in the case of an Acquisition Proposal for FMCTI) or FMCTI (in the case of an Acquisition Proposal for Technip) may have offered pursuant to Section 5.2, is more favorable to FMCTI and Technip and their respective stockholders, as the case may be, than the transactions contemplated by this Agreement (after taking into account any such improved terms).

“Technip Group” means Technip and its Subsidiaries, taken as a whole.

“Trade Sanctions” means economic or trade sanctions administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Vessel” means any watercraft used, or capable of being used, as a means of transportation on water which is owned by and registered in the name of either Technip or FMCTI or any of their respective Subsidiaries or Joint Ventures or leased by any of the foregoing pursuant to a lease on a demise or bareboat charter basis or pursuant to an operating agreement constituting a capital lease obligation.

“willful and material breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would reasonably be expected to, individually or in the aggregate with other breaches, cause a material breach of this Agreement, and “willfully and materially” shall have a corresponding meaning.

6

Other Defined Term References

Defined Term	Section
Accounting Firm	Section 5.4(a)
Admission Prospectus	Section 5.3(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.2(a)
AMF	ARTICLE IV
Anti-Corruption Laws	Section 4.25(b)
Bankruptcy and Equity Exception	Section 4.3(a)
Bribery Act	Section 4.25(b)
Change in FMCTI Recommendation	Section 5.3(d)
Change in Technip Recommendation	Section 5.3(e)
Closing	Section 1.3
Code	Section 1.7(a)(i)
Compensation Integration Committee	Section 5.18(a)
Compensation Integration Program	Section 5.18(a)
Competition Approvals	Section 4.5
Confidentiality Agreement	Section 8.8
Consents	Section 5.5(a)
Covered Benefit Plans	Section 4.10
Creditors	Section 5.3(a)
Cross-Border Merger Terms	Recitals
DGCL	Recitals
DLLCA	Recitals
EEA	Section 5.3(a)
English Court	Section 1.3
English Law	Recitals
Environmental Claim	Section 4.17
Environmental Laws	Section 4.17
Environmental Permits	Section 4.17
EU Listing Applications	Section 5.3(b)
Exchange Act	Section 5.13
Exchange Agent	Section 1.1, Section 1.1
Exchange Fund	Section 1.9(a)
Excluded Technip Share	Section 1.5(a)(i)
Expense Reimbursement for FMCTI	Section 7.5(c)(iii)
Expense Reimbursement for Technip	Section 7.5(b)(iii)
Expenses	Section 5.1
FCPA	Section 4.25(b)
FMCTI	Preamble
FMCTI Board	Recitals
FMCTI Book-Entry Interests	Section 1.9(b)(ii)
FMCTI Certificate	Section 1.9(b)(i)
FMCTI Certificate of Merger	Section 1.4(b)

7

FMCTI Change in Recommendation Notice	Section 5.2(e)
FMCTI Disclosure Letter	ARTICLE IV
FMCTI Effective Time	Section 1.4(c)
FMCTI Exchange Ratio	Recitals
FMCTI Financial Statements	Section 4.6(b)
FMCTI Merger	Recitals
FMCTI Merger Consideration	Section 1.6(a)(i)
FMCTI Merger Surviving Corporation	Section 1.2(b)
FMCTI Preferred Stock	Section 4.2(a)
FMCTI Recommendation	Recitals
FMCTI Reports	ARTICLE IV
FMCTI Requisite Vote	Section 4.3(a)
FMCTI Shares	Recitals
FMCTI Stock Awards	Section 1.7(b)(v)
FMCTI Stock Plan	Section 1.7(b)(i)
FMCTI Stockholders’ Meeting	Section 5.3(d)
FMCTI Termination Payment	Section 7.5(b)(i)
French Law	Recitals
French Merger Regulations	Recitals
French Tax Code	Recitals
GAAP	Section 4.6(b)
Government Official	Section 4.25(a)(ii)
Governmental Entity	Section 4.5
HMRC	Section 5.1(l)
HSR Act	Section 4.5(a)
ICC Rules	Section 8.5(b)
IFRS	Section 4.6(c)
Information Document	Section 5.3(b)
Intellectual Property	Section 4.14(a)
IRS	Section 4.10(f)
Joint Ventures	Section 4.24(a)
knowledge of FMCTI	Section 8.12(a)
knowledge of Technip	Section 8.12(a)
Law	Section 4.8
Leased Real Property	Section 4.19(b)
Lien	Section 4.2(c)
Material Intellectual Property	Section 4.14(b)
Maximum FMCTI Insurance Amount	Section 5.12(a)
Maximum Technip Insurance Amount	Section 5.12(b)
Merger Consideration	Section 1.6(a)(i)
Merger Effective Date	Section 1.3
Merger Terms Publication	Section 5.3(a)
Mergers	Recitals
MOU	Preamble
New Plans	Section 5.18(b)
NYSE Listing Application	Section 5.3(b)

8

OFAC	Section 4.25(d)
Old Plans	Section 5.18(b)
Orders	Section 4.9
Owned Real Property	Section 4.19(a)
Permits	Section 4.8
Preliminary Transactions	Recitals
Pre-Merger Certificates	Section 5.4(b)
Proxy Statement/Prospectus	Section 5.3(b)
Registrar	Section 1.4
Registration Statement	Section 5.3(b)
Representatives	Section 5.6
SEC	Section 1.7(d)
Section 16 Person	Section 5.13
Securities Act	Section 5.3(c)
Shareholder Letters	Recitals
Significant Customer	Section 4.189a)
Significant Supplier	Section 4.18(b)
Tax	Section 4.11(k)
Tax Return	Section 4.11(k)
Taxable	Section 4.11(k)
Taxation	Section 4.11(k)
Technip	Preamble
Technip Bonds	Section 5.15
Technip Change in Recommendation Notice	Section 5.2(f)
Technip Depositary	Section 1.5(a)(ii)
Technip Disclosure Letter	ARTICLE IV
Technip Effective Time	Section 1.4(c)
Technip Equity Right	Section 1.7(a)(ii)
Technip Exchange Ratio	Recitals
Technip Expert Report	Section 5.4(a)
Technip Extraordinary Stockholders’ Meeting	Section 5.3(e)
Technip Financial Statements	Section 4.6(c)
Technip Intended French Tax Treatment	Recitals
Technip Merger	Recitals
Technip Merger Consideration	Section 1.5(a)(i)
Technip Merger Counsel	Section 1.3
Technip Merger Order	Section 1.3
Technip OCÉANEs	Section 4.2(d)
Technip Recommendation	Recitals
Technip Reports	ARTICLE IV
Technip Requisite Vote	Section 4.3(c)
Technip Shares	Recitals
Technip Special Stockholders’ Meeting	Section 5.3(e)
Technip Stock Awards	Section 1.7(a)(ii)
Technip Stock Option	Section 1.7(a)(i), Section 1.7(a)(i)
Technip Stock Plans	Section 1.7(a)(i)

9

Technip Stockholders’ Meetings	Section 5.3(e)
Technip Termination Payment	Section 7.5(c)(i)
Termination Date	Section 7.2(a)
Topco	Preamble
Topco Articles of Association	Section 2.1
Topco Board	Recitals
Topco Capital Increase	Section 5.14
Topco Equity Right	Section 1.7(a)(ii)
Topco Group	Section 2.3
Topco Shares	Recitals
Topco Stock Awards	Section 1.7(a)(ii)
Topco Stock Option	Section 1.7(a)(i)
Topco Stockholders’ Meeting	Section 5.3(a)
Transaction Entities	Recitals
Transaction Entity	Recitals
U.S. Merger Sub	Recitals
UK Merger Regulations	Recitals
UK Technip Board	Recitals
UKLA	Section 2.3(c)
Unvested FMCTI Stock Awards	Section 1.7(b)(iv)
VAT	Section 7.5(e)
Vested FMCTI Equity Right	Section 1.7(b)(ii)

10

EXHIBIT A:

Form of Topco Articles of Association

[Attached]

[See Exhibit 2.3]

EXHIBIT B:

Corporate Governance Guidelines of Topco

[Attached]

[See Exhibit 2.4]